UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Quantum Corporation
(Name of Registrant as Specified In Its Charter)

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QUANTUM CORPORATION
__________________________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
__________________________________
TO BE HELD ON
August 23, 2017
TO THE STOCKHOLDERS:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting” or “Meeting”) of Quantum Corporation (the “Company” or “Quantum”), a Delaware corporation, will be held on August 23, 2017 at 8:00 a.m., Pacific Daylight Time, at 1731 Technology Drive, Suite 230, San Jose, CA 95110, for the following purposes:

1.	To elect seven directors to serve until the next annual meeting of stockholders or until their successors are elected and duly qualified;
2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending March 31, 2018;
3.	To adopt a resolution approving, on an advisory basis, the compensation of the Company’s named executive officers;
4.	To approve an amendment to the Company’s 2012 Long-Term Incentive Plan;
5.	To approve and ratify an amendment to the Company’s Executive Officer Incentive Plan;
6.	To adopt an amendment to the Company's Certificate of Incorporation to effect a reduction in the number of authorized shares of common stock; and
7.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.
Only stockholders of record at the close of business on July 6, 2017 are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.
All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Meeting, you are urged to submit your proxy via the Internet or telephone or vote, sign, date and return your proxy card as promptly as possible in the postage-prepaid envelope provided for that purpose.

By Order of the Board of Directors,

San Jose, California	Shawn D. Hall
July 12, 2017	Senior Vice President, General Counsel and Secretary

QUANTUM CORPORATION

INDEX
Page
Number
INFORMATION CONCERNING SOLICITATION AND VOTING	4
BOARD OF DIRECTORS AND COMMITTEES	9
PROPOSAL ONE
ELECTION OF DIRECTORS	19
PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	20
PROPOSAL THREE
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION	21
PROPOSAL FOUR
ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE COMPENSATION	23
PROPOSAL FIVE
APPROVAL OF AN AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN	32
PROPOSAL SIX
ADOPTION OF AN AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY TO REDUCE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK	35
COMPENSATION DISCUSSION AND ANALYSIS	38
REPORT OF THE LEADERSHIP AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS	53
RISKS RELATED TO COMPENSATION POLICIES AND PRACTICES	54
EXECUTIVE COMPENSATION	55
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL	59
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	61
AUDIT AND AUDIT-RELATED FEES	62
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	63
TRANSACTIONS WITH RELATED PERSONS	64
COMMUNICATING WITH THE COMPANY	65
OTHER MATTERS	65

QUANTUM CORPORATION
___________________
PROXY STATEMENT
____________________
INFORMATION CONCERNING SOLICITATION AND VOTING
General
These proxy materials are provided on behalf of the board of directors (the "Board") of Quantum Corporation ("Quantum" or the "Company") in connection with the Board’s solicitation of your proxy for use at the annual meeting of stockholders (the “Annual Meeting”) of Quantum for the purposes set forth herein. The Annual Meeting will be held on August 23, 2017 at 8:00 a.m., Pacific Daylight Time, at 1731 Technology Drive, Suite 230, San Jose, CA 95110. The Company’s telephone number is 408-944-4000 and the Internet address for its website is http://www.quantum.com.
Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials by notifying you of the availability of our proxy materials on the Internet. A Notice of Internet Availability (the “Notice”) identifying the website where the proxy materials will be made available; the date, time and location of the Annual Meeting; the proposals to be voted on at the Annual Meeting and the Board's recommendation with regard to such proposals; and a toll-free telephone number and website where stockholders can vote will be mailed to our stockholders as of the Record Date (as defined below). The Notice will also provide instructions on how to request that we send you future proxy materials by mail or email. The Notice was mailed and our proxy materials are first being made available on or about July 12, 2017 to all stockholders entitled to vote at the Meeting.
Record Date; Outstanding Shares
Stockholders of record at the close of business on July 6, 2017 (the “Record Date”) are entitled to notice of and to vote at the Meeting. At the Record Date, 34,448,518 shares of the Company’s Common Stock were issued and outstanding. Other than the Common Stock, the Company has no other voting securities entitled to vote at the Annual Meeting.
Voting
With respect to matters other than the election of directors, each share of Common Stock is entitled to one vote, as provided in the Company’s Amended and Restated Certificate of Incorporation. Accordingly, a total of 34,448,518 votes may be cast at the Meeting with respect to matters other than the election of directors. For voting with respect to the election of directors, stockholders may cumulate their votes. Cumulative voting means that a stockholder has the right to give any one candidate who has been properly placed in nomination a number of votes equal to the number of directors to be elected multiplied by the number of shares the stockholder is entitled to vote, or to distribute such votes on the same principle among as many properly nominated candidates (up to the number of persons to be elected) as the stockholder may wish. For example, if you own 100 shares of Common Stock, and there are seven directors to be elected at the Annual Meeting, you could cast a total 700 “FOR” votes (seven times one hundred) among as few or as many of the seven nominees to be voted on at the Meeting as you choose.
Stockholders of record with Internet access may submit proxies by following the “Vote by Internet” instructions or may vote by telephone by following the “Vote by Phone” instructions on the Notice. If you requested printed copies of the proxy materials to be mailed to you, you can complete, sign and date the proxy card and return it in the prepaid envelope provided. Stockholders who hold shares beneficially in street name may vote by the methods specified on the voting instruction card provided by their broker, bank or nominee. Stockholders may also vote by attending the Annual Meeting and voting in person while the polls are open.
Revocability of Proxies
Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing a written notice of revocation bearing a later date than the proxy with the Secretary of the Company (currently Shawn D. Hall) at or before the taking of the vote at the Meeting, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of the Company at or before the taking of the vote at the Annual Meeting, (iii) voting on a later date by telephone or via the Internet, or (iv) attending the Annual Meeting and voting in person while the voting polls are open (although attendance at the Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy must be delivered to the Secretary of the Company before the Meeting.
Quorum; Abstentions; Broker Non-Votes
A majority of the shares of Common Stock issued and outstanding on the Record Date will constitute a quorum for the transaction of business at the Annual Meeting.
While there is no definite statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and

(ii) the total number of shares entitled to vote at the Annual Meeting with respect to a proposal. Abstentions are treated as “votes cast” with respect to proposals requiring stockholder approval under NYSE rules and Quantum will also treat abstentions as “votes cast” for purposes of proposals for which we are requesting stockholder approval for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Thus, an abstention has the effect of a vote against Proposal Four regarding the amendment of our 2012 Long-Term Incentive Plan and Proposal Five regarding the approval of the amendment of the Executive Officer Incentive Plan. For proposals requiring approval of a majority of the shares of Common Stock present in person or represented by proxy at the annual meeting and entitled to vote, as well as the proposal requiring approval of a majority of our outstanding shares of Common Stock, abstentions will count as votes against the proposal. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner.
Under rules that govern brokers, banks and other agents that are record holders of Company stock held in brokerage accounts for their clients who beneficially own the shares, such record holders who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on certain matters (“discretionary matters”), but do not have discretion to vote uninstructed shares as to certain other matters (“non-discretionary matters”). Accordingly, a broker may vote on behalf of a beneficial owner from whom the broker has not received voting instructions that casts a vote with regard to discretionary matters but expressly states that the broker is not voting as to non-discretionary matters. All matters on the agenda for the Annual Meeting, other than the ratification of the Company’s auditors and the amendment of our Certificate of Incorporation to reduce the number of authorized shares of common stock of the Company, are non-discretionary. It is important that you provide instructions to your broker if your shares are held by a broker so that your votes are counted.
Voting Requirements
For Proposal One, election of directors, approval by a majority of votes cast is required, and stockholders may cumulate their votes. A majority of votes cast means that the number of shares voted “for” a director exceeds the number of votes cast “against” the director. If an incumbent director in an uncontested election does not receive a majority of votes cast for his or her election, the director is required to submit a letter of resignation to the Board of Directors for consideration by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee will recommend to the Board whether to accept or reject the tendered resignation, and the Board will act on the committee's recommendation. Please see the sections entitled “Voting” above and “Additional Information on the Mechanics of Cumulative Voting” below for a description of cumulative voting.
For Proposals Two and Three, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2018 ("Fiscal 2018") and the adoption of a resolution approving, on an advisory basis, the compensation of our named executive officers, respectively, the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter is required. Proposal Three is advisory only; however, the Board and the Leadership and Compensation Committee of the Board consider the input of the Company's stockholders important and will take into account the outcome of the vote when evaluating our future executive compensation programs. For Proposal Four, the approval of an amendment to the Company’s 2012 Long-Term Incentive Plan, approval of a majority of the votes cast is required. For purposes of Proposal Five, the approval of the amendment of the Executive Officer Incentive Plan, approval of a majority of the votes cast is required. In the case of both Proposal Four and Proposal Five, “votes cast” includes all votes for, against and abstentions. For purposes of Proposal Six, amendment of the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) to reduce the number of authorized shares of Common Stock of the Company from 1,000,000,000 to 125,000,000, approval of a majority of the outstanding shares of the Company is required. Proposal Six is referred to as the “Reduction of Authorized Shares Proposal.”
Board of Directors’ Voting Recommendations
The Board recommends that you vote your shares “FOR” each of the Board’s seven nominees that are standing for election to the Board (Proposal One in this Proxy Statement), “FOR” the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal Two in this Proxy Statement), “FOR” the approval of the advisory vote on executive compensation (Proposal Three in this Proxy Statement), “FOR” the approval of an amendment to the Company’s 2012 Long-Term Incentive Plan (Proposal Four in this Proxy Statement), “FOR” the approval of an amendment to the Company’s Executive Officer Incentive Plan (Proposal Five in this Proxy Statement), and “FOR” an amendment to the Company's Certificate of Incorporation to effect a reduction in the number of authorized shares of common stock (Proposal Six in this Proxy Statement). As of the date of this Proxy Statement, the Company is not aware of any other matter that may be voted on at the Annual Meeting. The proxy solicited for the Annual Meeting by the Board grants the proxy holders discretionary authority to vote on any other matter (other than Proposals One through Six) that may be properly brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
VIEX Settlement Agreement and our Director Nominees
On March 2, 2017, the Company entered into a settlement agreement (the “Settlement Agreement”) with VIEX Capital Advisors, LLC (collectively with its affiliates, “VIEX”) related to VIEX’s solicitation of nominees for election to the Board at the annual meeting of stockholders held on March 31, 2017 (the “March Annual Meeting”) pursuant to VIEX’s proxy statement filed with the SEC on February 23, 2017. As part of the Settlement Agreement, the Company decreased the number of seats on the board of directors (the “Board”) from nine to seven, effective as of the March Annual Meeting, and nominated as new directors Raghavendra Rau and John Mutch, each of whom was initially a VIEX nominee. At the March Annual Meeting, Messrs. Rau and Mutch, as well as Paul R. Auvil III, Gregg J. Powers, Clifford Press, Jon W. Gacek, and David E. Roberson were elected to the Board.

Pursuant to the Settlement Agreement, the Company agreed to make certain changes to the composition of the Board following the March Annual Meeting. Specifically, the Company agreed to engage Korn/Ferry in connection with the identification of candidates to serve as new independent directors and agreed to recruit and appoint two new independent directors within 60 days of the March Annual Meeting at which time Messrs. Gacek and Mutch would resign from the Board, and one additional independent director within 90 days of the March Annual Meeting at which time Mr. Roberson would resign from the Board. VIEX had a right to approve the new, independent candidates prior to the candidates being presented to the Board. On May 1, 2017, pursuant to the Settlement Agreement, Marc Rothman and Adalio Sanchez were appointed to the Board, and Messrs. Mutch and Gacek resigned from the Board. Effective May 31, 2017, pursuant to the Settlement Agreement, Alex Pinchev was appointed to the Board and Mr. Roberson resigned. We refer to Messrs. Rothman, Sanchez and Pinchev as “Replacement Directors”. Mr. Gacek continues to serve as the Chief Executive Officer of the Company.
Pursuant to the Settlement Agreement, the Company has nominated all of the existing directors: Messrs. Auvil, Pinchev, Powers, Press, Rau, Rothman, and Sanchez for election at the Annual Meeting. Under the terms of the Settlement Agreement, the Company is not obligated to nominate Messrs. Press or Rau or any of the Replacement Directors for election at the Annual Meeting if (i) (A) the standstill period described in the Settlement Agreement has terminated, and (B) VIEX is soliciting proxies with respect to the election of directors in opposition to the Company at the Annual Meeting or taking any action to support a solicitation of proxies with respect to the election of directors in opposition to the Company at the Annual Meeting, or (ii) VIEX holds less than 1% of the Company’s then outstanding Common Stock. The Company has not received notice that VIEX intends to solicit proxies with respect to the election of directors in opposition to the Company at the Annual Meeting or taking any action to support any other solicitation of proxies with respect to the election of directors in opposition to the Company at the Annual Meeting and the Company believes the standstill period remains in effect. So long as the standstill period remains in effect, VIEX is required to vote ratably all of the shares of Common Stock that it beneficially owns for the election of each of the Company’s director nominees at the Annual Meeting.
Stockholder Proposals for Inclusion in the Company’s Proxy Materials Pursuant to Rule 14a-8
Stockholders may submit proposals for consideration at future stockholder meetings. For a stockholder proposal to be considered for inclusion in the Company’s proxy statement for the Annual Meeting for the fiscal year ending March 31, 2018 (the “Next Annual Meeting”), the Secretary of the Company must receive the written proposal at the Company’s principal executive offices no later than March 14, 2018. Such proposals must also comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials and with the notice procedures set forth in the Company’s Bylaws. Stockholders should contact the Secretary of the Company in writing at 224 Airport Parkway, Suite 550, San Jose, CA 95110, to make any submission or to obtain additional information as to the proper form and content of submissions.
Stockholder Proposals Not Intended for Inclusion in the Company’s Proxy Materials Pursuant to Rule 14a-8
Proposals Other than for Nominees to the Board of Directors
Proposals of stockholders of the Company which are to be presented at the Next Annual Meeting may be made by a stockholder of the Company who is a stockholder at the time of submitting such proposal and at the time of the record date set for that meeting and who complies with the notice procedures set forth in the Company’s Bylaws. Such proposals must be received by the Secretary of the Company not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which the Company first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the Annual Meeting (see Section 2.4(i)(a) of the Company’s Bylaws); provided, however, that in the event that the date of the Next annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous annual meeting, then, for notice by the stockholder to be timely, it must be so received by the Secretary of the Company not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the tenth day following the day on which public announcement of the date of such annual meeting is first made. The stockholder’s submission must include the information specified in Section 2.4(i)(b) of the Company’s Bylaws. The Company’s Bylaws are available on the Corporate Governance – Governance Documents section of the About Us / Investor Relations portion of our website at www.quantum.com.
Proposals not meeting the requirements of the immediately preceding paragraph will be considered untimely and will not be entertained at the Next Annual Meeting. Stockholders should contact the Secretary of the Company in writing at 224 Airport Parkway, Suite 550, San Jose, CA 95110, to make any submission or to obtain additional information as to the proper form and content of submissions.
As of the date of this Proxy Statement, we are not aware of any stockholder intending to present a stockholder proposal from the floor at this year’s Annual Meeting. The proxy solicited for the Annual Meeting by the Board grants the proxy holders discretionary authority to vote on any other matter (other than Proposals One through Six) that may be properly brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
Proposals for Nominees to the Board of Directors
Nominations of persons for election to the Board may be made by a stockholder of the Company who is a stockholder at the time of submitting such nomination and at the time of the record date set for that meeting and who complies with the notice procedures set forth in the Company’s Bylaws. Such nominations, other than those made by or at the direction of the Board, shall be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a stockholder’s notice must be received by the Secretary of the Company not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which the Company first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for this year’s Annual Meeting); provided, however, that in the event that the date of the Next Annual Meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous annual meeting, then, for notice by the stockholder to be timely, it must be so received by the Secretary of the Company not earlier than the close of business on the 120th day prior to the Next Annual Meeting and not later than the close of business on the later of (i) the 90th day prior to the Next Annual Meeting, or (ii) the tenth day following the day on which public announcement of the date of the Next Annual Meeting is first made (see Sections 2.4(i)(a) and (ii)(a) of the Company’s Bylaws). The stockholder’s submission must include the information specified in Section 2.4(ii)(b) of the Company’s Bylaws. The Company’s Bylaws are available on the Corporate Governance - Governance Documents section of the About Us / Investor Relations portion of our website at www.quantum.com.
Proposals for nominees to the Board not meeting the requirements of the immediately preceding paragraph will be considered untimely and will not be entertained at the Next Annual Meeting. Stockholders should contact the Secretary of the Company in writing at 224 Airport Parkway, Suite 550, San Jose, CA 95110, to make any submission or to obtain additional information as to the proper form and content of submissions.
Householding and Requesting Paper or Email Copies of Materials
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to such stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Quantum and some brokers household proxy materials unless contrary instructions have been received from one or more of the affected stockholders. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice or separate proxy materials, or if you are receiving multiple copies of the Notice or proxy materials and wish to receive only one, please so indicate by (i) contacting Broadridge Financial Solutions, Inc. (“Broadridge”) by telephone at 1-866-540-7095 (have your Notice or proxy card in hand when you call and then follow the instructions), or (ii) writing to Broadridge at Broadridge c/o Householding Department, 51 Mercedes Way, Edgewood, NY 11717, or (iii) contacting Quantum’s Investor Relations Department by telephone at 212-331-8433 if you are a registered stockholder and contacting your broker if you hold shares beneficially in street name. Each stockholder who participates in householding will continue to be able to access or receive a separate proxy card.
The Notice provides you with instructions about how to: view our proxy materials for the Annual Meeting via the Internet; and request that we send our future proxy materials to you by mail or by email. By accessing the proxy materials via the Internet or choosing to receive your future proxy materials by email, you will save us the cost of printing and mailing documents to you and will reduce the impact of our annual stockholders' meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. If you choose to receive future proxy materials by mail, you will receive a paper copy of those materials, including a form of proxy. Your election to receive proxy materials by mail or email will remain in effect until you notify us that you are terminating your request.
Solicitation
The Company will bear the cost of soliciting proxies, including the preparation, assembly, Internet hosting, printing and mailing of this Proxy Statement, the Notice, the proxy card and any other proxy materials furnished to stockholders by the Company in connection with the Annual Meeting. The Company may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may be solicited by certain of the Company’s directors and officers, without additional compensation, personally or by telephone, email or otherwise.
If You Receive More than One Notice or Proxy Card
If you hold your shares of Common Stock in more than one account, you will receive a Notice (or proxy card if you have requested printed materials) for each account. To ensure that all of your shares of Common Stock are voted, please vote in accordance with each Notice provided or sign, date and return the proxy card for each account. You should vote all of your shares of Common Stock.
Attending the Annual Meeting
All stockholders are cordially invited to attend the Annual Meeting. However, to ensure your representation at the Annual Meeting, you are urged to submit your proxy via the Internet or telephone or vote, sign, date and return your proxy card as promptly as possible in the postage-prepaid envelope provided for that purpose. If you attend the Annual Meeting, are a holder of record, and vote by ballot you will revoke any previous vote you submitted. If you hold your shares through a bank or broker (or other financial intermediary) and wish to attend the Annual Meeting for purposes of voting, you will need to obtain a proxy from your bank or broker in order to do so.
Additional Information on the Mechanics of Cumulative Voting
In the election of directors, you may choose to cumulate your vote. Cumulative voting applies only to the election of directors and allows you to allocate among the director nominees, as you see fit, the total number of votes equal to the number of director positions to be filled multiplied by the number of shares you hold. For example, if you own 100 shares of stock and there are 7 directors to be elected at the Annual

Meeting, you may allocate 700 “FOR” votes (7 times 100) among as few or as many of the 7 nominees to be voted on at the annual meeting as you choose. You may not cumulate your votes against a nominee.
If you are a stockholder of record and choose to cumulate your votes, you will need to submit a proxy card and make an explicit statement of your intent to cumulate your votes by so indicating in writing on the proxy card. If you hold shares beneficially through a broker, trustee or other nominee and wish to cumulate votes, you should contact your broker, trustee or nominee. You will not be able to submit vote allocation instructions for director elections if you grant a proxy by telephone or the Internet, thus, if you wish to cumulate your votes, you should request a paper proxy card.
If you vote by proxy card or voting instruction card and sign your card with no further instructions, Jon W. Gacek and Shawn D. Hall as proxy holders, may cumulate and cast your votes in favor of the election of some or all of the applicable nominees in their sole discretion, except that none of your votes will be cast for any nominee as to whom you vote against or abstain from voting.

BOARD OF DIRECTORS AND COMMITTEES
The Board’s key roles include, but are not limited to: (i) the selection and evaluation of the Company’s Chief Executive Officer (“CEO”), and overseeing CEO succession planning; (ii) advising the CEO and management on the Company’s fundamental strategies; (iii) reviewing and approving the CEO’s objectives; (iv) approving acquisitions, divestitures and other significant corporate actions; (v) advising the CEO on the performance of senior management, and significant organizational changes, including succession planning; and (vi) approving the annual operating financial plan.
The names of our directors and the nominees for election as directors and certain information about them as of June 1, 2017, are set forth below. There are no family relationships between any directors or executive officers of the Company.

Name of Director or Nominee	Age	Director Since	Principal Occupation
Paul R. Auvil III(1)(3)	53	2007	Chief Financial Officer, Proofpoint, Inc.
Alex Pinchev(2)	67	2017(4)	Founder, Chief Executive Officer, Angel Investor, Capri Ventures LLC
Gregg J. Powers(3)	54	2013	Chief Executive Officer, Private Capital Management, LLC Chairman, Private Capital Management, LLC
Clifford Press(3)	63	2016	Managing Member, Oliver Press Partners, LLC
Raghavendra Rau(1)(2)	68	2017(5)	Management Consultant
Marc E. Rothman(1)	52	2017(6)	Executive Vice President and Chief Financial Officer, VeriFone Inc.
Adalio T. Sanchez(2)	58	2017(7)	President, S Group Advisory LLC

(1)	Member of the Audit Committee.
(2)	Member of the Leadership and Compensation Committee.
(3)	Member of the Corporate Governance and Nominating Committee.
(4)	Joined the Board and the Leadership and Compensation Committee on May 31, 2017.
(5)	Joined the Board, the Audit Committee and the Leadership and Compensation Committee on March 31, 2017.
(6)	Joined the Board and the Audit Committee effective May 4, 2017.
(7)	Joined the Board and the Leadership and Compensation Committee effective May 4, 2017.
Director Nominees
Mr. Paul R. Auvil III has served as Chief Financial Officer of Proofpoint, Inc. since March 2007, leading the company’s public offering in April of 2012. Prior to joining Proofpoint, Mr. Auvil was an entrepreneur-in-residence with Benchmark Capital, a venture capital firm, from October 2006 to March 2007. While at Benchmark, he evaluated a broad range of investments and advised various portfolio companies throughout the technology industry. From August 2002 to July 2006, he held the position of Chief Financial Officer of VMware, Inc., a global leader in virtualization and cloud infrastructure companies. Prior to that, Mr. Auvil served for four years as Chief Financial Officer at Vitria Technology, where he led various aspects of the company’s financial and business operations, executing both an initial and secondary public offering during his tenure. Earlier in his career, he spent 10 years at VLSI Technology, ultimately becoming Vice President and General Manager of its Internet and Secure Products Division. Mr. Auvil holds a Bachelor of Engineering degree from Dartmouth College and a Master of Management degree from the J.L. Kellogg Graduate School of Management at Northwestern University. Mr. Auvil joined the Board in 2007. He is the Chairman of Quantum’s Board and is a member of the Company’s Corporate Governance and Nominating Committee as well as the Audit Committee. With a career in finance and technology spanning more than 25 years, Mr. Auvil brings valuable management, financial and corporate leadership experience to Quantum. In particular, he brings to the Board a deep understanding of financial reporting, corporate finance, accounting and capital markets; senior management experience at technology companies relevant to Quantum’s business; and expertise on issues facing public companies and governance matters. As a trained engineer, Mr. Auvil also holds patents related to digital video compression in Japan and high-speed, PCI compatible on-chip data bus in the U.S., which demonstrates his extensive technological expertise and provides valuable insight to our Board on the critical role of innovation and strategic growth direction.
Mr. Alex Pinchev is currently founder, Chief Executive Officer and angel investor at Capri Ventures LLC, a strategic advisory services firm for technology startups that he founded in 2013. From January 2016 to February 2017, Mr. Pinchev served as Executive Vice President and then President of Global Sales and Marketing at Rackspace, a leader in managed cloud services. From 2012 to 2013, he was President and Chief Executive Officer of Acronis, a data protection and disaster recovery software company. Prior to that, Mr. Pinchev spent nine years at Red Hat, a leading provider of open source software, in senior roles that included Executive Vice President and President of Global Sales, Services and Field Marketing, President of International Operations and Executive Vice President of Worldwide Sales. Earlier in his career, he was founder and Chief Executive Officer of MainControl, a technology infrastructure management software company, and founder, President and Chief Executive Officer of Interchip GmbH, a provider of software development, marketing and integration services for large corporations in Central Europe. Mr. Pinchev also serves on the boards of the following privately held companies: Apprenda, which creates and supports application platforms for both cloud native and traditional application workloads; Siemplify, which provides an orchestration and incident response platform built for security professionals; XebiaLabs, which focuses on accelerating development, testing, provisioning and deployment cycles for applications; Logi Analytics, which supports business intelligence initiatives and Netwrix, which offers IT auditing solutions for systems and applications across IT infrastructure. Mr. Pinchev joined the Board on May 31, 2017. He is a member of Quantum’s Leadership and Compensation Committee.  We believe that Mr. Pinchev possesses specific attributes that qualify him to serve as a member of the Board, including his executive experience and his industry expertise.
Mr. Gregg J. Powers serves as Chairman and Chief Executive Officer of Private Capital Management LLC (along with its successor entities “PCM”), a provider of equity portfolio management. After joining PCM in 1988, he became co-portfolio manager during the mid-1990s, focusing on the firm’s primary underwriting of investments in technology, healthcare and telecommunications. He was named President of PCM in 1999, Chief Executive Officer in 2008 and Chairman in 2009. As portfolio manager, Mr. Powers oversees all aspects of the investment of PCM client portfolios. He also currently serves as Chairman of the Board of Directors of Alere, Inc., a global leader in near-patient diagnosis, monitoring and health information technology. Mr. Powers has a Bachelor of Science degree in Finance from the University of Florida. Mr. Powers joined the Board in 2013. He is the Chair of Quantum’s Corporate Governance and Nominating Committee. Mr. Powers offers critical investor insights and shareholder representation to the Quantum Board, helping to guide the Company’s strategic direction and overall operational and financial performance. He also brings deep financial expertise, providing an understanding of corporate finance, accounting and capital markets.
Mr. Clifford Press has served as a member of the Company's Board since April 2016. He is an experienced governance oriented investor, and has served on the Boards of Directors of numerous public companies in the course of his career. Mr. Press also currently serves as a director of Drive Shack, Inc., a golf and leisure company and Stewart Information Services Corporation, a global real estate services company. He received his undergraduate degree from Oxford University in England and in 1983 received an MBA from the Harvard Business School. From 1983 to 1986, he was employed by Morgan Stanley and Co., Incorporated, where he worked in the Mergers and Acquisitions Department. In 1986, he co-founded the investment company Hyde Park Holdings, which engaged in a number of investment and acquisition activities from its founding through March 2003. In 2005, Mr. Press formed Oliver Press Partners, an investment advisory firm. Additionally, from December 2011 to February 2013, Mr. Press served as a director of SeaBright Holdings, Inc., a specialty provider of multijurisdictional workers' compensation insurance. From 2001 to June 2011, Mr. Press served as a director of GM Network Ltd., a private holding company providing Internet-based digital currency services. Mr. Press joined the Board in 2016. He was initially named to the Board pursuant to a settlement agreement between the Company and Starboard Value L.P. He serves as a member of Quantum’s Corporate Governance and Nominating Committee. We believe that Mr. Press possesses specific attributes that qualify him to serve as a member of the Board, including his executive and board experience.
Mr. Raghavendra Rau currently serves as a member of the Board of Directors and Chairman of the Strategy Committee of TiVo Corporation, a creator of personalized and data-driven ways for viewers to discover the right entertainment and for providers to discover the right audiences, a position he has held since May 2015. From November 2011 until October 2014, Mr. Rau served as the Chief Executive Officer of SeaChange International Inc., a provider of digital video systems, software and related services to cable, telecommunications and broadcast television companies worldwide, where he also served as a director from July 2010 until October 2014 and as a member of the Compensation Committee. From November 2010 until December 2014, Mr. Rau served as a director of Aviat Networks, Inc., a global supplier of microwave networking solutions, backed by an extensive suite of professional services and support, where he also served as a member of the Audit Committee. Mr. Rau also previously served as a director of Microtune, Inc., a global leader in RF integrated circuits and subsystem modules, from May 2010 until its acquisition by Zoran Corporation in December 2010, where he also served as a member of the Audit Committee. Mr. Rau served as Senior Vice President of the Mobile TV Solutions Business of Motorola, Inc. ("Motorola") from May 2007 until January 2008, and as Senior Vice President of Strategy and Business Development, Networks & Enterprise of Motorola from March 2006 to May 2007. Mr. Rau served as Corporate Vice President of Global Marketing and Strategy for Motorola from 2005 to 2006, and as Corporate Vice President, Marketing and Professional Services, from 2001 to 2005. From October 1992 to 2001, Mr. Rau served in various positions within Motorola, including as Vice President of Strategic Business Planning and Vice President of Sales and Operations and held positions in Asia and Europe. Mr. Rau is a former Chairman of the QuEST Forum, a collaboration of service providers and suppliers dedicated to telecom supply chain quality and performance, and was a director of the Center for Telecom Management at the University of Southern California. Mr. Rau also served on the Marketing Advisory Board of Cleversafe Inc. which was acquired by IBM. Mr. Rau holds a Bachelor's degree in Engineering from the National Institute of Technology (India) and an MBA from the Indian Institute of Management. Mr. Rau joined the Board on March 31, 2017. He serves as a member of the Audit Committee and the Leadership and Compensation Committee. We believe that Mr. Rau possesses specific attributes that qualify him to serve as a member of the Board, including his executive and board experience.
Mr. Marc E. Rothman is currently Executive Vice President and Chief Financial Officer at VeriFone Systems Inc., which designs, markets and services electronic payment systems for consumers, merchants and financial institutions, a position he has held since February 2013. Before joining VeriFone, Mr. Rothman served as Senior Vice  President and Chief Financial Officer of Motorola Mobility Inc. from 2010 to 2012, and also played a central role in Motorola Mobility’s spinoff from its former parent company, Motorola Inc., as well as its sale to Google in 2012.  Mr. Rothman also served in a number of executive finance positions at Motorola throughout his tenure, beginning in January 2000, including its Chief Financial Officer of its Broadband Communications, Public Safety, Networks and Enterprise and Mobile Devices global business segments, as well as Motorola's Senior Vice President, Corporate Controller and Chief Accounting Officer. From 1995 to 2000, Mr. Rothman served in a number of leadership finance roles at General Instrument, which developed integrated and interactive broadband access solutions, including its Vice President and Corporate Controller.  Prior to that, Mr. Rothman was employed eight years at Deloitte & Touche, Audit Advisory Services. He graduated with a Bachelor's degree in Business from Stockton University (formerly Richard Stockton College)

with Distinction, and is a Certified Public Accountant in California (inactive). Mr. Rothman joined the Board effective May 4, 2017. He is the Chairman of Quantum’s Audit Committee. We believe that Mr. Rothman possesses specific attributes that qualify him to serve as a member of the Board, including his executive experience and his deep financial expertise, including corporate finance, accounting, mergers and acquisitions and capital markets.
Mr. Adalio T. Sanchez is currently President of S Group Advisory LLC, a consulting firm providing expertise and advisory services around strategy, business models, technology, and operational excellence, a position held since June 2015. Mr. Sanchez also serves on the board of directors of ACI Worldwide, Inc. (NASDAQ: ACIW), a software company in the electronics payments market.  From 2014 to 2015, Mr. Sanchez served as Senior Vice President at Lenovo Group Ltd, where he led the company’s enterprise systems, storage, and cloud technologies business.  Prior to Lenovo, Mr. Sanchez spent 32 years at IBM Corporation in various senior executive officer and global general management roles. Most recently, he was General Manager of Modular Systems and ran two multi-billion dollar IBM divisions - the x86 Intel-based systems division, and the Retail Store Systems point-of-sale systems division.  During his tenure, he transformed the businesses and led their subsequent divestitures. Prior to his Modular Systems role, Mr. Sanchez was Vice President of IBM Corporate Strategy, and earlier was General Manager of IBM’s semiconductor division.  Other prior IBM positions included:  General Manager of IBM’s UNIX division, where he oversaw all server hardware, the AIX operating system, and software applications; General Manager/COO for the IBM Personal Systems Group, where he managed all PC supply chain and IT operations globally; and General Manager of IBM’s ThinkPad notebook division where he led product development, sales, marketing, and the global P&L.  Mr. Sanchez began his IBM career in 1982 as a development engineer on IBM’s second personal computer system.  Mr. Sanchez holds a Bachelor of Science degree in Electrical Engineering from the University of Miami, and a Master of Business Administration from Florida International University.  He also serves on the board of the Florida International University Foundation. Mr. Sanchez joined the Board effective May 4, 2017. He is the Chairman of Quantum’s Leadership and Compensation Committee. We believe that Mr. Sanchez possesses specific attributes that qualify him to serve as a member of the Board, including his global executive experience, industry expertise, and public company board experience.

Additional Information about Our Director Nominees
Pursuant to the Settlement Agreement, the Company has agreed to nominate and support Messrs. Auvil, Pinchev, Powers, Press, Rau, Rothman, and Sanchez as directors at the Annual Meeting. Please see “VIEX Settlement Agreement and Our Director Nominees” for additional information about the Settlement Agreement.
Board Independence
The listing rules of the New York Stock Exchange (“NYSE”) and Quantum’s Corporate Governance Principles provide that a majority of the Board shall consist of independent directors. The Board has determined that none of the directors standing for election has any material relationship with Quantum (either directly or as a partner, stockholder or officer of an organization that has a relationship with Quantum), and that such directors and nominees are independent under all applicable regulations, including the rules of the NYSE and the SEC.
Board Meetings and Committees
The Board held a total of 19 meetings during the twelve-month period beginning April 1, 2016 and ending March 31, 2017 (“2017”). In addition, in Fiscal 2017, the independent directors held four (4) meetings without management present. Mr. Auvil generally presides at both the Board meetings and the meetings of the independent directors. During Fiscal 2017, each of our directors standing for election at the Annual Meeting who served on our Board prior to the March Annual Meeting attended at least 75% of the meetings of the Board and the meetings of committees, if any, upon which such director served. All of our directors are expected to attend each meeting of the Board and the committees on which they serve and are encouraged to attend annual stockholder meetings, to the extent reasonably possible. Five of the seven directors elected at the March Annual Meeting attended such annual meeting.
The Company’s standing committees of the Board include an Audit Committee, a Leadership and Compensation Committee, and a Corporate Governance and Nominating Committee. From time to time, the Board may form committees for other purposes. Paul R. Auvil III is the Chairman of the Company’s Board and as such presides at the independent directors’ meetings.
The Company has a standing Audit Committee which currently consists of Mr. Rothman, Chair of the committee, Mr. Auvil and Mr. Rau, all of whom are independent directors, including all applicable enhanced independence requirements for audit committee members under NYSE listing standards and SEC rules, and are financially literate, as defined in the applicable NYSE listing standards and SEC rules and regulations. Our Board has determined that Marc E. Rothman is an audit committee financial expert as defined by SEC rules. During Fiscal 2017, the members of the Audit Committee were Mr. Roberson, Chair of the committee and Mr. Auvil, and Mr. Andersen, who did not stand for reelection at the March Annual Meeting. Messrs. Roberson, Auvil and Andersen were independent directors, including all applicable enhanced independence requirements for audit committee members under NYSE listing standards and SEC rules, during the period that they served on the Audit Committee. The Audit Committee appoints the Company’s independent registered public accounting firm and is responsible for approving the services performed by the Company’s independent registered public accounting firm and for reviewing and evaluating the Company’s accounting principles and its systems of internal accounting controls. In addition to meetings at which management of the Company is present, the Audit Committee regularly meets separately with the Company’s independent registered public accounting firm without the presence of management, as well as with the Company’s management and with the Company’s Internal Audit department. The Audit Committee held a total of 8 meetings during Fiscal 2017.

The Leadership and Compensation Committee of the Board is currently composed of Mr. Sanchez, Chair of the committee, Mr. Pinchev and Mr. Rau, all of whom are independent directors, including all applicable enhanced independence requirements for compensation committee members under NYSE listing standards. During Fiscal 2017, the members of the Leadership and Compensation Committee were David A. Krall, Chair of the committee and Louis DiNardo, neither of whom stood for reelection at the March Annual Meeting, and Mr. Roberson, who left the Board on May 31, 2017. Messrs. Krall, DiNardo and Roberson were independent directors, including all applicable enhanced independence requirements for compensation committee members under NYSE listing standards during the period that they served on the Leadership and Compensation Committee. The Leadership and Compensation Committee’s primary mission is to ensure the Company provides appropriate leadership and compensation programs to enable the successful execution of its corporate strategy and objectives and to ensure the Company’s programs and practices are market competitive and consistent with corporate governance best practices. The Leadership and Compensation Committee’s primary objectives are to (1) review and approve the Company’s compensation philosophy, strategy and practices, (2) review and approve executive compensation for all executive officers (other than for the CEO) and make recommendations to the Board regarding CEO and non-employee director compensation, (3) review the Company’s strategy and practices relating to the attraction, retention, development, performance and succession of its leadership team, and (4) develop guidelines to be used by the Company’s management for establishing and adjusting the compensation of all non-executive vice presidents. The Leadership and Compensation Committee held a total of 5 meetings during Fiscal 2017.
The Leadership and Compensation Committee has the power to delegate its authority to the Company’s management or to a subcommittee (subject to limitations of applicable law and provided that the Leadership and Compensation Committee may not delegate its authority as it relates to the compensation of the CEO and the other executive officers), but did not do so during Fiscal 2017. The Leadership and Compensation Committee is also empowered to hire outside advisors in connection with performing its duties.
The Corporate Governance and Nominating Committee is currently composed of Mr. Powers, Chair of the committee, Mr. Auvil, and Mr. Press, all of whom are independent directors, as defined in the applicable NYSE listing standards. During Fiscal 2017, the members of the Corporate Governance and Nominating Committee were Messrs. Auvil and Press, and Mr. Dale , who did not stand for reelection at the March Annual Meeting. The Corporate Governance and Nominating Committee assists the Board by identifying and recommending prospective director nominees, develops corporate governance principles for Quantum, advises the Board on corporate governance matters, including Board and committee composition, roles and procedures, recommends to the Board a Chair of the Board, oversees the evaluation of the Board, considers questions of possible conflicts of interest of Board members and of senior executives, and oversees and reviews the process for succession planning of the Company’s Chief Executive Officer. The Corporate Governance and Nominating Committee will consider nominees recommended by stockholders pursuant to the procedures outlined in the Company’s Bylaws and as set forth herein. The Corporate Governance and Nominating Committee held 3 meetings during Fiscal 2017.
Each of our standing committees is governed by a written charter, copies of which are posted on our website. Our Corporate Governance Principles and The High Road - Quantum’s Code of Business Conduct and Ethics are also available on our website. The Internet address for our website is http://www.quantum.com, where the charters may be found by clicking “About Us” from the home page, selecting “Investor Relations” and then “Governance Documents.” A free printed copy of the charters also is available to any stockholder who requests it from Quantum’s Investor Relations Department at the address stated below in the Section of this Proxy Statement entitled “Communicating with the Company.”
Board’s Role in Risk Oversight
The Company faces a wide spectrum of risks, including financial, strategic, operational, and regulatory exposures. On behalf of the Board, the Company’s Audit Committee has primary responsibility for the oversight of those risks. In accordance with its charter, the Audit Committee oversees the Company’s policies and processes for risk assessment and management, including discussions of its major risk exposures, the associated risk mitigation activities, and the practices under which risk management is implemented throughout the Company. The Board’s other committees also oversee risks associated with their respective areas of responsibility, such as the Leadership and Compensation Committee’s review of risks arising from compensation practices. The full Board is updated regarding its committees’ risk oversight and other activities through its regular reporting and discussion practices.
While the Board is responsible for risk oversight, risk management accountability lies with the Company’s management team. The Company’s general counsel has executive responsibility for the majority of its risk management practices, including maintenance of its enterprise risk management practices, completion of the annual risk assessment, and management and promotion of the Company’s ethics and compliance program. Formal risk management reports are provided by the general counsel to the Audit Committee on a periodic basis, with ongoing updates and discussions occurring as appropriate at Board meetings. In addition, other appropriate risk assessment and mitigation techniques are implemented and applied throughout the Company’s different operations and functional teams, with the involved management representatives providing updates to the Board as needed.
Leadership Structure
The Board is committed to strong, independent Board leadership and oversight of management’s performance and therefore has appointed Paul R. Auvil III as the non-executive, independent Chair. In addition, the Board believes that separating the positions of independent Chair and Chief Executive Officer allows our Chief Executive Officer to focus on the Company’s day-to-day operations while our Chairman can devote his time and attention to addressing matters relating to the responsibility of the Board.

The roles and responsibilities of the Chair, which are described in the Company’s Corporate Governance Principles, include:

●	In consultation with and with the assistance of the Chief Executive Officer and the Company’s Secretary, the Chair plans and organizes the activities of the Board.
●	The Chair may call meetings of the Board or of the non-management directors. The Chair generally presides at sessions of the independent directors.
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The Chair ensures, in conjunction with the Corporate Governance and Nominating Committee, that processes that govern the Board’s work are effective to enable the Board to exercise oversight and due diligence in the fulfillment of its mandate, including its oversight responsibilities in Company strategy and risk.

●	The Chair leads Board meetings and sessions of the non-management directors.
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Where Board functions have been delegated to committees, the Chair works with the respective committee chairs to ensure that each committee functions effectively and keeps the Board apprised of actions taken.

●	The Chair may attend, as a non-voting participant, meetings of any Board committees on which the Chair is not a member.
●	The Chair has unrestricted access to Company management.
●	The Chair builds relationships with senior management and may meet with relevant senior management when problems arise.
●	The Chair provides advice to the Chief Executive Officer and senior management on important issues.
●	The Chair facilitates effective communication between directors and senior management, both inside and outside of Board meetings.
●	The Chair works with the Chief Executive Officer to ensure that Management strategies and plans are appropriately represented to the Board and that issues are openly communicated to the Board.
●	The Chair communicates the Board’s concerns to the Chief Executive Officer.
●	With the assistance of the Leadership and Compensation Committee, the Chair leads the Board in evaluating the performance of the Chief Executive Officer.
Under the terms of the Settlement Agreement, Mr. Gacek resigned from the Board on May 1, 2017. Although Mr. Gacek is no longer a member of the Board, he continues to attend all Board meetings and works closely with the Board to ensure that the Board has the benefit of his day-to-day experience managing the Company as CEO.
Consideration of Director Nominees
Stockholder Recommendations and Nominations
Recommendations
It is the policy of the Corporate Governance and Nominating Committee to consider recommendations for candidates to the Board from stockholders. A stockholder that desires to recommend a candidate for election to the Board must direct the recommendation in writing to Quantum Corporation, attention: Company Secretary, 224 Airport Parkway, Suite 550, San Jose, CA 95110.
Nominations
Please see above under Proposals for Nominees to the Board of Directors for information about stockholder nominations to the Board.

Identifying and Evaluating Nominees for Director
The Corporate Governance and Nominating Committee uses the following procedures to identify and evaluate individuals recommended or offered for nomination to the Board:

●	The committee regularly reviews the current composition and size of the Board.
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The committee annually evaluates the performance of the Board as a whole and the performance and qualifications of individual members of the Board eligible for reelection at the annual meeting of stockholders.

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In evaluating and identifying candidates, the committee has the authority to retain and terminate any third party search firm that is used to identify director candidates and has the authority to approve the fees and retention terms of any search firm.

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The committee reviews the qualifications of any candidate who has been properly recommended or nominated by a stockholder, as well as any candidate who has been identified by management, individual members of the Board or, if the committee determines, a search firm. Such review may, in the committee’s discretion, include a review solely of information provided to the committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the committee deems proper, including the retention of third parties to review potential candidates.

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The committee will evaluate each candidate in light of the general and specific considerations that follow. The committee evaluates all nominees, whether or not recommended by a stockholder, in the same manner, as described in this Proxy Statement.

●	After reviewing and considering all candidates presented to the committee, the committee will recommend a slate of director nominees to be approved by the full Board.
●	The committee will endeavor to promptly notify, or cause to be notified, all director candidates of its decision as to whether to nominate such individual for election to the Board.
In 2017, pursuant to the Settlement Agreement, the Company engaged Korn/Ferry International to identify candidates for the Board. The Company paid Korn/Ferry customary fees for its services.
General Considerations
A candidate will be considered in the context of the current perceived needs of the Board as a whole. Generally, the Corporate Governance and Nominating Committee believes that the Board should be comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have qualifications that will increase overall Board effectiveness and (iv) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.
Specific Considerations
Specific considerations include the following:

●	The current size and composition of the Board and the needs of the Board and its committees.
●	Previous experience serving on a public company board or as a member of the senior management of a public company.
●	Whether the candidate would be an independent director as defined under all applicable regulations, including the rules of the NYSE and the SEC.
●	The possession of such knowledge, experience, skills, expertise and diversity so as to enhance the Board’s ability to manage and direct the affairs and business of the Company.
●	Key personal characteristics such as strategic thinking, objectivity, independent judgment, integrity, intellect and the courage to speak out and actively participate in meetings.
●	Knowledge of, and familiarity with, information technology.
●	The absence of conflicts of interest with the Company’s business.
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A willingness to devote a sufficient amount of time to carry out his or her duties and responsibilities effectively, including, at a minimum, a commitment to attend at least six Board meetings per year and to serve on a committee.

●	Commitment to serve on the Board for an extended period of time.
●	Diversity of thinking or background.
●	Such other factors as the Corporate Governance and Nominating Committee may consider appropriate
The Board believes that all of the Company’s nominees for election to our Board meet the general and specific considerations outlined above.
The Board does not maintain a formal diversity policy for its members. However, in evaluating the overall composition of the Board, the Board and the Nominating and Corporate Governance Committee consider diversity of knowledge, experience, cultural background, race, gender, and age. The Company’s nominees represent a diverse group of business leaders with different experiences, backgrounds and areas of expertise. Most of the Company’s nominees either held or are currently holding senior leadership positions at major companies and also have experience serving on boards of directors and board committees of other public companies, which provides them with an understanding of different business processes, challenges and strategies. The Board believes that a Board comprising directors with a diverse range of perspectives, skills and experiences enables the Board to more effectively oversee all aspects of the Company’s business.
The Corporate Governance and Nominating Committee and the Board believe that the skill and experience set of the Company’s nominees for election at the Annual Meeting provide the Company with a diverse range of judgment and perspectives critical in guiding the Company’s strategies and overseeing their execution.
All of the Company’s nominees for election to our Board have previously served as Quantum directors. However, Messrs. Pinchev, Rothman and Sanchez are standing for election by our stockholders for the first time.
Evaluation of the Board
In accordance with Quantum’s corporate governance principles and the rules of the NYSE, annual self-evaluation of its Board, its committees, and individual directors are performed annually. The purpose of the self-assessment is to help build a strategic Board that contributes to superior long-term shareholder value. In connection with the evaluation process, the Board and selected executive staff members held ongoing discussions related to the Board and Committee composition, effectiveness, decision making and individual director performance, resulting in changes as appropriate.
Communications to the Board
Stockholders, employees and other interested parties may contact the Board, the Chairman of the Board, the independent directors as a group or any of our directors by writing to them c/o Quantum Corporation, attention: Company Secretary, 224 Airport Parkway, Suite 550, San Jose, CA 95110, or by email to BoardofDirectors@Quantum.com. Communications that are intended specifically for the Chairman or the independent directors should be sent to the email address or street address noted above, to the attention of the Chairman. If any such interested party wishes to contact the Board, a member of the Audit Committee, the Chairman of the Board, our independent directors as a group or any of our directors to report a concern about Quantum’s conduct or about questionable accounting, internal accounting controls or auditing matters, such party may do so anonymously by using the address above and designating the communication as “confidential.” Alternatively, concerns may be reported anonymously by phone or via the Internet to the following toll-free phone number or Internet address 1-866-ETHICSP (1-866-384-4277); www.ethicspoint.com. These resources are operated by Ethicspoint, an external third-party vendor that has trained professionals to take calls in confidence, and to report concerns to the appropriate persons for proper handling. Communications raising safety, security or privacy concerns, or that otherwise relate to improper activities will be addressed in an appropriate manner.
Director Compensation
The Leadership and Compensation Committee, together with the full Board, are responsible for determining the amount and form of compensation for the Company’s non-employee directors. The Company’s management team provides information, analysis and recommendations to the Leadership and Compensation Committee on matters such as competitive market practices, target compensation levels and non-employee director compensation program design. In addition, the Leadership and Compensation Committee’s compensation consultant, as identified in the Compensation Discussion & Analysis, also provides analysis and advice on the market competitiveness of our non-employee directors’ compensation program (both in relation to the Company’s peer group and to the broader technology industry), as well as on current trends and developments, and specific non-employee director compensation program design recommendations. While the Leadership and Compensation Committee carefully considers all of the information and recommendations made by members of management and its compensation consultant, ultimate authority for all decisions relating to the non-employee director compensation program rests with the Board.
The Leadership and Compensation Committee conducts a comprehensive review of the compensation program for the Company’s non-employee directors every two years. This formal review was completed in Fiscal 2016, and an additional out-of-cycle review was conducted at the end of Fiscal 2017 in preparation for the new directors being elected to the board following the March 2017 Annual Meeting. The LCC concluded that no changes were required to either the type or the amount of compensation for the Board at that time. The table below details the specific elements of the Company’s Fiscal 2017 compensation program for its non-employee directors. All cash compensation is typically paid in equal quarterly installments.

Compensation Element	Quantum Board Compensation Program
Board Service – Cash	Annual cash retainer: $50,000
Initial award: restricted stock units with grant date value of $125,000
● Vest over two years (50% after one year and 50% quarterly over the second year)
Annual award: restricted stock units with grant date value of $100,000
Board Service – Equity	● Vest quarterly over one year
Annual cash retainers:
● Audit Committee: $25,000
● Leadership & Compensation Committee: $17,500
● Corporate Governance & Nominating Committee: $15,000
Committee Chair Service	Meeting fees: none
Annual cash retainers:
● Audit Committee: $12,500
● Leadership & Compensation Committee: $10,000
● Corporate Governance & Nominating Committee: $7,500
Committee Member Service	Meeting fees: none
Lead Director / Chairman	Annual cash retainer: $25,000
We also maintain a non-qualified deferred compensation plan which allows our non-employee directors to contribute some or all of their cash fees to an irrevocable trust for the purpose of deferring federal and state income taxes. Participants direct the deemed investment of their deferred accounts among a pre-selected group of investment funds, which does not include shares of the Company’s Common Stock. The deemed investment accounts mirror the investment options available under the Company’s 401(k) Savings Plan. Participants’ deferred accounts are credited with interest based on their deemed investment selections. During Fiscal 2017, none of our non-employee directors elected to defer any of their cash fees to the non-qualified deferred compensation plan.
Non-employee directors are also subject to stock ownership guidelines which require them to acquire and hold shares of the Company’s Common Stock with a value at least equal to three times the directors’ annual retainer. The measurement date for compliance with the stock ownership guidelines is the last day of each fiscal year. The stock ownership guidelines are required to be met by the later of five years from (i) the date the guidelines were adopted or (ii) the date an individual first becomes subject to the guidelines. All directors are in compliance with the stock ownership guidelines.
Generally, the Board, in its discretion, but subject to the terms of the applicable equity compensation plan, determines the time or times at which equity awards may be granted, the form in which such awards are granted, the number of shares of the Company’s stock subject to each award and, in the case of stock options, the period over which such stock options become exercisable.
Employee directors receive no additional compensation for their service on the Board or on committees of the Board. The Company does not currently have any employees on the Board.
Fiscal 2017 Director Compensation
For their services on the Company's Board in Fiscal 2017 and pursuant to the Settlement Agreement, the non-employee directors serving as of March 2, 2017 received the following equity awards: Messrs. Auvil, DiNardo, Fuller, Krall, Press, Powers, and Roberson each received 3,750 shares (adjusted for the 1-to-8 stock split) granted on March 1, 2017 which were scheduled to vest in full on March 31, 2017. Mr. Anderson, who joined the Board on May 6, 2015, held 8,095 (adjusted for the 1-to-8 stock split) restricted stock units that vested as follows: 50% on June 1, 2016 and 50% on June 1, 2017. Since Mr. Anderson’s Board service ended on March 31, 2017 in connection with the Settlement Agreement, the Board agreed to accelerate, the vesting of the 4,047 restricted stock units (adjusted for the 1-to-8 stock split) that otherwise would have vested on June 1, 2017, on March 31, 2017.
The Company also agreed that non-employee directors elected at the March Annual Meeting including Messrs. Auvil, Mutch, Rau, Powers, Press and Roberson were granted 6,250 restricted stock units (adjusted for the 1-to-8 stock split) of the Company’s Common Stock on April 1, 2017, which restricted stock units shall vest in full upon the election of directors at the Annual Meeting. Notwithstanding the foregoing, in accordance with the Settlement Agreement, vesting for the grants to Messrs. Mutch and Roberson were accelerated to vest in full immediately upon the effectiveness of their resignations from the Board, which occurred on May 1, 2017 for Mr. Mutch, when he was replaced by Mr. Rothman and on May 31, 2017 for Mr. Roberson, when he was replaced by Mr. Pinchev.
Effective October 2015 and continuing through Fiscal 2017, Mr. Auvil declined to receive any cash fees in connection with his service on the Company's Board and this forgone compensation will not be made up to Mr. Auvil in any other form. Effective April 1, 2017, Mr. Auvil requested that his cash fee for his service to the Board be reinstated for Fiscal 2018.

Compensation paid to the non-employee directors during Fiscal 2017 is set forth in the following table. Messrs. Mutch, Pinchev, Rau, Rothman and Sanchez did not serve on the Board during Fiscal 2017.

Fiscal 2017 Director Compensation Table

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)(4)	Option Awards(3)(4)	Non Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Andersen, Robert J.	$62,500	$0	$0	$0	$0	$0	$62,500
Auvil III, Paul R.*	$0	$27,000	$0	$0	$0	$0	$27,000
DiNardo, Louis	$59,375	$27,000	$0	$0	$0	$0	$86,375
Fuller, Dale L.	$57,500	$27,000	$0	$0	$0	$0	$84,500
Krall, David A.	$67,500	$27,000	$0	$0	$0	$0	$94,500
Powers, Gregg J.	$65,000	$27,000	$0	$0	$0	$0	$92,000
Press, Clifford	$55,625	$102,000	$0	$0	$0	$0	$157,625
Roberson, David E.	$85,000	$27,000	$0	$0	$0	$0	$112,000
* From October 2015 and through Fiscal 2017, Mr. Auvil declined to receive any cash fees in connection with his service on the Board.
(1) Amounts reflect compensation earned by each director during Fiscal 2017. Fees Earned or Paid in Cash include the following:

Name	Board Retainer	Committee Membership Retainer	Committee Chair Retainer	Chairman Retainer	Total Fees Paid in Cash
Andersen, Robert J.	$50,000	$12,500	—	—	$62,500
Auvil III, Paul R.	$0	$0	—	$0	$0
DiNardo, Louis	$50,000	$9,375	—	—	$59,375
Fuller, Dale L.	$50,000	$7,500	—	—	$57,500
Krall, David A.	$50,000	$10,000	$7,500	—	$67,500
Powers, Gregg J.	$50,000	$7,500	$7,500	—	$65,000
Press, Clifford	$50,000	$5,625	—	—	$55,625
Roberson, David E.	$50,000	$22,500	$12,500	—	$85,000

(2)
On April 1, 2016, Mr. Press received 15,625 restricted stock units as part of initial election to the board. On March 2, 2017, all non-employee director received 3,750 restricted stock units with the exception of Mr. Andersen who did not receive a grant in Fiscal 2017. The value of these awards was computed in accordance with Statement of Financial Accounting Standards Accounting Standards Codification Topic 718, Compensation - Stock Compensation (“ASC 718”). Assumptions used in the calculation of the value are disclosed under Note 9 “Stock Incentive Plans and Share-Based Compensation” in the Company’s Annual Report on Form 10- K filed with the SEC on May 31, 2017.

(3)	No stock options were granted to the non-employee directors in Fiscal 2017.
(4)	Outstanding equity awards held by each of the non-employee directors as of March 31, 2017 were as follows:

Name	Awards Outstanding*	Options Outstanding	Total Equity Awards Outstanding*
Andersen, Robert J.	0	—	0
Auvil III, Paul R.	0	—	0
DiNardo, Louis	0	—	0
Fuller, Dale L.	0	—	0
Krall, David A.	0	—	0
Powers, Gregg J.	0	—	0
Press, Clifford	15,625	—	0
Roberson, David E.	0	—	0
* All outstanding and unvested awards held by the named individuals became vested in full on March 31, 2017, except for Mr. Press whose initial grant from April 1, 2016 remains outstanding.
 Leadership and Compensation Committee Interlocks and Insider Participation in Compensation Decisions
The members of the Company’s Leadership and Compensation Committee are Mr. Sanchez, Chair of the committee, Mr. Pinchev and Mr. Rau. No member of the Leadership and Compensation Committee is currently, nor has any been at any time since the formation of the Company, an officer or employee of the Company or any of its subsidiaries. Likewise, no member of the Leadership and Compensation Committee has entered into a transaction, or series of similar transactions, in which they will have a direct or indirect material interest adverse to the Company. No interlocking relationships exist between any member of the Board or Leadership and Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

PROPOSAL ONE
ELECTION OF DIRECTORS
Nominees
The Company has nominated seven directors for election to the Board at the Annual Meeting: Paul R. Auvil III, Alex Pinchev, Gregg J. Powers, Clifford Press, Raghavendra Rau, Marc E. Rothman and Adalio T. Sanchez. All of the nominees were recommended for nomination by the Corporate Governance and Nominating Committee and the Board nominated such directors for election. Pursuant to the terms of the Settlement Agreement, in the absence of a contested election, the Company agreed to nominate and support Messrs. Auvil, Pinchev, Powers, Press, Rau, Rothman and Sanchez.
Required Vote
This is an uncontested election; therefore, directors are elected by a majority of votes cast. A majority of votes cast means that the number of shares voted “for” a director exceeds the number of votes cast “against” the director. If an incumbent director in an uncontested election does not receive a majority of votes cast for his or her election, the director is required to submit a letter of resignation to the Board of Directors for consideration by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee will recommend to the Board whether to accept or reject the tendered resignation, and the Board will act on the committee's recommendation.
Each stockholder voting in the election of directors may cumulate such stockholder’s votes (other than Viex as provided in the Settlement Agreement) and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder’s shares are entitled. Alternatively, a stockholder may distribute the stockholder’s votes on the same principle among as many candidates as the stockholder would like.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected PricewaterhouseCoopers LLP ("PwC") as the Company’s independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending March 31, 2018. PwC has served as the Company's independent registered public accounting firm since 2008. The Board recommends that stockholders vote for ratification of such appointment. Although ratification is not required by our bylaws or otherwise, in the event of a vote against such ratification, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee may select a different auditor if it determines that this would be in the best interests of the Company and our stockholders. A representative of PricewaterhouseCoopers LLP is expected to be available telephonically at the Annual Meeting with the opportunity to make a statement if such representative desires to do so, and is expected to be available to respond to appropriate questions.
Required Vote
The affirmative vote of a majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of PricewaterhouseCoopers LLP.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2018.

PROPOSAL THREE
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
At the Company’s annual meeting of stockholders held on March 31, 2017, a substantial majority of our stockholders voted in favor of holding an advisory vote to approve the compensation of our named executive officers on an annual basis. The Board of Directors considered this result and adopted a policy to provide for an annual advisory stockholder vote to approve the compensation of our named executive officers. Therefore, in accordance with that policy, and pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are asking our stockholders to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K in the Compensation Discussion and Analysis, the Summary Compensation Table and the related tables, notes, and the narrative in this Proxy Statement.
Our executive compensation program is intended to attract, motivate, and retain our named executive officers who are leading the business initiatives that we believe are critical to our future success. The executive compensation program consists of (i) base salary which is generally targeted at the market median, (ii) an annual bonus program with bonus payments tied to the achievement of one or more financial performance goals which require significant effort to achieve, and (iii) annual equity awards with a value on the date of the award that is generally targeted at the market median, but which provide actual value that is reflective of the Company’s stock price at the time of grant. As a result of the pay-for-performance orientation of our executive compensation program, a significant percentage of our named executive officers’ target total direct compensation is tied to the achievement of one or more annual financial goals and increasing our stock price. As discussed in the Compensation Discussion and Analysis, the Leadership and Compensation Committee (the "Committee") and the Board of Directors believe that our executive compensation program directly links executive compensation to our Company’s performance and effectively aligns the interests of our executive officers with those of our stockholders.
We urge our stockholders to read the Compensation Discussion and Analysis which describes our executive compensation program in detail, including our executive compensation philosophy and the Fiscal 2017 compensation of our named executive officers. Following are the highlights of our Fiscal 2017 executive compensation program:

●
As our industry is rapidly evolving with many of our peer companies being acquired or changing in revenue size, our Fiscal 2017 Peer Group was modified from our fiscal year 2016 ("Fiscal 2016") list. Four companies were removed as a result of acquisitions or the companies' revenue size exceeded that of our established parameters. Five new companies were added to our Peer Group in order to keep a large enough group of comparator companies.

●
We reviewed the salaries of our executive officers in comparison to the market and the performance of each executive. As a result of this review, we determined not to increase Mr. Gacek’s salary or any of our named executive officers with the exception to Mr. Hall, who received a slight increase of 1.53% to better align his base salary with the market.

●
While we exceeded the Company's operating income plan for the year, this achievement did not meet the pre-established goals for purposes of funding our annual bonus program, therefore the bonus pool was not funded and no bonuses were allocated in Fiscal 2017.

●
The fair market value of the Company's common stock following the end of Fiscal 2016 and into Fiscal 2017 was approximately $0.61 per share prior to the reverse split. Senior management and the Committee were concerned that the equity compensation program following Fiscal 2016 was no longer market competitive and may not be a strong vehicle for attracting and retaining executive talent. In addition, the Committee felt the financial metrics previously used to determine the performance-based restricted stock awards did not properly reward our executive officers when the product revenue goal was satisfied. As a result, for Fiscal 2017, the Committee approved a single metric to align the performance-based equity awards, a product revenue goal.

●
Since Fiscal 2014, the Company has moved from granting only time-based restricted stock units toward a mix of time-based restricted stock units and performance-based restricted stock units for the CEO. For Fiscal 2017, Mr. Gacek's equity mix was weighted heavier on the performance-based shares, with 55% on performance-based RSUs and 45% on time-based RSUs, to further align his performance to the Company's strategic revenue goal. Based on actual Fiscal 2017 results, the Company satisfied and exceeded the threshold performance goal. Mr. Gacek earned 64.1% of his target performance-based equity award.

●
Since Fiscal 2015, the Company has moved from granting only time-based restricted stock units toward a mix of time-based restricted stock units and performance-based restricted stock units for our other executive officers. For Fiscal 2017, 55% of the total awards granted to the executive officers were performance-based. Based on actual Fiscal 2017 results, the Company satisfied and exceeded the threshold revenue performance goal and as a result, the executive officers earned 64.1% of their target performance-based equity award.

●
In Fiscal 2017, the Company moved the time-based performance units from a four-year vesting schedule to three-year vesting aligning with our former practices in Fiscal 2015 and 2014. The performance stock units continued to vest on the three-year vesting schedule.

●
We continue to maintain responsible compensation practices including having stock ownership guidelines for our CEO, an anti-pledging/anti-hedging policy, no tax gross-ups and no excessive executive perquisites.

We believe that the information provided above and within the Compensation Discussion and Analysis, the compensation tables and the narrative discussion following the compensation tables of this Proxy Statement demonstrate that our executive compensation program is designed appropriately, is performance-based and is working to ensure that the interests of our named executive officers are aligned with the interests of our stockholders to support long-term value creation.
The advisory vote to approve the compensation of our named executive officers occurs annually and the next advisory vote is therefore expected to occur at the Next Annual Meeting.
Required Vote
The adoption of a resolution approving, on an advisory basis, the compensation of our named executive officers, requires the affirmative vote of a majority of the votes present in person or represented by proxy and entitled to vote on the proposal.
While this advisory vote to approve the compensation of our named executive officers is not binding on the Company, the Committee or our Board of Directors, it will provide valuable information to us regarding stockholder sentiment about our executive compensation philosophy, policies and practices, which the Leadership and Compensation Committee will consider when determining executive compensation for the remainder of the current fiscal year and beyond.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE FOLLOWING RESOLUTION AT THE ANNUAL MEETING:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation table and the supporting tabular and narrative disclosure on executive compensation.”

PROPOSAL FOUR
APPROVAL OF AN AMENDED AND RESTATED 2012 LONG-TERM INCENTIVE PLAN
Reason for the Amendment
We are asking stockholders to approve an amended and restated 2012 Long-Term Incentive Plan (the “2012 Plan”). The Leadership and Compensation Committee of our Board of Directors (the “Committee”) approved the 2012 Plan, subject to the approval of our stockholders at the 2017 Annual Meeting. The 2012 Plan was last approved by our stockholders at the 2015 annual meeting. We believe that the 2012 Plan is critical to our ability to achieve our goals of attracting, motivating and retaining our employees through grants of equity awards.

We strongly believe that the approval of the 2012 Plan is essential to our ability to motivate high levels of performance and to help align the interests of employees and stockholders. In the high-technology industry, equity compensation awards are an important tool in recruiting, retaining and motivating highly qualified technical and other key employees who will help the Company meet its goals. Consequently, the 2012 Plan is intended to be a program that is available not only to executives but will include a significant number of awards granted to non-executive key employees.

The amended and restated 2012 Plan includes the following changes (subject to stockholder approval of the 2012 Plan):

•	An additional 2.1 million shares of Common Stock (“Shares”) will be available for issuance under the 2012 Plan.

•
A new dollar limit on the grant date fair value of awards that may be granted to a participant who is a non-employee member of our Board during any fiscal year would apply. The 2012 Plan as approved by stockholders in 2015 provided that awards to non-employee directors were subject to the same share based annual limits that apply to participants who are employees and consultants. The 2012 Plan as submitted for approval at the Annual Meeting provides that during any fiscal year of the Company, the maximum grant date fair value (calculated in accordance with generally accepted accounting principles) of awards granted to any non-employee director may not exceed, in the aggregate, $500,000. In the fiscal year in which a non-employee director first joins the Board, this limit is increased to $750,000. Awards or other compensation provided to an individual for his or her services as an employee, or for his or her services as a consultant (other than as an outside director) will be excluded for purposes of applying these limits.

•
New combined limits on the number of (1) stock options and stock appreciation rights, and (2) shares of restricted stock, performance shares and restricted stock units that may be granted to a participant who is an employee or consultant during any fiscal year will apply.

◦
The maximum number of stock options and stock appreciation rights that an employee or consultant could receive in any fiscal year would be 1 million, as a combined limit. In other words, and as an example only, if an employee receives 750,000 options in a fiscal year, the employee could receive no more than 250,000 stock appreciation rights during the same fiscal year. In addition, in the year in which the participant first becomes an employee or consultant, the participant could receive up to 1 million more stock options and stock appreciation rights (for a maximum total of 2 million). Under the 2012 Plan as approved by stockholders in 2015, a participant could receive 2.5 million stock options and 2.5 million stock appreciation rights per fiscal year (for a total of 5 million), plus an additional 2.5 million of each award type in the year in in which the participant first becomes an employee or consultant. The Company currently has no intent to grant stock options or stock appreciation rights, nor does the Company expect to make grants that approach these limits. However, we believe that it is desirable to build in this flexibility in case future circumstances or business goals change. In April 2017, each of the preceding limits of 2.5 million shares was reduced to 312,500 shares to reflect our 1-for-8 reverse stock split. Thus, if shareholders do not approve the 2012 Plan at the Annual Meeting, and if we continue to use the current version of the 2012 Plan, a participant could receive 312,500 stock options and 312,500 stock appreciation rights per fiscal year (for a total of 625,000 options and stock appreciation rights), plus an additional 312,500 of each award type in the year in which the participant first becomes an employee or consultant.

◦
The maximum number of shares of restricted stock, performance shares and restricted stock units (collectively, “full value awards”) that an employee or consultant could receive in any fiscal year would be 750,000, as a combined limit. In other words, and as an example only, if an employee receives 750,000 restricted stock units during a fiscal year, the employee could not receive any shares of restricted stock or performance shares during the same fiscal year. In addition, in the year in which the participant first becomes an employee or consultant, the participant could receive up to 750,000 more full value awards (for a maximum total of 1.5 million). Under the 2012 Plan as approved by stockholders in 2015, a participant could receive 1 million shares of restricted stock, 1 million performance shares and 1 million restricted stock units per fiscal year (for a total of 3 million), plus an additional 1 million of each award type in the year in in which the participant first becomes an employee or consultant. The Company currently does not intend to make grants that approach these limits. However, we believe that it is desirable to build in this flexibility in case future circumstances or business goals change. In April 2017, each of the preceding limits of 1 million shares was reduced to 125,000 shares to reflect our 1-for-8 reverse stock split. Thus, if shareholders do not approve the 2012 Plan at the Annual Meeting, and if we continue to use the current version of the 2012 Plan, a participant could receive 125,000 shares of restricted stock, 125,000 performance shares and 125,000 restricted stock units per fiscal year (for a total of 375,000 full value awards), plus an additional 125,000 of each award type in the year in which the participant first becomes an employee or consultant.

In addition to the changes described above, the 2012 Plan also was changed to reflect our 1-for-8 reverse stock split by reducing the number of shares available for grant under the 2012 Plan. Other than as described in the preceding sentence and paragraphs, the 2012 Plan has not been changed in any material way since stockholders last approved the 2012 Plan in 2015. In addition, we are seeking stockholder approval of the material terms of the amended and restated 2012 Plan for purposes of complying with Section 162(m) of the Internal Revenue Code (“Section 162(m)”), with the intent that Quantum remain eligible to receive a federal income tax deduction for any compensation paid under the 2012 Plan that qualifies as “performance-based compensation” within the meaning of Section 162(m). A full summary of the 2012 Plan is provided below.

In determining the number of additional shares to become available under our 2012 Plan, the Committee considered the following factors:

•
Remaining Competitive. As described above, the 2012 Plan plays an important role in our effort to align the interests of employees and stockholders. Moreover, in our industry, equity compensation awards are an important tool in recruiting, retaining and motivating highly qualified technical and other key employees, upon whose efforts our success is dependent.

•	Potential Dilution. The potential dilution from the additional 2.1 million Shares to be added to the 2012 Plan is 6.2%, based on total Shares outstanding as of May 31, 2017.

•
Past Usage of Shares. Over the past three fiscal years, the Company’s average annual dilution from grants under the 2012 Plan was 1.8%. Dilution for this purpose was calculated as the number of equity awards granted, less cancellations, as a percentage of total outstanding shares.

•
Future Use of Shares. In determining projected Share usage, the Committee considered a forecast that included the following factors: (1) 3,356,180 unissued shares remained available under the 2012 Plan as of May 31, 2017 (consisting of 1,740,517 restricted share units and performance shares outstanding and 1,615,663 shares remaining for grant under the 2012 Plan); (2) the additional 2.1 million shares that would be available for grant under the 2012 Plan, if the stockholders approve the amended and restated 2012 Plan; and (3) estimated cancellations that may return to the 2012 Plan in the future; (4) forecasted future grants which are “value-based” (meaning that share amounts granted will be determined based on the dollar value to be delivered to plan participants and company stock price). After considering these factors, we anticipate that the shares under the amended and restated 2012 Plan will be sufficient for our purposes for approximately two fiscal years. However, future circumstances and changes in our business needs may result in the Shares lasting being exhausted earlier or later than this date.

•
Overhang. The Committee also considered “overhang,” which measures the number of shares subject to equity awards outstanding but unexercised, plus the number of shares available to be granted, as a percentage of total shares. As of May 31, 2017, we had outstanding grants of 166,455 stock options, and 1,740,517 restricted stock units. The weighted-average remaining contractual term of the Company’s outstanding options as of May 31, 2017, was 0.87 years. The foregoing, together with the 1,615,663 shares remaining available for future grant under the 2012 Plan and the 2,100,000 Shares to be added to the 2012 Plan, would represent approximately 11.4% of our total outstanding common shares as of May 31, 2017, 34,098,770 Shares, calculated on a fully diluted basis. Over the past three fiscal years, our overhang has averaged 14.6%.

Description of the 2012 Long-Term Incentive Plan
The following is a summary of the principal features of the 2012 Plan, as approved by the Committee and subject to stockholder approval at the Annual Meeting. However, this summary is not a complete description of all of the provisions of the 2012 Plan, and is qualified in its entirety by the specific language of the 2012 Plan. A copy of the amended and restated 2012 Plan is provided as Exhibit A to this Proxy Statement.

Background and Purpose of the 2012 Plan
The 2012 Plan permits the grant of the following types of incentive awards: (1) stock options, (2) stock appreciation rights, (3) restricted stock, (4) performance units, (5) performance shares and (6) restricted stock units (each, an “Award”). The 2012 Plan is intended to attract, motivate, and retain the best available (1) employees of Quantum and its subsidiaries, (2) consultants who provide significant services to Quantum and its subsidiaries, and (3) directors of Quantum who are employees of neither Quantum nor any subsidiary. The 2012 Plan also is designed to provide incentive to employees, directors, and consultants, to promote the success of the Company’s business and to permit the payment of compensation that is intended to qualify as performance-based compensation under Section 162(m).

Administration of the 2012 Plan
The 2012 Plan is administered by the Committee. It currently is expected that the Committee will continue to administer the 2012 Plan but the Board has the authority to appoint one or more other committees to administer the 2012 Plan. The 2012 Plan requires that any committee that administers the 2012 Plan consist of at least two directors who qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934 to the extent desirable to qualify transactions under the 2012 Plan as exempt under Rule 16b‑3, and as “outside directors” under Section 162(m) to the extent desirable for awards granted under the 2012 Plan to qualify as performance-based compensation under Section 162(m).

Subject to the terms of the 2012 Plan, the Committee has the sole discretion to select the employees, consultants, and directors who will receive Awards, determine the terms and conditions of Awards, interpret the provisions of the Plan and outstanding Awards, and make all determinations necessary or advisable for administering the 2012 Plan. The Committee may delegate any part of its authority and powers under the 2012 Plan unless prohibited by applicable law. The Committee’s decisions, determinations and interpretations will be final and binding on all participants and other holders of Awards and will be given maximum deference permitted by law.

Number of Shares of Common Stock Available Under the 2012 Plan
If stockholders approve the amended and restated 2012 Plan at the Annual Meeting, then the total number of Shares available for issuance thereunder will be increased by a total of 2,100,000 Shares. As a result, the maximum aggregate number of Shares that may be issued under the amended and restated 2012 Plan (assuming stockholder approval at the Annual Meeting) would be equal to 6,768,750. The maximum number of Shares that may be issued upon exercise of incentive stock options under the 2012 Plan is equal to the maximum aggregate number of Shares set forth above plus any Shares that become available under the 2012 Plan as described in the first full paragraph immediately following the table below, to the extent allowable under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

The following table shows information regarding outstanding Awards that are outstanding under the 2012 Plan as of May 31, 2017 and the Shares that remain available for grant under the 2012 Plan as of the same date. The shares have been adjusted for the effect of the 1-for-8 reverse stock split effective April 18, 2017. Accordingly, the table excludes the 2,100,000 Shares that are proposed to be added to the 2012 Plan.

Stock options outstanding	166,455
Weighted average exercise price	$19.92
Weighted average remaining contractual life	.87 years
Restricted Share Units and Performance Shares outstanding	1,740,517
Shares Remaining for Grant under the 2012 Plan	1,615,663	*
Common Stock Outstanding	34,098,770

* The Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017, showed 3.037 million shares available for grant under the Company’s 2012 Long-Term Incentive Plan ("2012 Plan"). This number includes the aggregate number of shares available for grant under all of the Company’s plans, including shares left over in legacy plans that predated the 2012 Plan.  Under the 2012 Plan, 1.615 million shares as of May 31, 2017, remained available for grant. Per the conditions of the 2012 Plan, no new grants may be made from any legacy plan (outside of the Company’s broad-based Employee Stock Purchase Plan, which is intended to qualify under section 423 of the Code).

If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to restricted stock, performance units, performance shares and restricted stock units, is forfeited to or repurchased by the Company due to failure to vest, the expired or unexercised (or forfeited or repurchased, as applicable) Shares that were subject to the Award will become available for future grant or sale under the 2012 Plan. Upon exercise of a stock appreciation right settled in Shares, the gross number of Shares covered by the portion of the Award that is exercised will cease to be available under the 2012 Plan. Shares that actually have been issued under the 2012 Plan under any Award will not be returned to or become available for future distribution under the 2012 Plan; except that if unvested Shares of any full value awards or performance units are repurchased by Quantum or are forfeited to Quantum, those Shares will become available for future grant under the 2012 Plan. Shares used to pay the exercise or purchase price of an Award will not become available for future grant or sale under the Plan. Shares used to satisfy the tax withholding obligations related to Restricted Stock awards, Restricted Stock units, Performance Units or Performance Shares will become available for future grant or sale under the 2012 Plan. Shares used to satisfy the tax withholding obligations under an Option or Stock Appreciation Right will not become available for future grant or sale under the 2012 Plan. To the extent an Award is paid out in cash rather than Shares, such cash payments will not reduce the number of Shares available for issuance under the 2012 Plan. Shares actually issued pursuant to Awards transferred under any awards transfer program will not become available for grant under the 2012 Plan. Shares purchased in the open market with proceeds from option exercises will not be added to the Share reserve under the 2012 Plan.

If Quantum experiences a dividend or other distribution (whether in cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of Quantum, or other change in corporate structure affecting the Shares, the Committee, in order to prevent the enlargement or diminution of benefits or potential benefits intended to be made available under the 2012 Plan, will adjust the number and class of Shares available for issuance under the 2012 Plan (including to take account of Awards granted under the prior version of the 2012 Plan), the number, class and price of Shares subject to outstanding Awards, and the per-person share limits on Awards.
No Repricing
The 2012 Plan prohibits the implementation of any program to exchange Awards or reduce the exercise price of options or stock appreciation rights, or otherwise implement certain programs under which participants can transfer Awards to a financial institution or other person or entity. These types of programs would be permitted only if, in the future, stockholders approve an amendment to the 2012 Plan to permit the implementation of such a program.
Eligibility to Receive Awards
The Committee selects the employees, consultants, and directors who will be granted Awards under the 2012 Plan. Incentive stock options (also referred to as nonstatutory stock options) may be granted to employees of Quantum or any of its parent or subsidiaries. Nonqualified stock options, restricted stock, restricted stock units, stock appreciation rights, performance shares and performance units may be granted to employees and consultants of Quantum or any of its parent or subsidiaries and to members of Quantum’s board of directors. The actual number of individuals who will receive Awards cannot be determined in advance because the Committee has the discretion to select the participants. As of May 31, 2017, approximately 101 of our employees (out of approximately 1,200 eligible employees and consultants) and all of our 7 independent directors were eligible to participate in and received equity grants pursuant to the 2012 Plan.
Stock Options
A stock option is the right to acquire Shares at a fixed exercise price for a fixed period of time. Under the 2012 Plan, the Committee may grant nonqualified stock options and/or incentive stock options. (Under U.S. tax law, incentive stock options entitle employees, but not Quantum, to more favorable tax treatment.) The Committee will determine the number of Shares covered by each option, but during any fiscal year of Quantum, no employee or consultant may be granted options (and/or stock appreciation rights) covering more than 1 million Shares. However, during the fiscal year in which the participant first becomes an employee or consultant, he or she may be granted options (and/or stock appreciation rights) covering up to an additional 1 million Shares. As explained in “Reasons for Amendment” at the beginning of this Proposal Four, a separate fiscal year grant limit applies to each participant who is a non-employee member of our Board. During any fiscal year of the Company, the maximum grant date fair value (calculated in accordance with generally accepted accounting principles) of all awards (as a combined limit) granted to an individual non-employee director may not exceed, in the aggregate, $500,000. In the fiscal year in which a non-employee director first joins the Board, this limit is increased to $750,000. These limits for non-employee directors are referred to below as the “non-employee director grant limits."

The exercise price of the Shares subject to each option is set by the Committee but cannot be less than 100% of the fair market value on the date of grant of the Shares covered by the option. An exception may be made for any options that the Committee grants in substitution for options held by employees of companies that Quantum acquires (in which case the exercise price preserves the economic value of the employee’s canceled option from his or her former employer). In addition, the exercise price of an incentive stock option must be at least 110% of fair market value if (on the grant date) the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of Quantum or any of its subsidiaries or any Quantum parent. The aggregate fair market value of the Shares (determined on the grant date) covered by incentive stock options which first become exercisable by any participant during any calendar year also may not exceed $100,000. The exercise price of each option must be paid in full in cash (or cash equivalent) at the time of exercise. The Committee also may permit payment through the tender of Shares that are already owned by the participant, or by any other means permitted by applicable law.

Options become exercisable at the times and on the terms established by the Committee. The Committee also establishes the time at which options expire, but the expiration may not be later than seven (7) years after the grant date with respect to nonqualified stock options and incentive stock options. However, a participant who owns stock possessing more than 10% of the total combined voting power of all classes of stock of Quantum or any of its subsidiaries or any Quantum parent may not be granted an incentive stock option that is exercisable after five (5) years from the option’s grant date.
Stock Appreciation Rights
Stock appreciation rights are awards that grant the participant the right to receive an amount (in the form of cash, Shares of equal value, or a combination thereof, as determined by the Committee) equal to (1) the number of Shares exercised, multiplied by (2) the amount by which Quantum’s stock price exceeds the exercise price. Quantum may pay the appreciation in cash, in Shares or in a combination of both. The exercise price is set by the Committee but cannot be less than 100% of the fair market value of the covered Shares on the grant date. A stock appreciation right may be exercised only upon satisfying the vesting or other requirements established by the Committee. Stock appreciation rights expire under the same rules that apply to options, meaning that the Committee determines the time at which they expire but the expiration may not be later than seven (7) years after the grant date. Stock appreciation rights also are subject to the same aggregate stock option and stock appreciation rights per-person and per fiscal year combined limits that are described above under “Stock Options”. Thus, during any fiscal year of Quantum, no employee or consultant may be granted stock appreciation rights (and/or options) covering more than 1 million Shares. However, during the fiscal year in which the participant first becomes an employee or consultant, he or she may be granted stock appreciation rights (and/or options) covering up to an additional 1 million Shares. As explained above under “Stock Options,” the non-employee director grant limits place a combined limit on the dollar value of all awards that a non-employee director may receive during a single fiscal year.

Restricted Stock
Awards of restricted stock are Shares that vest in accordance with the terms and conditions established by the Committee. The Committee determines the number of Shares of restricted stock granted to any participant, but during any fiscal year of Quantum, no employee or consultant may be granted more than 750,000 Shares of restricted stock (and/or other full value awards). A participant may receive an additional 750,000 Shares of restricted stock (and/or other full value awards) in the fiscal year in which the participant first becomes an employee or consultant. As explained above under “Stock Options,” the non-employee director grant limits place a combined limit on the dollar value of all awards that a non-employee director may receive during a single fiscal year.

In determining whether an Award of restricted stock should be made, and/or the vesting schedule for any such Award, the Committee may impose whatever conditions to vesting it determines to be appropriate. Any applicable vesting criteria (which may be solely continued employment) or performance goals will be determined by the Committee, subject to the minimum vesting period requirements described below, and may be applied based on company-wide, departmental, divisional, business unit or individual goals, applicable federal or securities laws, or any other basis determined by the Committee in its discretion. The Committee may accelerate the time at which any restrictions will lapse or be removed, subject to the minimum vesting period requirements described below. However, if the Committee desires that the Award be intended to qualify as performance-based compensation under Section 162(m), any restrictions will be based on a specified list of performance goals and certain other requirements (see “Performance Goals” below for more information).

A holder of restricted stock will have full voting rights, unless determined otherwise by the Committee. A holder of restricted stock also generally may be entitled to receive all dividends and other distributions paid with respect to Shares, as determined by the Committee. Dividends and distributions may be made subject to the same vesting criteria and transferability restrictions as the Shares upon which the dividend or distribution was paid.
Performance Units and Performance Shares
Performance units and performance shares are Awards that result in a payment to a participant (in the form of cash, Shares of equal value, or a combination thereof, as determined by the Committee) only if performance goals and/or other vesting criteria established by the Committee are achieved or the Awards otherwise vest. The applicable performance goals or vesting criteria (which may be solely continued employment) will be determined by the Committee, subject to the minimum vesting period requirements described below, and may be applied based on company-wide, departmental, divisional, business unit or individual goals, applicable federal or securities laws, or any other basis determined by the Committee in its discretion. At any time after the grant of performance shares or performance units, the Committee may reduce or waive any vesting criteria, subject to the minimum vesting period requirements described below. However, if the Committee desires that the Award be intended to qualify as performance-based compensation under Section 162(m), any restrictions will be based on a specified list of performance goals and certain other requirements (see “Performance Goals” below for more information).

During any fiscal year of Quantum, no participant may receive performance units having a value greater than $10 million. In the fiscal year in which a participant first becomes an employee or consultant, the participant may be granted additional performance units that have a value of up to $10 million. The Committee establishes the initial value of each performance unit on the date of grant. During any fiscal year of Quantum, no employee or consultant may be granted performance shares (and/or other full value awards) covering more than 750,000 Shares. In the fiscal year in which a participant first becomes an employee or consultant, the participant may be granted additional performance shares (and/or other full value awards) covering up to 750,000 Shares. Participants who are non-employee directors are subject to the separate non-employee director grant limits, as explained above.
Restricted Stock Units
Restricted stock units represent a right to receive Shares (and/or cash of equal value) at a future date determined in accordance with the participant’s award agreement. No monetary payment is required for receipt of restricted stock units or the Shares issued in settlement of the Award (other than any applicable tax withholdings), the consideration for which is furnished in the form of the participant’s service to Quantum. In determining whether an Award of restricted stock units should be made, and/or the vesting schedule for any such Award, the Committee may impose whatever conditions to vesting it determines to be appropriate, subject to the minimum vesting period requirements described below. Any applicable vesting criteria (which may be solely continued employment) or performance goals may be applied based on company-wide, departmental, divisional, business unit or individual goals, applicable federal or securities laws, or any other basis determined by the Committee in its discretion. At any time after the grant of restricted stock units, the Committee may reduce or waive any vesting criteria, subject to the minimum vesting period requirements described below. However, if the Committee desires that the Award be intended to qualify as performance-based compensation under Section 162(m), any restrictions will be based on a specified list of performance goals and certain other requirements (see “Performance Goals” below for more information).

The Committee determines the number of Shares subject to restricted stock units granted to any participant, but during any fiscal year of Quantum, no participant may be granted more than 750,000 Shares subject to restricted stock units (and/or other full value awards) plus an additional 750,000 Shares subject to restricted stock units (and/or other full value awards) in the fiscal year in which a participant first becomes an employee, director or consultant. Restricted stock units may be settled in Shares, cash or a combination of both, as determined by the Committee. Participants who are non-employee directors are subject to the separate non-employee director grant limits, as explained above.

Performance Goals
The Committee (in its discretion) may make performance goals applicable to a participant with respect to an Award. If the Committee desires that an Award is intended to qualify as “performance-based compensation” under Section 162(m) (discussed below), then at the Committee’s discretion, one or more of the performance goals may apply. The 2012 Plan provides for the following performance goals:

•	Cash Flow

•	Customer Satisfaction

•	Earnings per Share

•	Expense Control

•	Margin

•	Market Share

•	Operating Profit

•	Product Development and/or Quality

•	Profit

•	Return on Capital

•	Return on Equity

•	Revenue

•	Total Shareholder Return

Any performance criteria used under the 2012 Plan may be measured, as applicable (1) in absolute terms, (2) in combination with more than one performance goal (including, but not limited to, as a ratio or matrix), (3) in relative terms (including, but not limited to, as compared to results for other periods of time, against financial metrics, and/or against another company or companies), (4) on a per-Share or per-capita basis, (5) against the performance of Quantum as a whole or a business unit or units of Quantum, and/or (6) on a pre-tax or after-tax basis. Further, any performance goals may be used to measure the performance of Quantum as a whole or of a business unit or other segment of Quantum, or of one or more product lines or specific markets, and may be measured relative to a peer group or index. Pursuant to the terms of the 2012 Plan, the Committee may determine whether any significant element(s) or item(s) (including, but not limited to, the effects of mergers and acquisitions) will be included in or excluded from the calculation of any performance goal with respect to any participants. Pursuant to the terms of the 2012 Plan, the Committee may determine that achievement of performance goals for a particular Award may be calculated in accordance with Quantum’s financial statements, GAAP (generally accepted accounting principles) or as adjusted for certain costs, expenses, gains and losses to provide non-GAAP measures of operating results. With respect to restricted stock awards, restricted units, performance shares and performance units intended to qualify as “performance-based compensation” under Section 162(m), the Committee may choose a performance period that is not less than four fiscal quarters.

By granting awards that vest upon achievement of performance goals, the Committee may be able to preserve Quantum’s deduction for certain compensation in excess of $1 million. Section 162(m) limits Quantum’s ability to deduct compensation paid to Quantum’s Chief Executive Officer or our three other most highly compensated named executive officers (other than our Chief Executive Officer and Chief Financial Officer), to $1 million per individual per Quantum tax year. However, Quantum can preserve the deductibility of certain compensation in excess of $1 million if the conditions of Section 162(m) are met. The performance goals listed above, as well as the per-person limits on Shares covered by Awards, permit (but do not require) the Committee to grant Awards that are intended to qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting Quantum to receive a federal income tax deduction in connection with such Awards.
Minimum Vesting Period
The 2012 Plan contains minimum vesting periods for awards of restricted stock, performance shares, restricted stock units and performance units. If the vesting period is based solely on continued employment or service, the total vesting period must be at least three years (for example, but not by way of limitation, the shares could be scheduled to vest as to one-third of the Shares on each of the first three anniversaries of the grant date of the award). If the vesting period requires the achievement of performance goals, the total vesting period must be at least one year. The Committee at its discretion may determine that these minimum vesting periods do not apply if the participant terminates employment or service due to death, Disability (as such term is defined in the 2012 Plan), or if there is a major capital change affecting Quantum. The minimum vesting periods also do not apply to Awards to the non-employee director under the 2012 Plan (and as described below) nor, if determined by the Committee, to a pool of no more than five percent (5%) of the Shares reserved for issuance under the 2012 Plan.
Limited Transferability of Awards
Awards granted under the 2012 Plan generally may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution, and may be exercised during a participant’s lifetime only by the participant. Notwithstanding the foregoing, subject to the terms of the 2012 Plan, the Committee may make an Award transferable on such terms and conditions as the Administrator deems appropriate, such as permitting an individual to transfer an Award to an individual or entity if the transfer is not for consideration and is for bona fide estate planning purposes.
Merger, Change in Control or Other Transactions
In the event of a merger of Quantum with or into another corporation or a change in control (as defined in the 2012 Plan), each outstanding Award will be treated as the Committee determines, including that each Award be assumed or substituted by the successor corporation (or its parent or subsidiary). The Committee is not required to treat all awards similarly. If there is no assumption or substitution of outstanding

Awards, the Awards will fully vest, all restrictions will lapse, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels, and the Awards will become fully exercisable. In addition, if an option or stock appreciation right is not assumed or substituted in the event of a merger or change in control, the Committee will notify the participant that the Award will be exercisable for a specified period prior to the transaction, and the Award will terminate upon the expiration of such period. With respect to Awards granted to a non-employee director that are assumed or substituted for upon a merger or change in control, if the non‑employee director’s status as a director is terminated other than upon voluntary resignation (unless resignation was required by the acquirer) on or after the assumption or substitution, then his or her Awards will fully vest, all restrictions will lapse, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels, and the Awards will become fully exercisable. In the event of a proposed dissolution or liquidation of Quantum, the Committee will notify each participant as soon as practicable prior to the effective date of the proposed transaction. To the extent options and stock appreciation rights are not exercised or other Awards are not vested, the Awards will terminate immediately prior to the completion of the proposed transaction.
Amendment and Termination of the 2012 Plan
The Committee or our Board of Directors generally may amend or terminate the 2012 Plan at any time and for any reason. However, no amendment, suspension, or termination may impair the rights of any participant without his or her consent. If not terminated earlier, the 2012 Plan will continue in effect for a term of ten (10) years from the date of the initial action by our Board of Directors in 2012 to adopt the 2012 Plan.

Summary of U.S. Federal Income Tax Consequences
The following paragraphs are a summary of the general U.S. federal income tax consequences to U.S. taxpayers and Quantum of equity awards granted under the 2012 Plan. Tax consequences for any particular individual may be different.

Nonqualified Stock Options. No taxable income is reportable when a nonqualified stock option with an exercise price at least equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the Shares purchased over the exercise price of the portion of the option exercised. Any taxable income recognized in connection with an option exercise by an employee of Quantum is subject to tax withholding by Quantum. Any additional gain or loss recognized upon any later disposition of the Shares would be capital gain or loss.

Incentive Stock Options. No taxable income is reportable when an incentive stock option is granted or exercised (unless the participant is subject to the alternative minimum tax). If the participant exercises the option and then later sells or otherwise disposes of the Shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the Shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the exercised Shares on the exercise date (or the sale price, if less) minus the exercise price of the portion of the option exercised.

Stock Appreciation Rights. No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and/or the fair market value of any Shares received. Any additional gain or loss recognized upon any later disposition of the Shares would be capital gain or loss.

Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares. A participant generally will not have taxable income at the time an Award of restricted stock, restricted stock units, performance shares or performance units is granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the Shares underlying the Award becomes either (1) freely transferable, or (2) no longer subject to substantial risk of forfeiture. However, the recipient of a restricted stock Award may elect to recognize income at the time he or she receives the Award in an amount equal to the fair market value of the Shares underlying the Award (less any cash paid for the Shares) on the date the Award is granted.

Tax Effect for Quantum. Quantum generally will be entitled to a tax deduction in connection with an Award under the 2012 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonqualified stock option). However, special rules limit the deductibility of compensation paid to our Chief Executive Officer and to our three other most highly compensated named executive officers (other than our Chief Executive Officer and our Chief Financial Officer). Under Section 162(m), the annual compensation paid to any of these specified executives generally will be deductible only to the extent that it does not exceed $1 million. However, we can preserve the deductibility of certain compensation in excess of $1 million if the conditions of Section 162(m) are met. These conditions include stockholder approval of the 2012 Plan (and, for continued eligibility for future Awards, re-approval no later than the first stockholder meeting that occurs in the fifth year following the year in which stockholders last approved the 2012 Plan), setting limits on the number of Awards that any individual may receive and for Awards other than certain stock options and stock appreciation rights, establishing performance criteria that must be met before the Award actually will vest or be paid. The 2012 Plan has been designed to permit the Committee, in its discretion, to choose to grant Awards that are intended to qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting us potentially to receive a full federal income tax deduction in connection with such Awards.

Section 409A. Section 409A of the Code (“Section 409A”) provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2012 Plan with a deferral feature will be subject to the requirements of Section 409A. If an Award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that Award may recognize ordinary income on the amounts deferred under the Award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an Award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

THE FOREGOING IS ONLY A SUMMARY OF THE TAX EFFECT OF U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND QUANTUM WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE 2012 PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A SERVICE PROVIDER’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR NON-U.S. COUNTRY IN WHICH THE SERVICE PROVIDER MAY RESIDE.
Participation in the 2012 Plan
The grant of Awards (if any) that any individual may receive under the 2012 Plan is in the discretion of the Committee and therefore cannot be determined in advance. Our executive officers and non-employee directors have an interest in this proposal because they are eligible to receive discretionary Awards under the 2012 Plan. The following table sets forth information regarding Awards that were granted under the 2012 Plan during Fiscal 2017, our last completed fiscal year, to the executive officers named in the Summary Compensation Table, to all current executive officers as a group, and to all other employees as a group and to our non-employee directors as a group:

Name and Principal Position	Securities Underlying Options Granted (#)	Weighted Average Exercise Price Per Share ($)	Full Value Awards (#)	Fair Market Value of Full Value Awards ($)*
Jon W. Gacek President and Chief Executive Officer	0	—	125,000	1,061,250
Fuad Ahmad Senior Vice President and CFO	0	—	181,250	1,538,813
Christopher S. Willis Former Interim Senior Vice President and CFO	0	—	18,750	159,188
William C. Britts Senior Vice President, WW Sales and Mktg	0	—	50,000	424,500
Robert S. Clark Senior Vice President, Product Operations	0	—	50,000	424,500
Shawn D. Hall Senior Vice President, General Counsel	0	—	65,625	557,156
All other current executive officers as a group	0	—	107,500	912,675
All non-employee directors as a group	0	—	41,875	355,519
All other employees (including all current officers who are not executive officers) as a group	0	—	485,875	4,125,079

*The number of full value awards granted includes both time-based restricted stock units and target performance-based restricted stock units. The Fair Market Value of the Full Value Awards was calculated using the closing prices of our stock on May 31, 2017. For more information about our equity grants, refer to the Summary Compensation Table and Grants of Plan Based Awards table.

As of May 31, 2017, the closing price of our stock on the NYSE was $8.49. Please see the Compensation Discussion and Analysis section of this Proxy Statement for more information regarding the equity awards granted in Fiscal 2017 to the Company’s executive officers.

The total of all Awards granted in Fiscal 2017 resulted in an annual “burn” rate (Shares covered by granted Awards) of 5.01% and a three-year burn rate for the period Fiscal year 2015 - Fiscal 2017 of 5.01%. This three-year burn rate was less than the 2017 three-year average burn rate cap of 6.13% established by a major proxy advisory service for the Company’s industry classification. In addition, the Company’s issued and total overhang as of May 31, 2017 were 5.6% and 16.5%, respectively, both of which were below the applicable medians for the Company’s compensation peer group.

Summary

We believe strongly that the approval of the amended and restated 2012 Plan is essential to our continued success. Awards such as those provided under the 2012 Plan constitute an important incentive and help us to attract and retain people whose skills and performance are critical to our success. Our employees and directors are our most important asset. The 2012 Plan is vital to our ability to attract and retain outstanding and highly skilled individuals to work for the Company and to serve on our Board of Directors.

Required Vote

Approval of the 2012 Plan requires the affirmative vote of the holders of a majority of votes cast on the proposal. If stockholders approve the amended and restated 2012 Plan, it will replace the version of the 2012 Plan that was approved by stockholders at the 2012 Annual Meeting. If stockholders do not approve the amended and restated Incentive Plan, we will not use the amended and restated 2012 Plan but will continue to use the version of the 2012 Plan that was approved by stockholders at the 2015 Annual Meeting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDED AND RESTATED 2012 LONG-TERM INCENTIVE PLAN.

PROPOSAL FIVE

APPROVAL AND RATIFICATION OF AN AMENDMENT TO THE COMPANY’S EXECUTIVE OFFICER INCENTIVE PLAN

We are asking stockholders to approve the amended and restated Executive Officer Incentive Plan (the “Incentive Plan”) so that we may continue to use the Incentive Plan to achieve our business objectives and also to continue receiving a federal income tax deduction for certain compensation paid under the Incentive Plan. The Incentive Plan last was approved by the stockholders at our 2012 Annual Meeting of Stockholders. The Leadership and Compensation Committee of our Board of Directors (the “Committee”) has approved an amended and restated Incentive Plan, subject to approval of our stockholders at the 2017 Annual Meeting of Stockholders.

The version of the Incentive Plan being submitted for approval at the 2017 Annual Meeting has not been materially amended since stockholders last approved the Incentive Plan, except as follows. The proposed Incentive Plan amendment and restatement now would permit performance periods (that is, the period during which an award may be earned based on performance versus the pre-established goals) that last from one fiscal quarter to twelve fiscal quarters (or three fiscal years). Previously performance periods were permitted to last from four to twelve fiscal quarters (or one fiscal year to three fiscal years).

If stockholders approve the amended and restated Incentive Plan, it will replace the version of the Incentive Plan approved by stockholders at the 2012 Annual Meeting. If stockholders do not approve the amended and restated Incentive Plan, we will not use the Incentive Plan. However, in that case, we may find it necessary or desirable to adopt another bonus plan or arrangement.

The following paragraphs provide a summary of the principal features of the Incentive Plan and its operation. The Incentive Plan is set forth in its entirety as Exhibit B to this Proxy Statement. The following summary is qualified in its entirety by reference to Exhibit B.

Purpose

The purpose of the Incentive Plan is to increase shareholder value and the success of the Company by motivating key executives to perform to the best of their abilities and to achieve the Company’s objectives. The Incentive Plan seeks to accomplish this purpose by paying awards only after the achievement of specified performance goals.

Eligibility to Participate

The Committee selects the employees of the Company (and its affiliates) who will be eligible to receive awards under the Incentive Plan. The actual number of employees who will be eligible to receive an award during any particular year cannot be determined in advance because the Committee has discretion to select the participants. The Company had approximately 812 employees as of May 31, 2017, who technically are eligible to be selected to participate in the Incentive Plan but we currently expect that approximately five to ten executives will participate in the Incentive Plan at any given time.

Target Awards and Performance Goals

Under the Incentive Plan, the Committee assigns each participant a target award and performance goal or goals for a performance period set by the Committee. The specified performance goal(s) must be achieved before an award actually will be paid to the participant. The participant’s target award typically will be expressed as a dollar amount or as a percentage of his or her base salary earned during the applicable performance period. The performance goals set by the Committee may require the achievement of objectives for one or more of: (a) cash flow, (b) customer satisfaction, (c) earnings per share, (d) expense control, (e) margin, (f) market share, (g) operating profit, (h) product development and/or quality, (i) profit, (j) return on capital, (k) return on equity, (l) revenue and (m) total shareholder return.

The Committee may choose to set target goals: (1) in absolute terms, (2) in combination with another performance goal or goals (including, for example, as a ratio or matrix), (3) in relative terms (including, but not limited to, the passage of time and/or against other companies or financial metrics), (4) with respect to equity, assets or human resources of the Company (including, for example, on a per share and/or per capita basis), (5) against the performance of the Company as a whole or against particular business units or products of the Company, (6) on a pre-tax or after-tax basis, and/or (7) on a GAAP or non-GAAP basis. Performance Goals may differ from participant to participant, from performance period to performance period and from award to award. The Committee also will determine whether any significant element(s) (for example, the effect of mergers or acquisitions) will be included in or excluded from the calculations. Pursuant to the terms of the Incentive Plan, the Committee may determine that achievement of performance goals for a particular target award may be calculated in accordance with Quantum’s financial statements, GAAP (generally accepted accounting principles) or as adjusted for certain costs, expenses, gains and losses to provide non-GAAP measures of operating results. Each performance period will last from one fiscal quarter to twelve fiscal quarters. We currently plan to use performance periods of one fiscal year under the Incentive Plan. However, we believe it is desirable to have flexibility to use performance periods of different durations in the future in case business conditions warrant.

Actual Awards

After the performance period ends, the Committee certifies in writing the extent to which the pre-established performance goals actually were achieved or exceeded. The actual award that is payable to a participant is determined using a formula that increases or decreases the participant’s target award based on the level of actual performance attained. However, the Incentive Plan limits actual awards to a maximum of $15 million per person for any period of three consecutive fiscal years.

The Committee has discretion to reduce or eliminate (but not to increase) the actual award of any participant. Also, the Committee has discretion to determine whether a participant will forfeit the bonus if the participant terminates employment before a bonus is paid.

Actual awards generally are paid in cash no later than two and one-half months after the performance period ends. However, the Committee reserves the right instead to pay some or all of any award in shares of Company common stock having a fair market value equal to the cash amount foregone. Any such shares would be issued under (and subject to the terms of) our stockholder-approved 2012 Long-Term Incentive Plan (see Proposal Four in this Proxy Statement for more information on that Plan) or another Quantum stockholder approved plan as the Committee may determine.

Actual awards are subject to the Company’s clawback policy as may be established and/or amended from time to time, and the Board of Directors or the Committee may require the forfeiture, return, or reimbursement to Quantum of all or a portion of any actual award paid pursuant to the terms of such clawback policy or as necessary or appropriate to comply with applicable laws.

Administration

The Committee administers the Incentive Plan. Members of the Committee must qualify as outside directors under Section 162(m) of the Internal Revenue Code (“Section 162(m)”). Subject to the terms of the Incentive Plan, the Committee has sole discretion to:

•	Select the employees who will be eligible to receive awards;

•	Determine the target award for each participant;

•	Determine the performance goals that must be achieved before any actual awards are paid;

•	Establish a payout formula to provide for an actual award greater or less than a participant’s target award to reflect actual performance versus the predetermined performance goals; and

•	Interpret the provisions of the Incentive Plan.

Performance Based Compensation

The Incentive Plan is designed to allow us to pay bonuses that are intended to qualify as “performance based” compensation under Section 162(m) of the Internal Revenue Code. Under Section 162(m), the Company may not receive a federal income tax deduction for compensation paid to the Company’s Chief Executive Officer or any of the three other most highly compensated executive officers (other than our Chief Executive Officer and our Chief Financial Officer) to the extent that any of these persons receives more than $1 million in any one Quantum tax year. However, if the Company pays compensation that is “performance based” under Section 162(m), the Company still can receive a federal income tax deduction for the compensation even if it is more than $1 million during a single Quantum tax year. The Incentive Plan permits (but does not require) the Company to pay incentive compensation that is intended to be performance-based and therefore potentially fully tax deductible on the Company’s federal income tax return (subject to future changes in tax laws and other compensation arrangements at the Company). The Committee also may choose to pay bonuses to Incentive Plan participants outside of the Incentive Plan for the accomplishment of other strategic or individual goals, which bonuses may not be deductible to the Company.

Amendment and Termination of the Incentive Plan

The Board of Directors or the Committee may amend or terminate the Incentive Plan at any time and for any reason. However, no amendment, suspension, or termination may impair the rights of any participant under any target award previously granted under the Incentive Plan without his or her consent.

Summary of U.S. Federal Income Tax Consequences
The following paragraphs are a summary of the general U.S. federal income tax consequences to U.S. taxpayers and Quantum of actual awards granted under the Incentive Plan. Tax consequences for any particular individual may be different.
Tax Effect for Participants. When an actual award paid in cash is provided to a participant under the Incentive Plan, the participant generally will recognize ordinary income on the amount of such award. The taxable income recognized by the employee of Quantum is subject to tax withholding by Quantum.

Tax Effect for Quantum. Quantum generally will be entitled to a tax deduction in connection with an award under the Incentive Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income. However, special rules limit the deductibility of compensation paid to our Chief Executive Officer and to our three other most highly compensated named executive officers (other than our Chief Executive Officer and our Chief Financial Officer). Under Section 162(m), the annual compensation paid to any of these specified executives generally will be deductible only to the extent that it does not exceed $1 million. However, we can preserve the deductibility of certain compensation in excess of $1 million if the conditions of Section 162(m) are met. These conditions include stockholder approval of the Incentive Plan (and, for continued eligibility for future awards, re-approval no later than the first stockholder meeting that occurs in the fifth year following the year in which stockholders last approved the Incentive Plan), setting limits on the amounts that any individual may receive during a specified period, and establishing performance criteria that must be met before the award actually will be paid. The Incentive Plan has been designed to permit the Committee, in its discretion, to choose to grant awards that are intended to qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting us potentially to receive a full federal income tax deduction in connection with such awards.

THE FOREGOING IS ONLY A SUMMARY OF THE TAX EFFECT OF U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND QUANTUM WITH RESPECT TO THE AWARDS UNDER THE INCENTIVE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR NON-U.S. COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Bonuses Paid to Certain Individuals and Groups

Awards (if any) under the Incentive Plan are determined based on actual future performance and Committee approval. As a result, future actual awards cannot now be determined. The Committee has established a performance period under the Incentive Plan for the Company’s 2018 fiscal year consisting of the four quarters of our Fiscal Year beginning April 1, 2017, and ending March 31, 2018. The following table sets forth the projected full (target) bonus for the fiscal year 2018 performance period for the persons and groups shown below, based on each participant’s current base salary and assuming exactly one hundred percent (100%) achievement of the applicable performance goals. There is no guarantee that the amounts shown actually will be paid nor that any amounts will be paid for fiscal 2018. Actual awards (if any) under the Incentive Plan for fiscal year 2018 will be calculated based on each participant’s actual earned base salary and may be higher or lower than the target award set forth below based on the level of actual performance attained. In addition, the Committee has discretion to decrease (but not increase) the award otherwise indicated under the pre-established formula. For the 2018 performance period, the Committee selected performance goals for the achievement of company-wide non-GAAP operating income. Our executive officers are eligible to receive awards under the Incentive Plan and, therefore, our executive officers have an interest in this proposal.

Name of Individual or Identity of Group and Position	Target Award ($)
Jon W. Gacek President and Chief Executive Officer	$600,000
Fuad Ahmad Senior Vice President and CFO	$200,000
Christopher S. Willis Former Interim Senior Vice President and CFO(1)	___
William C. Britts Senior Vice President, WW Sales and Marketing	$185,002
Robert S. Clark Senior Vice President, Product Operations	$200,000
Shawn D. Hall Senior Vice President & General Counsel	$166,304
All current named executive officers as a group	$1,351,306
All non-employee directors as a group(2)	___
All other employees (including all current officers who are not executive officers) as a group(3)	___
(1) Mr. Willis is not an executive officer for Fiscal 2018.
(2) Non-employee directors who are not executive officers are not eligible to participate in the Incentive Plan.
(3) Participation in the Incentive Plan currently is limited to employees who are executive officers of the Company.

Required Vote

Approval of the Incentive Plan requires the affirmative vote of the holders of a majority of votes cast on the proposal. If stockholders approve the amended and restated Incentive Plan, it will replace the version of the Incentive Plan that was approved by stockholders at the 2012 Annual Meeting. If stockholders do not approve the amended and restated Incentive Plan, we will not use the Incentive Plan. However, in that case, we may find it necessary or desirable to adopt another bonus plan or arrangement (which likely would not qualify as performance-based compensation under Section 162(m)).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENS A VOTE “FOR” THE APPROVAL AND RATIFICATION OF AN AMENDMENT TO THE COMPANY’S EXECUTIVE OFFICER INCENTIVE PLAN.

PROPOSAL SIX
APPROVAL OF AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO EFFECT A REDUCTION IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK, $0.01 PAR VALUE PER SHARE
The Board has adopted a resolution approving and recommending to the Company's stockholders for their approval a proposal to amend the Company's Amended and Restated Certificate of Incorporation, as amended ("Certificate of Incorporation"), to effect a reduction in the number of authorized shares of the Company's common stock, $0.01 par value ("Common Stock"), from 1,000,000,000 authorized shares to 125,000,000 authorized shares. The reduction in the authorized number of shares of Common Stock will become effective upon the filing of a certificate of amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware.

The Board reserves the right, even after stockholder approval, to abandon or postpone the filing of a certificate of amendment if the Board determines that it is not in the best interests of the Company and the stockholders. If a certificate of amendment effecting the reduction in the number of authorized shares of Common Stock proposal approved by the stockholders is not implemented by the Board before the next succeeding annual meeting of stockholders, the proposal will be deemed abandoned, without any further effect. In that case, the Board may again seek stockholder approval at a future date for a reduction in the number of authorized shares of Common Stock if it deems a reduction to be advisable at that time. The Board will consider the conditions, information and circumstances existing at the time when it determines whether to implement the reduction in the number of authorized shares of Common Stock.

The approval and implementation of Proposal Six would amend and restate the first paragraph of Article IV of the Certificate of Incorporation in its entirety to read as follows:
This Corporation is authorized to issue two classes of shares to be designated, respectively, Common Stock and Preferred Stock. Each share of Common Stock shall have a par value of $0.01 and each share of Preferred Stock shall have a par value of $0.01. The total number of shares of Common Stock this Corporation shall have authority to issue is 125,000,000 and the total number of shares of Preferred Stock this Corporation shall have authority to issue is 20,000,000. The Board of the Corporation, subject to any restrictions contained in Delaware Law, the Bylaws, any preferences and relative, participating, optional or other special rights of any outstanding class or series of preferred stock of the Corporation and any qualifications or restrictions on the Common Stock created thereby, may declare and pay dividends upon the shares of its capital stock. The directors of the Corporation may set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.
Background and Reasons For the Reduction in the Number of Authorized Shares of Common Stock
At the March Annual Meeting, the Company’s stockholders approved an amendment to the Certificate of Incorporation to effect a reverse split of the outstanding Common Stock at a ratio of not less than one-for-three (1:3) and not more than one-for-eight (1:8), the exact reverse stock split ratio to be determined by the Board. The Board subsequently approved a reverse split ratio of one-for-eight (1:8) and such reverse split was effected as of April 18, 2017. As part of the proposal to effect the reverse split, the Company stated in its proxy statement that if the Amendment to the Certificate of Incorporation to effect the reverse split was adopted and the reverse stock split was implemented, the Company intended, at the next annual meeting after the reverse stock split was implemented, to propose an amendment to the Certificate of Incorporation in order to reduce its authorized shares of Common Stock substantially in proportion to the ratio of the reverse stock split. Accordingly, the Company is proposing to reduce its authorized shares of Common Stock in proportion to the 1-for-8 reverse stock split.

Determination of Amount of Reduction in Number of Authorized Shares of Common Stock
As noted above, the reduction in the number of authorized shares of Common Stock is in proportion to the 1-for-8 ratio of the reverse stock split. The following table sets forth, as of the June 30, 2017, the number of shares of Common Stock issued and outstanding and the number of shares of Common Stock reserved or authorized for issuance pursuant to the Company's stock option and other equity compensation plans (not including any increase as a result of proposals contemplated in this proxy statement), and outstanding convertible notes.

Issued and Outstanding Shares of Common Stock	Reserved for Outstanding Equity Awards	Authorized for Future Awards under Equity Incentive Compensation Plan	Reserved for Conversion of Notes	Total Issued, Authorized or Reserved
34,100,518	1,932,102	1,786,437	7,182,131	45,001,188
There are currently no arrangements, agreements or understandings to issue any of authorized but unissued shares of Common Stock that are not otherwise reserved for issuance.
Based on the foregoing analysis, the Board determined that 125,000,000 authorized shares of Common Stock should be adequate to meet the Company's currently anticipated needs for authorized shares of Common Stock for the foreseeable future.

Principal Effects of Reduction in the Number of Authorized Shares of Common Stock

No Effect on Issued and Outstanding Shares of Common Stock or Number of Stockholders. Currently, we are authorized to issue up to a total of one billion (1,000,000,000) shares of Common Stock of which 34,100,518 shares were issued and outstanding as of June 30, 2017. The proposed reduction in the number of authorized shares of Common Stock will not alter the relative rights and preferences of existing stockholders. All issued and outstanding shares of Common Stock will remain fully paid and non-assessable after the reduction in the number of authorized shares of Common Stock. The number of stockholders of record would not be affected by the reduction in the number of authorized shares of Common Stock.

No Effect on Number of Authorized Shares of Preferred Stock. Currently the Company is authorized to issue up to a total of twenty million (20,000,000) shares of Preferred Stock, par value $0.01 per share, none of which are issued and outstanding. One million (1,000,000) shares of Preferred Stock are designated "Series B Junior Participating Preferred Stock," none of which is issued and outstanding. The proposed reduction in the number of authorized shares of Common Stock will not change the total number of authorized shares of Preferred Stock or the par value per share of the Preferred Stock.

No Effect on Voting Rights. The voting rights of the holders of Common Stock will not be affected by the reduction in the number of authorized shares of Common Stock. None of the Preferred Stock is issued and outstanding, but the voting rights of the Preferred Stock, when and if issued, will not be affected by the reduction in the number of authorized shares of Common Stock.

No Change in Par Value Per Share, Stated Capital or Additional Paid-In Capital. The reduction in the number of authorized shares of Common Stock will not change the par value per share of the Common Stock, the stated capital attributable to the Common Stock or the additional paid-in capital account on the Company's balance sheet. The per-share net income or loss and net book value of the Common Stock will not change as a result of the approval and implementation of the proposed amendment to the Certificate of Incorporation.

No Effect on Outstanding Equity Awards, Equity Incentive Plans or Convertible Notes. The reduction in the number of authorized shares of Common Stock will not affect outstanding equity awards or our convertible notes or affect the number of shares reserved for issuance under our equity incentive plans or any other reserves.

No Effect on the Company's Registration and Reporting Under the Securities Exchange Act of 1934 or on the Company's NYSE Listing. The Common Stock is currently registered under Section 12(b) of the Exchange Act, and the Company is subject to the periodic reporting and other requirements of the Exchange Act. The proposed reduction in the number of authorized shares of Common Stock will not affect the registration of the Common Stock or the Company's reporting obligations under the Exchange Act. Whether or not the proposed reduction in the number of authorized shares of Common Stock is implemented, the Common Stock will continue to be listed on the NYSE under the symbol "QTM."

Disadvantages and Risks Associated with the Reduction in the Number of Authorized Shares of Common Stock

Even though the Board believes that the reduction in the number of authorized shares of Common Stock will not result in any adverse consequences to the Company or its stockholders, it is possible that the reduction could delay or impact the Company's ability to implement acquisitions or increases in the shares reserved for the Company’s equity plans. The decrease in the number of authorized shares of Common Stock will reduce the number of shares of Common Stock that would be available for future issuances, including issuances in connection with acquisitions or other corporate purposes, such as under the Company’s equity compensation plans. Should the need for additional authorized shares of Common Stock arise, the Company would have to incur the cost and expense of presenting a proposal for an increase in the number of authorized shares of Common Stock to stockholders for approval. The need to obtain stockholder approval for an increase in the number of authorized shares of Common Stock may also delay the closing of an acquisition. Because stockholder approval would require the affirmative vote of a majority of the outstanding shares entitled to vote on the matter, it is possible that the Company may not be able to obtain the required stockholder approval when necessary to effect an acquisition or other corporate transaction, such as increasing the number of shares available for issuance under the Company’s equity compensation plans.

Implementation of Reduction in Number of Authorized Shares of Common Stock

If Proposal Six is approved at the Annual Meeting and the Board elects, in its sole discretion, at any time prior to the Company's next succeeding annual meeting of stockholders to implement the reduction in the number of authorized shares of Common Stock, the reduction in the number of authorized shares of Common Stock will become effective upon filing of a certificate of amendment to the Certificate of Incorporation with the office of the Secretary of State of the State of Delaware.

No Dissenters' or Appraisal Rights

Under the General Corporation Law of the State of Delaware, stockholders are not entitled to appraisal rights with respect to the reduction in the number of authorized shares of Common Stock.

Vote Required and Recommendation of the Board

The affirmative vote of a majority of the shares of Common Stock issued and outstanding on the Record Date is required to approve the amendment to the Certificate of Incorporation to accomplish the reduction in the number of authorized shares of Common Stock. Abstentions and shares not present in person or by proxy at the Annual Meeting will have the same effect as votes against the proposal.

THE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO EFFECT A REDUCTION IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK, $0.01 PAR VALUE PER SHARE
.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) describes the overall philosophy, material elements and actual compensation provided to the executive officers of the Company who served as our principal executive officers and principal financial officers during Fiscal 2017, as well as the three executive officers who were the next most highly-compensated executive officers as of the end of Fiscal 2017. Our named executive officers for Fiscal 2017 are:

Jon W. Gacek	President & Chief Executive Officer
Fuad Ahmad	Senior Vice President & Chief Financial Officer
Christopher S. Willis	Former Interim Senior Vice President & Chief Financial Officer
William C. Britts	Senior Vice President, Worldwide Sales and Marketing
Robert S. Clark	Senior Vice President, Product Operations
Shawn D. Hall	Senior Vice President, General Counsel
Following the end of Fiscal 2016 and into the beginning of Fiscal 2017, Mr. Willis served as our Interim Senior Vice President and Chief Financial Officer until Mr. Ahmad joined the Company. Effective April 15, 2016, Mr. Ahmad joined in the role as Senior Vice President, Chief Financial Officer and Mr. Willis resumed his position as Vice President, Financial Planning and Analysis. Mr. Hall, Senior Vice President General Counsel, was a named executive officer for Fiscal 2015 and for Fiscal 2017.
Executive Summary - Overview of Fiscal 2017
Business and Financial Highlights for Fiscal 2017
Our goal for Fiscal 2017 was to increase shareholder value by growing our scale-out storage revenue and investing to drive future scale-out growth while also delivering on our operating profit goals. In scale-out storage, we continued to focus on building our market presence beyond media and entertainment into video surveillance, technical workflow and unstructured data archive use cases. Outside of scale-out storage, our strategy was, and continues to be, to continue leveraging our technology leadership, our extensive customer base and our channel and technology partnerships to generate profits and cash from our offerings.
During Fiscal 2017, we introduced a new Scalar Storage Platform which includes the StorNext AEL6 media archive appliance and the Scalar i6 and Scalar i3 tape libraries. We also added an enterprise model of our DXi6900 series, the DXi6900-s, which includes twice the density and quadruple the sustained performance of the current DXi 6900. In addition, we added our Xcellis Application Director, part of the StorNext Data Management Platform, to our surveillance and security solutions.
Some of our financial highlights in Fiscal 2016 included:

•
We had total revenue of $505.3 million in Fiscal 2017, a $29.4 million increase from Fiscal 2016, primarily due to increased revenue from scale-out storage solutions, devices and media, and disk backup systems, partially offset by a decrease in revenue from tape automation systems.

•	Revenue from branded scale-out storage solutions totaled $148.0 million in Fiscal 2017, an increase of 17% as compared to Fiscal 2016.

•
Our Fiscal 2017 gross margin percentage decreased 50 basis points from Fiscal 2016 to 42.2% primarily due to a decrease in overall margin related to changes in our overall revenue mix. Higher margin service revenue decreased and lower margin products comprised a higher portion of our overall product revenue. In addition, we are experiencing overall pricing pressure in the storage market, which has resulted in increased discounting of our products.

•
Our operating expenses decreased $69.6 million in Fiscal 2017, or 25.7%, from Fiscal 2016 which included a $55.6 million goodwill impairment charge. The remaining decrease was primarily due to a decrease in compensation and benefits costs resulting from continued focus on operational efficiencies. a decrease in commission expense on lower branded revenue and a decrease in intangible amortization expense due to certain intangibles becoming fully amortized.

•	We had income of $3.6 million in Fiscal 2017 compared to a $76.1* million net loss in Fiscal 2016.

•
We entered into a credit facility consisting of our term loan and revolving credit facility (“credit facility”). The credit facility includes a revolving credit and security agreement with PNC Bank, National Association (“revolving credit agreement”) and a term loan credit and security agreement with TCW Asset Management Company LLC (“term loan agreement”). We used the proceeds of the credit facility to pay off the approximately $60 million drawn on our former revolving credit facility with Wells Fargo Capital Finance and plan to use additional proceeds to address our $70 million of 4.50% convertible notes maturing in November 2017.

*In connection with the preparation of our condensed consolidated financial statements for the quarter ended December 31, 2016, we identified an error related to the manner in which we had previously recognized costs for certain third party maintenance contracts. Specifically, we had historically expensed such costs in the period the contracts were entered into rather than recognizing them ratably over the contract period. The

Company also revised the previously issued financial statements to correct a known out of period reduction of costs of product revenues of $0.3 million in the nine month period ended December 31, 2015. We evaluated the errors and determined that the related impact was not material to our results of operations or financial position for any prior annual or interim periods. The results of the revision are reflected in the reported amounts for gross margin percentage and net loss for Fiscal 2016.
Executive Compensation Highlights for Fiscal 2017
We are committed to responsible and effective executive compensation practices that aim to enhance stockholder value. We seek to balance the need to compensate our executive officers fairly and competitively based on their importance to the growth and success of our business and their individual contributions with our objective of ensuring that their compensation reflects Company performance and rewards for both short-term and long-term financial success. Our executive compensation program aims to (i) enhance stockholder value by designing appropriate leadership and compensation programs to enable the successful execution of the Company’s corporate strategy and objectives, (ii) facilitate market competitiveness by attracting and retaining the best talent and (iii) promote meritocracy by recognizing individual contributions. The following actions summarize the business results that impacted our compensation programs and the compensation actions we took for our named executive officers during Fiscal 2017:

•
Effective April 18, 2017, the Company effected a 1-for-8 reverse stock split combining eight shares of the Company's common stock into one share with no change in par value. As a result the Company's outstanding common stock was reduced from approximately 273 million shares to approximately 34 million shares. For the purposes of this CD&A, all shares and share prices have been adjusted to account for the effect of the reverse stock split.

•
As our industry is rapidly evolving with many of our peer companies being acquired or changing in revenue size, our Fiscal 2017 Peer Group was modified from our Fiscal 2016 list. Four companies were removed as a result of acquisitions or the companies' revenue size exceeded that of our established parameters. Five new companies were added to our Peer Group in order to maintain a large enough group of comparator companies.

•
Effective April 15, 2016, Mr. Fuad Ahmad joined the Company as Senior Vice President and Chief Financial Officer. Mr. Willis served as the Interim Senior Vice President and Chief Financial Officer through April 14, 2016.

•
We reviewed the salaries of our executive officers in comparison to the market and the performance of each executive. As a result of this review, we determined not to increase Mr. Gacek’s salary or any of our named executive officers with the exception to Mr. Hall, who received a slight increase of 1.53% to better align his base salary with the market.

•
While we exceeded the Company's operating income plan for the year, this achievement did not meet the pre-established goals for purposes of funding our annual bonus program, therefore the bonus pool was not funded and no bonuses were allocated in Fiscal 2017.

•
The fair market value of the Company's common stock following the end of Fiscal 2016 and into Fiscal 2017 was approximately $0.61 per share prior to the reverse split. Senior management and the Committee had concern that the equity compensation program following Fiscal 2016 was no longer market competitive and may not be a strong vehicle for attracting and retaining executive talent. In addition, the Committee felt the financial metrics used to determine the performance-based restricted stock awards did not properly align reward our executive officers when at least the product revenue goal was satisfied. As a result, for Fiscal 2017, the Committee approved to align the performance-based equity awards to one metric, a product revenue goal.

•
Since Fiscal 2014, the Company moved from granting only time-based restricted stock units toward a mix of time-based restricted stock units and performance-based restricted stock units for the CEO. For Fiscal 2017, Mr. Gacek's equity mix was weighted heavier on the performance-based shares, with 55% on performance-based RSUs and 45% on time-based RSUs, to further align his performance to the Company's strategic revenue goal. Based on actual Fiscal 2017 results, the Company satisfied and exceeded the threshold performance goal. Mr. Gacek earned 64.1% of his target performance-based equity award.

•
Since Fiscal 2015, the Company has moved from granting only time-based restricted stock units toward a mix of time-based restricted stock units and performance-based restricted stock units for our executive officers. For Fiscal 2017, 55% of the total awards granted to the executive officers were performance-based. Based on actual Fiscal 2017 results, the Company satisfied and exceeded the threshold revenue performance goal and as a result, the executive officers earned 64.1% of their target performance-based equity award.

•
In Fiscal 2017, in order to increase the competitiveness of our equity compensation, the Company moved the time-based performance units from a four-year vesting schedule to three-year vesting aligning with our former practices in Fiscal 2015 and 2014. The performance stock units remained on the three-year vesting schedule.

•
We continue to maintain responsible compensation practices including having stock ownership guidelines for our CEO, an anti-pledging/anti-hedging policy, no tax gross-ups and no excessive executive perquisites.

Executive Compensation Philosophy
Pay for Performance Compensation Philosophy and Objectives
The executive total compensation program is intended to encourage and reward the executives for significant contributions to the Company’s success and for the creation of stockholder value. The Company has established and maintains a competitive pay-for-performance executive total compensation program. The objectives of the Company's total compensation program are to:

•	provide a strong link between pay and performance on both an individual and Company level and encourage and reward executives for significant contributions to the Company’s success;

•	ensure that the interests of all executives are aligned with the success of the Company and the interests of the Company’s stockholders;

•	promote the achievement of the Company's short-term and long-term strategic objectives;

•	provide compensation opportunities that will attract, motivate and retain the most qualified executive talent to accomplish these objectives;

•	provide executives with a total compensation package that strikes an appropriate balance between fixed and variable pay and between short-term and long-term incentives;

•	take into account relevant economic and market considerations;

•	and ensure that the total compensation levels of executives are externally competitive and internally consistent and fair.
Our executive total compensation program is designed to offer target cash and equity compensation opportunities at market-competitive levels and to reward superior Company and individual performance. Company performance, as measured by pre-established corporate performance metrics and share price, together with individual performance, as measured through the Company’s annual performance evaluation process, greatly affect annual and long-term compensation levels. Actual compensation is expected to be, and will be, below targeted market median levels if the Company and/or the executive officer does not achieve the designated Company and individual performance objectives. The Committee believes that this program aligns the interests of our executive officers with those of our stockholders in promoting the creation of long-term stockholder value.
Competitive Positioning
Market competitiveness is an important element of our executive compensation program. The Committee has established that market competitiveness for this purpose generally means the market median and has determined to generally target the market median with respect to each component of our executive compensation program. In assessing the market competitiveness of our executive compensation program, the individual elements, as well as the aggregate total compensation of each executive officer (which includes base salary, target annual incentive opportunity and annual equity awards), are compared to the corresponding market median for executive officers holding similar positions or who have similar levels of responsibility in technology companies of similar size. While our compensation philosophy is to generally target the market median for competitiveness purposes, the actual compensation paid to our executive officers may be above or below the competitive market based on individual and Company performance.
As its sources of data for identifying and establishing market median compensation levels, the Committee utilizes applicable compensation data from the Company’s Peer Group (as defined and discussed below), as well as from the Radford Global Technology and Radford Global Sales surveys (the “Radford Surveys”) of technology companies with annual revenue between $500M and $999.9M (collectively, the “Market Data”). In the case of our CEO, the Committee uses the data from our Peer Group for competitive benchmarking purposes as the Committee believes this data, given the composition of the Peer Group and the fact that each public company is required to disclose the compensation of its CEO, is the best source of competitive CEO compensation. In the case of our other executive officers, for Fiscal 2017, the Committee referenced Peer Group data provided by our independent compensation consultant. The positions of our executive officers for Fiscal 2017 were found to be directly comparable to those found in our Peer Group specific to technology companies that are comparable in size to the Company in terms of revenue.
Peer Group
The Committee conducts an annual review of its Peer Group to provide relevant compensation information to support compensation decision making. The intent is to define companies in its Peer Group that are reasonably comparable to the Company in terms of industry and financial characteristics. For purposes of Fiscal 2017, the Committee used the following criteria for purposes of conducting its annual review and evaluating the Peer Group:

•	Technology hardware and equipment companies;

•	Inclusion of some companies with a hardware/software mix or systems/software orientation based on the Company’s strategic business direction;

•	Comparability to the Company in terms of revenue (~0.5x - 2.0x) and market capitalization (~0.5x - 5.0x); and

•	Other factors, including, geography, revenue growth, profitability, valuation, number of employees, and enterprise value.

Prior to Fiscal 2017, the Committee, with the assistance of the Company's independent compensation consultant, Compensia, Inc. (“Compensia”), reviewed and updated its compensation Peer Group. Based on the above criteria, Compensia recommended, and the Committee approved, the following group of peer companies for Fiscal 2017 (the “Peer Group”) (with annual revenue and market capitalization shown based on the latest available public filings with the SEC at the time the Peer Group was approved):

Fiscal 2017 Peer Companies
Avid Technology, Inc.	Datalink Corporation	Integrated Device Technology, Inc.
Barracuda Networks, Inc.	Electronics for Imaging	Nimble Storage, Inc.
Black Box Corporation	Extreme Networks	QLogic Corporation
Calix, Inc.	GlassBridge Enterprises, Inc.	ShoreTel, Inc.
Checkpoint Systems, Inc.	Harmonic Inc.	Silicon Graphics International Corp.
Cray Inc.	Infinera Corporation	Sonus Networks, Inc.
As our industry is rapidly evolving with many of our peer companies being acquired or changing in revenue size, our Fiscal 2017 Peer Group was modified from our Fiscal 2016 list. Four companies were removed as a result of acquisitions or the companies' revenue size exceeded that of our established parameters. Five new companies were added to our Peer Group in order to keep a large enough group of comparator companies bringing the Peer Group total for Fiscal 2017 to 18 companies. One company, Imation Corporation, changed its name to GlassBridge Enterprises, Inc. and remains in our FY17 Peer Group.
The five additional companies added to the Fiscal 2017 Peer Group were between $250M and $1B (~0.5x - 2.0x) in revenue and $250M and $2.5B (~0.5x - 5.0x) market capitalization, respectively. At the time the Fiscal 2017 Peer Group was approved, the Company's revenue and market capitalization of $536M and $303M was at or below that of the Peer Group averages of $537M and $496M, respectively. The Committee concluded that the Peer Group of 18 companies was sufficient and representative in terms of number and size of companies for competitive executive compensation purposes.

Quantum vs. Fiscal 2017 Peer Group
$1,100
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
Revenue ($Millions)
Quantum
$0
$500
$1,000
$1,500
$2,000
$2,500
$3,000
Market Capitalization ($Millions)

The Committee used the same criteria to review and establish the Peer Group for Fiscal 2018. For purposes of the Fiscal 2018 Peer Group, Checkpoint Systems Inc., QLogic Corporation and Silicon Graphics International Corporation were acquired which reduced our total peer companies to 15. The data from the remaining 15 companies are being used to guide our pay decisions for Fiscal 2018. Two additional companies were recently acquired (Datalink Corporation and Nimble Storage, Inc.) further reducing our Peer Group to 13 companies. As we plan for Fiscal 2019, our Committee anticipates making further revisions and additions to increase the number of companies included in our Peer Group.
Executive Compensation Process and Decision-Making
Role of the Leadership and Compensation Committee and the Board of Directors - During Fiscal 2017, the members of the Leadership and Compensation Committee were David A. Krall, Chair of the committee and Louis DiNardo (neither of whom stood for reelection at the March Annual Meeting) and Mr. Roberson. The Leadership and Compensation Committee of the Board is currently composed of Mr. Sanchez, Chair of the Committee, Mr. Pinchev and Mr. Rau.
The Committee oversees and approves all compensation and benefit arrangements for our executive officers, other than for our CEO. In the case of the compensation of our CEO, the independent members of the Board of Directors, based on the recommendations of the Committee, review and approve his compensation. A substantial portion of the Committee’s work involves an annual review of our executive compensation program, including determining total compensation levels for our executive officers and evaluating Company and individual executive officer performance. The Committee considers a variety of factors when determining our executive compensation program and total compensation levels. These factors include the Company’s financial performance for the most recent fiscal year, the executive officers compensation in relation to the approved Peer Group, the recommendations from our CEO for all executive officers (other than for himself), the input from Compensia, and the results of competitive studies and analyses prepared by Compensia and Company management, the outcome of our annual say-on-pay vote, input we receive from stockholders and the individual performance of each executive. The Committee also considers shareholder dilution, burn rate, and other Company restrictions such as a limited share pool when examining executive officer compensation.
Role of the Compensation Consultant - During Fiscal 2017, the Committee consulted with Compensia on a range of issues relating to executive compensation and engaged Compensia to review the results of executive compensation studies and analyses conducted by Company management. Compensia serves at the discretion of the Committee and provides services only to the Committee. Compensia regularly meets with the Committee both with and without management present. The Committee regularly reviews its advisers’ independence status against the specific independence factors contained in the rules of the Securities and Exchange Commission and the related New York Stock Exchange corporate governance listing standards and has determined that no relationship or conflict of interest exists that would preclude Compensia from independently advising the Committee.
Role of Management - The Committee reviews recommendations made by the CEO on various executive compensation matters, including executive compensation program design, annual corporate performance metrics, bonus funding target levels, and evaluations of corporate and executive officer performance. Other members of the Company’s management team provide the Committee with the Market Data as well as data and information relating to various executive compensation matters. In addition, our CEO makes individual compensation recommendations to the Committee for our executive officers (other than for himself). While the Committee considers all recommendations made by the CEO, ultimate authority for all compensation decisions regarding our executive officers (other than for our CEO), rests with the Committee and, in the case of our CEO, rests with the independent members of the Board of Directors. Certain members of the Company’s executive management team, including our CEO and CFO, attend Committee meetings and participate in the Committee’s discussions and deliberations. However, these individuals are not present when the Committee or the independent members of the Board of Directors discusses and determines their compensation. At each meeting, the Committee also may choose to meet in an executive session without members of management present and may meet without any members of management present at any time.
Role of the Peer Group - The companies listed in the section "Peer Group" were approved by the Committee for the Fiscal 2017 Peer Group. The Committee examines the pay practices and programs of the Peer Group and how the total target compensation for our CEO and Officers compares to similar roles of these companies as market reference points. While it is the goal of the Committee to ensure our compensation practices are competitive and aligned with the Peer Group, the Committee must take into consideration other factors such as the financial position of the company, budgetary guidelines, restrictions on the size of the equity pool, burn-rate and dilution, shareholder return, and the strategic goals of the Company. As such, the Committee relies on their own experience and judgment, recommendations from management, consultation from Compensia, as well as Peer Group benchmark data to make final decisions about the Company's compensation practices.
Say on Pay - The Company's 2016 Annual Meeting of Stockholders was delayed until March 31, 2017, the last day of Fiscal 2017, and approximately 91.5% of the vote cast on the non-binding advisory vote on our executive compensation program supported the compensation of our named executive officers. In light of the timing of the March Annual Meeting and this voting result, we made no significant changes to our executive compensation program in Fiscal 2017.
Performance Evaluation Process
Our executive compensation program is guided by and reflects a “pay-for-performance” philosophy. For Fiscal 2017, we followed our established and formal annual performance review and evaluation process under which the individual performance of our executive officers is reviewed by our CEO with the Committee. Each executive officer is evaluated by our CEO based on demonstrated leadership skills, individual contributions to the success of the Company during the fiscal year and results against any pre-established annual performance objectives. Our CEO then prepares performance evaluations for each of our executive officers detailing their performance for the prior fiscal year. Upon the completion of the evaluation process, typically in June, our CEO meets with the Committee to review and discuss his evaluation of executive officer performance which is then taken into account in connection with compensation decisions with respect to such executives as described further below.
Executive Compensation Review and Approval Process
As part of the annual performance evaluation process, the Committee evaluates the recommendations of our CEO for our executive officers, including base salary adjustments, incentive awards and equity awards. In making these recommendations, our CEO takes into account the following factors:

•	The median target compensation levels from the Market Data for each element of direct compensation (i.e., salary, short-term incentives and equity awards) for each of our executive officers;

•
The annual performance of each executive officer based on our CEO’s assessment of his or her contributions to our overall performance, including the ability of the executive officer to successfully lead his or her functional organization and to work effectively across the entire organization;

•	Internal compensation equity among our executive officers;

•	Our Company performance against the performance goals and objectives established by the Committee and the Board of Directors for the fiscal year; and

•	Our Company performance for the fiscal year against the Peer Group.

In making his compensation recommendations to the Committee, our CEO considers each of the above factors and no single factor is determinative.
Through the performance evaluation and executive compensation review process, the Committee reviews the performance evaluations, discusses the individual performance of each executive officer, reviews the compensation recommendations of our CEO and approves the compensation for our executive officers.
CEO Performance Evaluation
With respect to the performance evaluation and compensation review process for our CEO, the independent members of the Board of Directors conduct a review of our CEO’s performance against his objectives for the fiscal year that were previously reviewed and approved by the Committee and the independent members of the Board. The CEO generally provides a summary of his results against objectives and the Committee is also provided with data regarding the Company’s performance as compared to the performance of the Peer Group. The Committee and the independent members of the Board of Directors then review the CEO’s performance results against his objectives and consider the CEO’s compensation in light of that performance evaluation.
Compensation of the Chief Executive Officer
The Committee recognizes that special scrutiny is applied to the compensation of the Chief Executive Officer, as the most highly compensated of the named executive officers and the primary leader of the company. The Committee believes that the total compensation opportunity for Mr. Gacek, our Chief Executive Officer, was both appropriate and performance-based in Fiscal 2017.
In Fiscal 2017, the total realizable compensation actually paid to Mr. Gacek was less than his total target compensation. For purposes of this CD&A, total realizable pay is defined as the sum of the base salary, actual earned short-term cash incentive payments, actual time-based equity awards granted, and actual equity awards that become eligible to vest based on performance (as measured based on the value of such awards as of March 31, 2017). Total target compensation is defined as the sum of the base salary, target short-term cash incentives, and target equity awards that could become eligible to vest based on service or performance (as measured based on the grant date value of such awards) during the fiscal year.
Of Mr. Gacek's total compensation opportunity for Fiscal 2017, 51% was tied to both performance-based equity and short-term cash incentives. Due to the company financial performance previously described, Mr. Gacek did not receive any portion of his short-term cash incentives. The Company satisfied product revenue performance levels above threshold and therefore Mr. Gacek received 64.1% of his target performance-based equity. The following graph illustrates that Mr. Gacek’s Fiscal 2017 Total Realizable Compensation was 51.4% of his Fiscal 2017 Total Target Compensation.

Elements of Compensation
Consistent with our compensation philosophy and objectives, the Company provides a mix of compensation elements that emphasizes annual cash incentives and long-term equity incentives. Our executive compensation program consists of base salary, an annual bonus opportunity, equity awards with both time and performance-based vesting, minimal perquisites and certain other benefits including health and welfare benefits, change of control, and severance protection.

Base Salary
Overview
Base salaries are set competitively to attract and retain executive talent while compensating our named executive officers for their day-to-day responsibilities. The base salaries are typically reviewed annually in June and may be adjusted in accordance with individual performance, market alignment, company performance, promotions or an increased level of responsibility. As in previous years, the Committee continues to generally position the base salaries of our Chief Executive Officer and other executive officers at market median based on the Peer Group data and other benchmark data from other compensation surveys.
Base Salary Adjustments Made in Fiscal 2017

Named Executive Officer	Title	Fiscal 2016 Salary	Increase %	Fiscal 2017 Salary
Jon W. Gacek	President & Chief Executive Officer	$600,000	—%	$600,000
Fuad Ahmad(1)	Senior Vice President & Chief Financial Officer	$—	—%	$340,000
Christopher S. Willis	Former Interim Senior Vice President & Chief Financial Officer	$237,505	—%	$237,505
William C. Britts	Senior Vice President, WW Sales & Marketing	$370,004	—%	$370,004
Robert S. Clark	Senior Vice President, Product Operations	$400,000	—%	$400,000
Shawn D. Hall(2)	Senior Vice President, General Counsel	$327,608	1.53%	$332,608
(1) Mr. Ahmad joined the Company on April 15, 2016. For Fiscal 2017 and per his offer letter agreement with the Company, Mr. Ahmad's annual salary was a percentage of the "Total Fee Basis" of $400,000 subject to a 15% placement fee paid directly to FLG Partners, LLC, a leading CFO consulting and board advisory firm where Mr. Ahmad has been a partner since 2013. Upon the second year of employment, Mr. Ahmad's base salary will be paid 90% of the Total Fee Basis with 10% placement fee paid to FLG and following the third year of employment, Mr. Ahmad's base salary will be paid at 95% of the Total Fee Basis with 5% paid directly to FLG.
(2) Mr. Hall was a named executive officer in Fiscal 2015 and Fiscal 2017.
The Committee agreed that Mr. Gacek’s base salary was aligned with the median base salary of the Company’s Peer Group; therefore Mr. Gacek did not receive a base salary increase in Fiscal 2017. Mr. Willis served as Interim CFO for approximately four months. His compensation was not changed during the period he served as CFO, and he continues to be compensated as a Vice President Finance.
Mr. Gacek reviews the salaries for his staff annually and makes base salary increase recommendations to the Committee based on the following considerations: (i) base salaries for each of these named executive officers is approximately at the market median for comparable executive officer positions within the Peer Group, (ii) is reflective of the role and contribution of each officer within the Company, (iii) provides each officer with a competitive base salary that will assist the Company in retaining executive talent, and (iv) maintains internal equity for comparable executive positions. As a result of this annual evaluation, Mr. Gacek recommended and the Committee approved a 1.53% increase for Mr. Hall. No other salary adjustments for the officers were proposed at this time.
Annual Incentive Plan
Overview of Annual Incentive Plan
All of our executive officers participate in the Company's Executive Officer Incentive Plan ("the Incentive Plan"). The Incentive Plan is structured to support our strategic business plan and reflects the Company’s underlying business conditions. It is intended to provide competitive annual incentive compensation opportunities to our executive officers while supporting our pay-for-performance philosophy by directly tying annual cash incentive compensation levels to both corporate and individual performance. The annual incentive is set as a percentage of the employee's base salary and earned only when significant over-achievement of pre-established corporate metrics are achieved. The Incentive Plan was re-approved by the Company's stockholders at the 2012 Annual Meeting.
The Incentive Plan provides for the funding of an annual incentive pool based upon the achievement of one or more pre-established financial or operational performance objectives. If the minimum level of performance is achieved, the Incentive Plan's pool is funded with a pre-determined amount. As company performance levels increase over the minimum level, the pool's funding increases incrementally until the maximum performance threshold is attained. Payouts are calculated based on the actual results of the company performance measured as of the last day of our fiscal year and the threshold, target, and maximum achieved. The Committee may, in its discretion, reduce or prohibit the actual payout of the annual incentive plan.
In addition to the Incentive Plan, in connection with his assumption of the role as Senior Vice President, Worldwide Sales and Marketing, Mr. Britts also participates in the Company’s Sales Compensation Plan which provides him with the opportunity to earn sales commissions based on the Company’s revenue. The purpose of Mr. Britts' participation in this plan is to drive increased revenue growth and directly linking a portion of Mr. Britts target total cash to the Company's financial performance for branded products and branded services revenue.

Target Annual Incentive Award Opportunity
Each executive officer has a target annual incentive award opportunity that is expressed as a percentage of his or her base salary. Target annual incentive awards are reviewed, set, and approved annually as part of our executive compensation review. Annual incentive targets are compared to market data including the Peer Group and set approximately at market median; including with respect to the Fiscal 2017 target annual incentive award opportunity for each named executive officer. In addition to the annual incentive under the Incentive Plan, Mr. Britts’ has a targeted sales commission opportunity approved by the Committee and deemed to be market competitive.

Named Executive Officer	Title	Fiscal 2016 Target	Fiscal 2017 Target
Jon W. Gacek	President & Chief Executive Officer	100%	100%
Fuad Ahmad(1)	Senior Vice President & Chief Financial Officer	50%	50%
Christopher S. Willis	Former Interim Senior Vice President & Chief Financial Officer	35%	35%
William C. Britts(2)	Senior Vice President, WW Sales & Marketing	50%	50%
Robert S. Clark	Senior Vice President, Product Operations	50%	50%
Shawn D. Hall	Senior Vice President, General Counsel	50%	50%
(1) Mr. Ahmad's Fiscal 2017 annual incentive target is 50% of his "Total Fee Basis" of $400,000 per his offer letter subject to 15% placement fee to FLG Partners, LLC.
(2) In addition to the target annual incentive award opportunity under the Executive Officer Incentive Plan, in August, 2013, the Committee approved a $200,000 annual commission target for Mr. Britts (described further below).
The Committee determined that the target annual incentive award opportunities for all of the named executive officers were generally aligned with the market median. Although each named executive officer has an annual incentive target opportunity, actual incentive awards for our executive officers under The Incentive Plan may be above or below the established target opportunities, and may be eliminated entirely, depending on actual Company and individual performance. To remain competitive with our Peer Group, management recommended and the Committee approved an incentive plan maximum payout of 200% of the target opportunity, an increase from 150% in Fiscal 2016, for our CEO, Officers and direct reports to the CEO.
Performance Metrics and Targets of The Executive Officer Incentive Plan for Fiscal 2017
For Fiscal 2017, the Committee approved the use of one financial performance metric, non-GAAP operating income, for the Incentive Plan. While the Incentive Plan has a single metric, the focus on operating income is a critical measure of success for the fiscal year and is balanced by a focus on revenue growth in the long term incentive plan. The Committee continues to believe that non-GAAP operating income is an appropriate measure of our financial performance, as it reflects the level of growth resulting from the successful execution of our annual operating plan consistent with producing an appropriate return for our stockholders and satisfying our obligations to our debt holders. (For purposes of the Incentive Plan, “non-GAAP operating income” is defined as operating income reduced by acquisition expenses, amortization of intangibles, Crossroads patent litigation costs, goodwill impairment, outsourcing transition costs, proxy contest and related costs, restructuring charges, share-based compensation charges and Symform expenses, net.)
The Incentive Plan provides for the funding of a single pool for all employees based upon the achievement of pre-established non-GAAP operating income target performance levels. The target performance levels for Fiscal 2017 were set at the beginning of the fiscal year in conjunction with the approval of our annual operating plan. The annual operating plan is considered and discussed extensively by our Board and senior management before it is approved by the Board. The annual operating plan non-GAAP operating income target for Fiscal 2017 was $19.6 million.
Funding of Executive Officer Incentive Plan
For Fiscal 2017, the Committee agreed to fund the Incentive Plan based on the achievement of certain levels of non-GAAP operating income performance. The Committee provided that no funding for incentives would occur unless and until non-GAAP operating income exceeded $34.0 million or 174% of the annual operating plan. If this target level of performance was achieved, the pool is funded at $8.0 million. The Committee also determined that as the Company’s performance increased above the non-GAAP operating income performance target level, the Company would fund the incentive pool with $500 thousand of every $1.0 million of non-GAAP operating income earned above $34.0 million. Provided an incentive pool is funded, actual bonuses would be paid at 50% of target once the pool is funded at $8.0 million and continue to increase on a linear basis as non-GAAP operating income increases. While all bonuses are capped at 150% of target for bonus eligible employees and 200% for our CEO, Officers and the CEO's direct reports, this requires significant over achievement of company performance. Our CEO recommends incentive awards for our executive officers (other than himself) under the Incentive Plan, based on the total level of incentive funding, the individual target annual incentive award opportunities and on his assessment of their individual performance for the fiscal year. The Committee ultimately approves all incentive awards to our executive officers under the Executive Officer Incentive Plan and is not bound by the recommendations of our CEO. The independent members of the Board of Directors determine the incentive award, if any, payable to our CEO under the Executive Officer Incentive Plan from the funded incentive pool.
Following the completion of Fiscal 2017, the Committee compared our actual non-GAAP operating income results to the annual target performance levels. Since our reported Fiscal 2017 non-GAAP operating income of $23.0 million did not exceed the minimum performance levels necessary to begin funding the incentive pool, the Committee concluded that an incentive pool would not be funded for Fiscal 2017. As a result, no annual incentives were paid to our CEO, executives, or any other employees under the Incentive Plan.
Sales Compensation Plan for Fiscal 2017
Mr. Britts also participates in the Company’s Sales Compensation Plan. The Sales Compensation Plan is a standard commission plan in which all of the Company’s commissioned employees participate and which provides for commission payments based upon sales of the Company’s products and the attainment of specified individual quotas. Commission payments for Mr. Britts are based on the sale of the Company’s branded products and branded service. Mr. Britts’ quota for Fiscal 2017 was $437.0 million. During Fiscal 2017, Mr. Britts earned total commissions of $105,643 which was below his annual commission target of $200,000. Quota and commission targets for Mr. Britts were based on weightings between various strategic product groups and other revenue.
Clawback Policy
In April 2015, the Committee approved and the Company adopted a clawback policy for cash incentive/bonus compensation to executive officers if the Company is required to provide a material restatement of its financial statements for any of the prior three fiscal years due to fraud or misconduct by an executive officer. This policy entitles the Company to recover excess compensation paid to an Executive Officer as determined by the Board. This policy will be reviewed and modified, if necessary, once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Act.
Equity Awards
Reverse Stock Split
On March 31, 2017, the date of our postponed 2016 Annual Meeting, Shareholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation to effectuate a reverse stock split of our issued and outstanding shares of Common Stock at a ratio of between 1-for-3 and 1-for-8, at the discretion of the Board. Upon the Board's decision and effective April 18, 2017, the Company effected a 1-for-8 reverse stock split combining eight shares of the Company's common stock into one share with no change in par value. As a result the Company's outstanding common stock was reduced from approximately 273 million shares to approximately 34 million shares. For the purposes of this discussion, all shares and share prices have been adjusted to account for the effect of the reverse stock split.
Overview of Annual Equity Award Program
Historically, the cash compensation of our executive officers has been supplemented with equity awards under the Company’s long-term incentive plan that tie their overall compensation to the performance of the Company’s Common Stock over a period of time. Equity awards are granted to our executive officers to (i) provide at-risk equity compensation consistent with our pay-for-performance philosophy and (ii) align the interests of our executive officers with those of our stockholders by providing them with significant equity stakes in the Company. The Committee determines, on a discretionary basis, whether an equity award should be granted, the form of any equity award and the number of shares of the Company’s Common Stock subject to the equity award.
Establishment of Stock Pool for Annual Equity Awards
Each fiscal year, as part of the development and approval of the Company’s annual compensation program, management recommends, and the Committee evaluates and approves, a stock pool for the purpose of granting annual equity awards to our executive officers and other eligible employees. In establishing the size of this stock pool, the following factors are considered:

•	The Market Data regarding the size of competitive equity pools;

•	The Market Data regarding the competitive size and fair value of equity awards provided to similar executive officers and other employees;

•
The resulting impact the stock pool would have on our annual and three-year average burn rates (“burn rate” is defined as the number of shares of the Company’s Common Stock subject to stock options granted during the fiscal year plus the number of shares of the Company’s Common Stock subject to restricted stock unit awards granted during the fiscal year, with the number of restricted stock units multiplied by the appropriate ISS burn-rate multiplier, divided by the average number of shares of the Company’s Common Stock outstanding during the fiscal year); and

•	The impact of the stock pool on the remaining shares of stock available for grant under the Company’s stockholder-approved long-term incentive plan.
Form of Annual Equity Awards
For the past several years, the Committee has monitored the decline in the use of options and an increase use in restricted stock units as part of equity compensation among our peer group and within the technology industry. The Committee continues to use restricted stock units to assist in the efforts to reduce the dilution, burn rate, overhang and financial accounting compensation expense resulting from the use of equity awards. The Committee believes the strategic use of restricted stock units both in the forms of time-based and performance-based provides a valuable retention vehicle for our executives and has some financial value regardless of stock price performance.

Time-Based RSUs - The Committee believes the use of time-based RSUs allows the Company to attract new executive talent, offer total compensation packages that are competitive, provide long-term retention interests to our current executive team, and align with our Shareholders' values of a maintaining a stable leadership team through retention.
Performance-Based RSUs - In Fiscal 2014, the Committee reviewed market and industry-wide best practices and determined that a portion of the CEO equity awards should be more directly tied to Company performance and achievement of specified performance targets. To strengthen this alignment, more than 50% of the equity awards granted to Mr. Gacek were performance-based restricted stock units that would vest only if defined performance measures were achieved. In Fiscal 2015, the Committee expanded the use of performance-based restricted stock units to all vice-presidents and executive officers and this practice continued for Fiscal 2016 and Fiscal 2017.
Vesting
In Fiscal 2017, due to the low performance of the stock and continued low price, and in an effort to attract and retain executive talent, the Committee agreed to move the vesting schedule for the time-based RSUs from a four-year vesting schedule to a three-year duration. This decision aligns with our previous vesting practices in Fiscal 2015 and Fiscal 2014. Performance-based equity awards continue to vest annually over a three-year vesting schedule contingent upon the Company achieving pre-established performance goals in Fiscal 2017.
Size/Value of Annual Equity Awards
In determining the size of the annual equity awards to be granted individually to our executive officers, the Committee does not establish specific target equity award levels for them. Instead, the Company develops annual equity award grant guidelines for the individual grants. The equity award grant guidelines are developed based on the number of shares of the Company’s Common Stock that are available for the granting of equity awards to our executive officers and incorporate a range that permits variation in the individual grants based on different levels of individual performance. Using these guidelines, the Committee reviews the recommendations by the CEO regarding the size of the equity award to be granted to each of our executive officers (other than with respect to his own award). The recommendations regarding the size of the equity award for each individual executive officer may vary within the established guidelines based on the following factors:

•	Individual performance of each executive officer for the prior fiscal year;

•	Company financial performance for the prior fiscal year;

•
The grant date fair value of equity awards granted to executive officers in similar positions in technology companies of similar size (the “grant date fair value” is equal to the number of restricted stock unit awards multiplied by the market price of the Company’s Common Stock on the date of grant);

•	Internal consistency and comparability in terms of the size of the equity awards among the executive officers; and

•	The number, type and current retentive value of the outstanding equity awards held individually by each of the executive officers.
Although our philosophy is to generally target the market median equity award value for our annual equity awards, based on the Market Data, when making equity awards to our executive officers, the value of the resulting equity awards may be above or below the market median award value depending upon the factors noted above as well as the Company’s stock price at the time the awards are granted.
The Committee reviews the recommendations of our CEO, including the application of the aforementioned factors to each of our executive officers and ultimately approves the equity awards for the executive officers. The independent members of the Board of Directors apply the same factors in determining the size and form of the equity award for our CEO.
Fiscal 2017 Annual Equity Awards
The Committee approved the following annual equity awards to the named executive officers in Fiscal 2017 (with the number of performance-based restricted stock units shown at target levels), using the factors described above for purposes of determining the size of the individual equity awards.

Executive Officer	Title	Restricted Stock Units Awarded	Performance-based Restricted Stock Units Granted
Jon W. Gacek	President & Chief Executive Officer	56,250	68,750
Fuad Ahmad(1)	Senior Vice President & Chief Financial Officer	131,250	50,000
Christopher S. Willis(2)	Former Interim Senior Vice President & Chief Financial Officer	15,000	3,750
William C. Britts	Senior Vice President, WW Sales & Marketing	22,500	27,500
Robert S. Clark	Senior Vice President, Product Operations	22,500	27,500
Shawn D. Hall(3)	Senior Vice President, General Counsel	38,125	27,500
(1) Mr. Ahmad was awarded 100,000 shares as part of his initial new hire grant. Mr. Ahmad was also granted an additional 31,250 shares on March 1, 2017 to recognize his accomplishments on restructuring the Company's debt.
(2) Mr. Willis was granted an additional 6,250 shares on March 1, 2017, to recognize his contributions on restructuring the Company's debt.
(3) Mr. Hall received an additional 15,625 shares on March 1, 2017, to recognize his contributions in helping the Company reach a settlement agreement with VIEX Capital Advisors, LLC.

Fiscal 2017 Equity Program Evaluation
Following a challenging financial performance year in Fiscal 2016, the Committee took into consideration a number of factors when making recommendations for the Fiscal 2017 equity compensation program including: the strategic direction for Fiscal 2017, the degree of difficulty in earning performance-based target awards, limitations due to the size of the equity pool, and the value of the equity awards for our named executive officers in comparison to our Peer Group.
At the time the Committee reviewed and recommended the equity awards for our named executive officers, the Company's stock price was approximately $4.88. Senior management and the Committee had concern that the equity compensation program following Fiscal 2016 was no longer market competitive and may not be a strong vehicle for attracting and retaining executive talent (as the Company was then seeking a new Chief Financial Officer). In addition, the performance-based RSUs were difficult to attain in Fiscal 2016 as over-achievement of Company performance was required on two financial metrics simultaneously before threshold performance was satisfied. Despite the Company satisfying one of these financial metrics, no performance-based RSUs were earned in Fiscal 2016. In an effort to alleviate these challenges, senior management recommended and the Committee approved the following two changes for Fiscal 2017: (i) the vesting schedule for the time-based awards were moved from a four-year schedule to a three-year schedule as seen in years prior to Fiscal 2016, (ii) the performance-based RSUs were aligned to one financial performance metric; an internal revenue target. The performance-based awards remained on a three-year vesting schedule.
Mr. Gacek
In determining the equity award for Mr. Gacek for Fiscal 2017, the Committee decided that a 55/45 mix for Fiscal 2017 consisting of 68,750 performance-based and 56,250 time-based RSUs was appropriate. At the time the Committee approved the grants, the Company’s stock price was approximately $4.88. While Mr. Gacek's Fiscal 2017 total target equity was less than the 25th percentile of the Peer Group, the Committee believed that giving a larger performance-based RSU grant would align Mr. Gacek's performance to the Company's strategic direction and increase Shareholder value.
For Fiscal 2017, the performance-based RSUs could be earned as follows: Mr. Gacek could earn a minimum of 50% of the target performance-based RSUs, or 34,375 shares, when the threshold performance of the product revenue goal is achieved. Once the target threshold performance is met, additional performance-based RSUs are granted scaling linearly as the product revenue performance increases. Mr. Gacek could earn a maximum award of 150% of the target performance-based RSUs, or 103,125 shares if significant over-achievement of the Company's plan is met. Based on the Company’s financial results as of March 31, 2017, as approved by the Committee, the Company achieved above the threshold performance for the product revenue financial metric, granting 64.1% of the target performance-based RSUs.
The time-based restricted stock unit award, granted in the amount of 56,250 shares, is scheduled to vest in equal annual installments over three years on each anniversary of the grant date of July 1, 2016, subject to continued employment.
Other Named Executive Officers
Mr. Gacek provided the Committee with target annual equity awards for the other named executive officers, which took into account (i) the leadership position of each named executive officer, (ii) the named executive officer’s level of individual performance, (iii) the role of each named executive officer and the scope of their responsibilities, (iv) the Company’s financial performance for the prior fiscal year, and (v) the current equity holdings of each named executive officer.
The Committee reviewed the recommendations from Mr. Gacek for the executive officers in combination with market data that compared the size of the internal equity awards to that of comparable positions in companies of similar size. While it is always the intention to keep the target value of internal equity comparable to market and Peer Group medians, the Committee took into consideration other factors including the under-performing stock price performance in Fiscal 2016 and Fiscal 2017, and the financial performance of the Company for the prior year. The Committee noted that the realized value was expected to be below market median as the Company would need to significantly over-perform in Fiscal 2017 in order for the performance-based restricted stock units to reach target levels. The guidelines for the annual equity mix target were 55% performance-based to 45% time-based for our named executive officers. All of the performance-based restricted stock units vest in equal installments over three-years on each anniversary of the grant date of July 1, 2016, subject to satisfying predetermined company financial goals.
The Company performance goals for all other executive officers were identical to that described for Mr. Gacek. Based on the attainment of the financial goals all executive officers are granted 50% of target performance-based RSUs with a maximum grant of 150% of target. Based on the Company’s financial results as of March 31, 2017 as approved by the Committee, the Company achieved above the threshold performance for the product revenue financial metric, granting 64.1% of the target performance-based RSUs.
Timing & Pricing of Equity Awards
Equity grants are made on an annual basis upon the review and approval of the Committee. Equity grants may occur outside the annual process for the following reasons: specific one-time events, new hire awards, recognizing and retaining key talent or for discretionary purposes. The Committee has instituted a policy that all equity awards will be approved either at a regularly scheduled Committee meeting, with the annual schedule of such meetings established prior to the beginning of the fiscal year, or by unanimous written consent on the first day of each month, or as close as reasonably possible to the first day of the month. The actual grant date for equity awards under this policy is the later to occur of the first day of the month or the day the last member of the Committee executes a written consent approving in writing the equity award grant.
As required by the Company’s long-term incentive plan, the exercise price for any stock option grants is set at not less than the closing market price of our Common Stock on the date of grant or, if the date of grant falls on a weekend or holiday, the closing price on the immediately preceding business day.
Perquisites and Other Benefits
Perquisites - We offer Company-paid financial counseling and tax preparation services to our executive officers and non-executive vice presidents. Our executive officers are entitled to receive up to $6,000 in their initial year of participation, and an additional $3,500 per year thereafter to reimburse them for the cost of such services. The Committee considers this expense to be minimal and appropriate given the level of the executive officers’ responsibilities. Other than this perquisite and the non-qualified deferred compensation plan discussed below, we do not provide any other perquisites or personal benefits to our executive officers that are not available to all other full time employees.
Employee Stock Purchase Plan - We offer all employees, including our executive officers, the ability to acquire shares of the Company’s Common Stock through a tax-qualified employee stock purchase plan. This plan allows employees to purchase shares of the Company’s Common Stock at a 15% discount relative to the market price. The Committee believes that the ESPP is a cost efficient method of encouraging employee stock ownership.
Health and Welfare Benefits - We offer health, welfare, and other benefit programs to substantially all full-time employees. We share the cost of health and welfare benefits with our employees, the cost of which is dependent on the level of coverage an employee elects. The health and welfare benefits offered to our executive officers are identical to those offered to other full time employees.
Qualified Retirement Benefits - All U.S.-based employees, including our executive officers, are eligible to participate in the Company’s tax-qualified 401(k) Savings Plan. Participants may defer cash compensation up to statutory IRS limits and may receive a discretionary matching Company contribution. The matching contribution for our executive officers is reported in a footnote to the Summary Compensation Table. Participants direct their own investments in the Company’s tax-qualified 401(k) Savings Plan, which does not include an opportunity to invest in shares of the Company’s Common Stock.
Non-Qualified Deferred Compensation Plan - We maintain a non-qualified deferred compensation plan which allows select employees, including our executive officers, to contribute a portion of their base salary and annual bonus payouts to an irrevocable trust for the purpose of deferring federal and state income taxes. Participants direct the deemed investment of their deferred accounts among a pre-selected group of investment funds, which does not include shares of the Company’s Common Stock. The deemed investment accounts mirror the investment options available under the Company’s 401(k) Savings Plan. Participants’ deferred accounts are credited with interest based on their deemed investment selections. Participants may change their investment elections on a daily basis, the same as they may under the Company’s 401(k) Savings Plan. We do not make employer or matching contributions to the deferred accounts under the non-qualified deferred compensation plan. We offer the non-qualified deferred compensation plan as a competitive practice to enable us to attract and retain top talent. During Fiscal 2017, none of our executive officers participated in the non-qualified deferred compensation plan.
Change of Control Severance Policy, Employment Agreements and Severance Agreements
Change of Control Agreements
In the third quarter of Fiscal Year 2016, we entered into amended and restated change of control agreements with our executive officers, whereby in the event of a “change of control” of the Company, which is defined to include, among other things, a merger or sale of all or substantially all of the assets of the Company or a change in the composition of the Board of Directors occurring within a 24 month period as a result of which fewer than a majority of the directors are Incumbent Directors (as defined in the Change of Control Agreement), and, within 12 months of the change of control, there is an “Involuntary Termination” of such executive officer’s employment, then the executive officer is entitled to specified payments and benefits, subject to the executive officer’s execution of a release of claims in favor of the Company. The agreements define an “Involuntary Termination” as “any purported termination of the employee’s employment by the Company which (x) is not effected due to the employee’s disability or death and is not effected for Cause, or (y) any termination of the employee’s employment by the employee within ninety (90) days following the end of the Cure Period (as defined below) as a result of the occurrence of any of the following without his or her written consent: (i) the assignment to the employee of any duties or the reduction of the employee’s duties, either of which results in a significant diminution in the employee’s title, position or responsibilities with the Company in effect immediately prior to such assignment, or the removal of the employee from such position and responsibilities; provided, however, that (other than in the case of the Chief Executive Officer, Chief Financial Officer and the General Counsel, as to whom this proviso does not apply) any diminution in title, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (for example, where the employee retains essentially the same title, position or responsibilities of the subsidiary, business unit or division substantially containing the Company’s business following a Change of Control) shall not constitute an Involuntary Termination; (ii) a substantial reduction of the facilities and perquisites (including office space and location) available to the employee immediately prior to such reduction; (iii) a reduction by the Company in the base compensation and/or incentive pay of the employee as in effect immediately prior to such reduction, other than a uniform reduction applicable to all executives generally; (iv) a material reduction by the Company in the kind or level of employee benefits to which the employee is entitled immediately prior to such reduction with the result that the employee’s overall benefits package is significantly reduced, other than a uniform reduction applicable to all executives generally; (v) the relocation of the employee to a facility or a location more than fifty (50) miles from the employee’s then present location; (vi) the failure of the Company to obtain the assumption of the change of control agreement by any successors as required by the agreement; or (vii) without limiting the generality or the effect of the foregoing, any material breach of the agreement. For purposes of clause (y) in the immediately preceding sentence, the employee must provide written notice to the Company of the condition that could constitute an “Involuntary Termination” event no later than ninety (90) days following the initial existence of such condition and such condition must not have been remedied by the Company within thirty (30) days (the “Cure Period”) following such written notice.” The agreements define “Cause” as “(i) any act of personal dishonesty taken by the employee in connection with his or her responsibilities as an employee that is intended to result in substantial personal enrichment of the employee; (ii) the conviction of a felony; (iii) a willful act by the employee which constitutes gross misconduct injurious to the Company; and (iv) continued violations by the employee of the employee’s obligations to the Company under the Company’s established personnel policies and procedures which are demonstrably willful and deliberate on the employee’s part after the Company has delivered a written demand for performance to the employee that describes the basis for the Company’s belief that the employee has not substantially performed his or her duties and afforded the employee at least fifteen (15) days to cure.” The change of control agreements do not provide for the payment of any tax gross-up to offset any excise tax incurred as a result of any payment under the agreements.
The change of control agreements also provide that, in the event an executive officer brings an action to enforce or effect his or her rights under the agreement, then Quantum will advance all reasonable attorneys’ fees incurred by the executive officer in connection with the action. The arbitrator in the action will determine whether or not the executive officer is the prevailing party. If Quantum is the prevailing party, the arbitrator will determine whether any portion of the advanced payments will be required to be repaid by the executive officer to Quantum.
The purpose of these change of control agreements is to ensure that we will have the continued dedication of our executive officers by providing such individuals with compensation arrangements that are competitive with those of the executives of the companies in our Peer Group, to provide sufficient incentive to the individuals to remain employed with us, to enhance their financial security, as well as protect them against unwarranted termination in the event of a change of control of the Company. The Board of Directors believes that this policy serves the best interests of stockholders because it eliminates management’s self-interest considerations during a potential change of control at a cost that is both appropriate and reasonable.
In connection with the Settlement Agreement, Mr. Gacek executed a written waiver of any claim or potential claim arising from, or that may be deemed to arise as a result of, Mr. Gacek’s resignation from the Board constituting an event described in clause (y)(i) of the definition of “Involuntary Termination” set forth above. The changes to the Board required by the Settlement Agreement constituted a change of control as defined in the Change of Control Agreement.
In January 2015, each named executive officer at that time, except for Mr. Gacek, entered into an agreement with Quantum providing that, in the event the executive officer brings an action to enforce or effect his or her rights under a written agreement relating to his or her employment then Quantum will advance all reasonable attorneys’ fees incurred by the executive officer in connection with the action. These agreements were superseded by the Q3 FY 2016 amended and restated change of control agreements to the extent they relate to the subject matter of those agreements, but remain in effect with respect to other employment-related agreements. Our board of directors and the Committee believed that these agreements for the advanced payments were appropriate in order to provide the executives with additional assurances that the benefits intended to be provided under employment agreements would not be unduly denied upon a qualifying event thereunder.
The payments to each of our named executive officers in the event of a triggering event as of the last day of our fiscal year 2017 are set forth below under “Potential Payments Upon Termination or Change of Control.”
Employment Offer Letters
Except for the offer letters with Mr. Gacek, Mr. Britts, and Mr. Ahmad described below, we do not have employment agreements with any of our named executive officers. Each of our named executive officer’s employment is at will and the named executive officer may be terminated at any time and for any reason, with or without notice.
We entered into an offer letter with Mr. Gacek, effective April 1, 2011, in connection with his appointment as President and CEO. This offer letter replaces the offer letter we entered into with Mr. Gacek at the time Mr. Gacek was originally hired by the Company in 2006. This offer letter provides for severance benefits in the event of an involuntary termination of employment without cause (as defined in Mr. Gacek’s change of control agreement) that is not associated with a change of control of the Company, subject to his execution of a separation agreement and general release.

We entered into an offer letter with Mr. Britts at the time of his initial employment with Quantum. This offer letter provides for certain severance benefits in the event of a qualifying termination of employment that is not associated with a change of control of the Company, subject to Mr. Britts’ execution of a separation agreement and general release.
The purpose of the severance benefits provided in these offer letters is to ensure that the Company will have the continued dedication of Mr. Gacek and Mr. Britts by providing sufficient incentive to them to remain with us and to enhance their financial security. The Board of Directors believes that these offer letters serve the best interests of stockholders because it enables us to secure the services of Mr. Gacek and Mr. Britts at a cost that is both appropriate and reasonable.
We entered into an offer letter with Mr. Ahmad effective April 15, 2016; the initial employment date with Quantum. Mr. Ahmad has been a partner in FLG Partners, LLC, a leading CFO consulting and board advisory firm, since 2013. Mr. Ahmad will continue to serve as a partner at FLG but is a full-time employee of the Company. Per the offer letter, Mr. Ahmad will not actively engage in any other employment, occupation or consulting or other business activity for direct or indirect remuneration without approval of the Company’s CEO. A percentage of Mr. Ahmad's compensation will be paid directly to FLG as a placement fee. Mr. Ahmad's compensation is structured as follows: For Fiscal 2017, Mr. Ahmad earned 85% of his annual salary or "Total Fee Basis" of $400,000 subject to a 15% placement fee paid directly to FLG. For Fiscal 2018, Mr. Ahmad will earn 90% of his Total Fee Basis with 10% being paid to FLG and for Fiscal 2019, Mr. Ahmad will earn 95% of his Total Fee Basis with 5% paid to FLG. Mr. Ahmad's target bonus is 50% of the current Total Fee Basis and in the event a bonus award is earned, a 10% fee will be paid directly to FLG. Mr. Ahmad is eligible for health and welfare benefits consistent with the other employees of the Company.
Stock Ownership Guidelines
We maintain stock ownership guidelines for our CEO and for our non-employee directors. For our President and CEO, these stock ownership guidelines require him to acquire and hold shares of the Company’s Common Stock with a value at least equal to three times his annual base salary. For our non-employee directors, these stock ownership guidelines require them to acquire and hold shares of the Company’s Common Stock with a value at least equal to three times the directors’ annual retainer. The measurement date for compliance with the stock ownership guidelines is the last day of each fiscal year. The stock ownership guidelines are required to be met by the later of five years from (i) the date the guidelines were adopted or (ii) the date an individual first becomes subject to the guidelines. As of the last day of Fiscal 2017, Mr. Gacek, who was appointed our President and CEO on the first day of Fiscal 2012, had met the applicable stock ownership guidelines. While the Committee encourages executive share ownership for our other executive officers, we do not currently require those executive officers to own shares of our stock with a minimum stated value.
Anti-Hedging and Anti-Pledging Policy
We maintain an insider trading policy which expressly prohibits buying Company shares on margin or using or pledging owned shares as collateral for loans and engaging in transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities. This extends to any hedging or similar transaction designed to decrease the risks associated with holding Company securities. All of our executive officers are subject to the Company’s insider trading policy.
Tax and Accounting Considerations
Section 162(m) of the Internal Revenue Code
Section 162(m) of the Internal Revenue Code (“Section 162(m)”) imposes limitations on the deductibility for federal income tax purposes of remuneration in excess of $1 million paid to certain executive officers in a taxable year. Generally, remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Internal Revenue Code.
The Executive Officer Incentive Plan allows the Committee to pay compensation that qualifies as performance-based compensation under Section 162(m). While we currently seek to preserve deductibility of compensation paid to our executive officers under Section 162(m), flexibility to provide compensation arrangements necessary to recruit and retain outstanding executives is maintained. In particular, full preservation of tax deductibility may not be possible if non-performance-based restricted stock units continue to play a role in our executive compensation program since such restricted stock units are not deemed to be performance-based under Section 162(m). With respect to our executive officers, no portion of their compensation in Fiscal 2017 was determined to be non-deductible under Section 162(m).
Section 409A of the Internal Revenue Code
Section 409A of the Internal Revenue Code (“Section 409A”) imposes additional significant taxes in the event that an executive officer, director or other service provider receives deferred compensation that does not meet the requirements of Section 409A. Section 409A applies to traditional nonqualified deferred compensation plans, certain severance arrangements, and certain equity awards. As described above, we maintain a non-qualified deferred compensation plan, have entered into severance and change of control agreements with our executive officers and grant equity awards. However, to assist in the prevention of adverse tax consequences under Section 409A, we structure our equity awards in a manner intended to comply with or be exempt from the applicable requirements of Section 409A. With respect to our non-qualified deferred compensation plan and the severance and change of control agreements, we have determined that such agreements are in compliance with or are exempt from Section 409A.

Accounting Considerations
We follow the applicable accounting rules for our equity-based compensation. The applicable accounting rules require companies to calculate the grant date fair value of equity-based awards. This calculation is performed for accounting purposes and reported in the compensation tables, even though the equity award recipients may never realize any value from their awards. The applicable accounting rules also require companies to recognize the compensation cost of their equity-based awards in their income statements over the period that a recipient is required to render service in exchange for the equity award. Compensation cost for equity-based awards with performance conditions is recognized only when it is probable that the performance conditions will be achieved.

REPORT OF THE LEADERSHIP AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS1
We, the Leadership and Compensation Committee of the Board of Directors, have reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) within this Proxy Statement with the management of the Company. Based on such review and discussion, we have recommended to the Board of Directors that the CD&A be included as part of this Proxy Statement.
Submitted by the Leadership and Compensation Committee of the Board of Directors:

MEMBERS OF THE LEADERSHIP AND COMPENSATION COMMITTEE Adalio T. Sanchez, Chair Alex Pinchev Raghavendra Rau
____________________

(1)
This report of the Leadership and Compensation Committee of the Board of Directors shall not be deemed “soliciting material,” nor is it to be deemed filed with the SEC, nor incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

RISKS RELATED TO COMPENSATION POLICIES AND PRACTICES
Annually, we conduct a risk assessment of our compensation policies and practices for our employees, including those relating to our executive compensation program, and discuss the findings of this risk assessment with the Committee. The Committee directed Compensia to conduct this assessment for us. Our risk assessment includes a detailed analysis of our compensation programs in which employees at all levels of the organization may participate, including our executive officers. We believe that our compensation programs have been appropriately designed to attract and retain talent and properly reward our employees. Generally, our programs are designed to pay for performance and, thus, provide incentive-based compensation that encourages appropriate risk-taking. These programs contain various mitigating features, however, to ensure our employees, including our executive officers, are not encouraged to take excessive or unnecessary risks in managing our business. These features include:

●	Independent oversight of the compensation programs by the Committee;
●	Discretion provided to the Committee to set targets, monitor performance and determine final payouts;
●	Additional oversight of the compensation programs by a broad-based group of functions within the Company, including Human Resources, Finance and Legal and at multiple levels within the Company;
●
A balanced mix of compensation programs that focus our employees on achieving both short and long-term objectives, that include both performance-based and non-performance-based pay, and that provide a balanced mix of cash and equity compensation;

●	An annual review by the Committee of target compensation levels for our executive officers, including a review of the alignment of executive compensation with performance;
●	Caps on the maximum funding under the Company’s annual bonus program, including the Executive Officer Incentive Plan and the Quantum Incentive Plan;
●
An insider trading policy which expressly prohibits buying Company shares on margin or using or pledging owned shares as collateral for loans and engaging in transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities. This extends to any hedging or similar transaction designed to decrease the risks associated with holding Company securities;

●	Incentives focused on the use of reportable and broad-based internal financial metrics (non-GAAP operating income and revenue);
●	Pay positioning targeted at the market median based on a reasonable competitive peer group and published surveys;
●	Multi-year service-based vesting requirements with respect to equity awards; and
●	Risk mitigators, including stock ownership guidelines for the CEO and Board of Directors and stock pledging policies are in place.
Based on the assessment conducted for Fiscal 2017, we believe that our compensation programs are not likely to create excessive risks that might adversely affect the Company.

EXECUTIVE COMPENSATION
The following table lists the compensation for our named executive officers for Fiscal 2017.
Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total
Jon W. Gacek President & Chief Executive Officer	2017	$600,000	$0	$419,400	$0	$—	$0	$0	$1,019,400
	2016	$600,000	$0	$752,050	$0	$0	$0	$2,769	$1,354,819
	2015	$600,000	$0	$1,224,375	$0	$301,210	$0	$11,031	$2,136,616

Fuad Ahmad Senior Vice President & Chief Financial Officer(7)	2017	$315,154	$0	$761,000	$0	$0	$0	$2,354	$1,078,508

Christopher S. Willis Former Interim Senior Vice President & Chief Financial Officer(8)	2017	$237,505	$0	$86,940	$0	$30,000	$0	$5,203	$359,648
	2016	$234,813	$0	$76,050	$0	$0	$0	$1,575	$312,438

William C. Britts Senior Vice President, WW Sales and Mktg	2017	$370,004	$0	$167,760	$0	$105,643	$0	$0	$643,407
	2016	$370,004	$0	$270,400	$0	$30,814	$0	$4,474	$675,692
	2015	$370,004	$0	$376,250	$0	$271,988	$0	$7,687	$1,025,929

Robert S. Clark Senior Vice President, Product Operations	2017	$400,000	$0	$167,760	$0	$0	$0	$3,105	$570,865
	2016	$391,923	$0	$270,400	$0	$—	$0	$6,262	$668,585
	2015	$365,962	$0	$376,250	$0	$92,873	$0	$12,769	$847,854

Shawn D. Hall Senior Vice President, General Counsel	2017	$332,608	$0	$280,260	$0	$0	$0	$9,039	$621,907
	2016	$326,262	$0	$169,000	$0	$—	$0	$3,665	$498,927
	2015	$320,589	$0	$376,250	$0	$80,977	$0	$9,646	$787,462

(1)	The amounts reported in the Salary column for Fiscal 2017 represent the dollar value of the cash base salaries earned in Fiscal 2017.
(2)	No bonuses were paid to our named executive officers with respect to Fiscal 2017.
(3)
The amounts reported represent the aggregate grant date fair value, calculated in accordance with ASC Topic 718 for share-based payment transactions and exclude the impact of estimated forfeitures related to time-based vesting conditions. The assumptions used in the calculation of the value are disclosed under “Note 9: Stock Incentive Plans and Share-Based Compensation” in the Company’s Annual Report on Form 10-K filed with the SEC on May 31, 2017. For performance-based restricted stock units, the reported Grant Date Fair Value is based on the actual shares earned after the close of the fiscal year when the Compensation Committee determined that 64.1% of the target grant was earned based on Fiscal 2017 financial results. The Grant Date Fair Value for performance shares was as follows: $147,859 for Mr. Gacek; $107,534 for Mr. Ahmad; $8,065 for Mr. Willis; $59,144 for Mr. Britts; $59,144 for Mr. Clark; and $59,144 for Mr. Hall. The maximum possible Grant Date Fair Value of performance shares granted in Fiscal 2017 was as follows: $346,005 for Mr. Gacek; $251,640 for Mr. Ahmad; $18,873 for Mr. Willis, $138,402 for Mr. Britts; $138,402 for Mr. Clark; and $138,402 for Mr. Hall, assuming an achievement level of 150%.

(4)
The amounts reported in this column represent performance-based cash incentive payments paid pursuant to Quantum’s Executive Officer Incentive Plan and may include amounts earned in a given fiscal year but not paid until the subsequent year. For Mr. Britts, the total amount reported includes a total cash commission payment of $105,643 under the Fiscal 2017 Sales Compensation Plan. For Mr. Willis, a discretionary bonus of $30,000 was awarded for his above and beyond responsibilities in his role as Interim Senior Vice President and Chief Financial Officer.

(5)
There is no Change in Pension Value and no Non-Qualified Deferred Compensation Earnings reportable as the Company does not maintain a defined benefit or actuarial pension plan nor was there any compensation that was deferred.

(6)	The amounts listed in All Other Compensation column of the Summary Compensation Table for Fiscal 2017 consist of the following:

Name	401(k) Matching Contributions(a)	Severance Payments	Financial Planning(b)	Other Comp(d)
Jon W. Gacek	$0	$0	$0	$0
Fuad Ahmad	$5,203	$0	$0	$0
Christopher S. Willis	$2,354	$0		$0
William C. Britts	$0	$0	$0	$0
Robert S. Clark	$0	$0	$3,105	$0
Shawn D. Hall	$7,607	$0	$1,432	$0

(a)	401(k) matching contributions were made for all four quarters of FY2017.
(b)	Payments include reimbursement for financial counseling and tax preparation services.
(c)	Other compensation includes reimbursement for fitness center membership up to $200 annually.
(7)
Mr. Ahmad is a partner at FLG Partners, LLC, a leading CFO consulting and board advisory firm where he has served since 2013. Per Mr. Ahmad's offer letter, his annual base salary is a percentage of the "Total Fee Basis" of $400,000. For the first year of employment, Mr. Ahmad will earn 85% of the Total Fee Basis paying a 15% placement fee directly to FLG. For the second year of employment, Mr. Ahmad will earn 90% of the Total Fee Basis, paying a 10% placement fee directly to FLG. For the third year of employment, Mr. Ahmad will earn 95% of the Total Fee Basis, paying 5% placement fee to FLG.

(8)	Mr. Willis was not a named executive officer in Fiscal Year 2015. Mr. Willis served as Interim Senior Vice President and Chief Financial Officer for a portion of Fiscal 2016 and Fiscal 2017.

Grants of Plan-Based Awards for Fiscal Year 2017
The following table presents information on plan-based awards granted to our named executive officers during Fiscal 2017. The following share data has been adjusted to reflect the 1-for-8 reverse stock split effective April 18, 2017.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jon W. Gacek	7/1/16	—	—	—	—	—	—	56,250	—	—	$188,730
	7/1/16	—	—	—	34,375	68,750	103,125	—	—	—	$230,670
	—	—	$600,000	$1,200,000	—	—	—	—	—	—	$—
Fuad Ahmad	3/2/17	—	—	—	—	—	—	31,250	—	—	$225,000
	7/1/16	—	—	—	25,000	50,000	75,000	—	—	—	$167,760
	5/1/16	—	—	—	—	—	—	100,000	—	—	$368,240
	—	—	$200,000	$400,000	—	—	—	—	—	—	$—
Christopher S. Willis	3/2/17	—	—	—	—	—	—	6,250	—	—	$45,000
	7/1/16	—	—	—	—	—	—	8,750	—	—	$29,358
	7/1/16	—	—	—	1,875	3,750	5,625	—	—	—	$12,582
	—	—	$83,127	$124,690	—	—	—	—	—	—	$—
William C. Britts	7/1/16	—	—	—	—	—	—	22,500	—	—	$75,492
	7/1/16	—	—	—	13,750	27,500	41,250	—	—	—	$92,268
	—	—	$185,002	$277,503	—	—	—	—	—	—	$—
	—	—	$200,000(6)	$200,000(6)	—	—	—	—	—	—	$—
Robert S. Clark	7/1/16	—	—	—	—	—	—	22,500	—	—	$75,492
	7/1/16	—	—	—	13,750	27,500	41,250	—	—	—	$92,268
	—	—	$200,000	$400,000	—	—	—	—	—	—	$—
Shawn D. Hall	3/2/17	—	—	—	—	—	—	15,625	—	—	$112,500
	7/1/16	—	—	—	—	—	—	22,500	—	—	$75,492
	7/1/16	—	—	—	13,750	27,500	41,250	—	—	—	$92,268
	—	—	$166,304	$332,608	—	—	—	—	—	—	$—

(1)
The amounts reported reflect the target payments under the Company's Executive Officer Incentive Plan. For Fiscal 2017, these awards are subject to an annual payout cap of 200% of the executive officer's annual bonus payment target for only our CEO, the Officers, and his direct reports. The maximum payout for Mr. Willis remained 150% while serving as Interim SVP and CFO. The Company's Executive Officer Incentive Plan provides that no executive officer's actual award under the plan may, for any period of three consecutive fiscal years, exceed $15 million.

(2)
Performance Share Units (PSUs) are earned only if the Company exceeds certain revenue targets as of March 31, 2017. For Fiscal 2017, the Company must have achieved significant performance for the PSUs to be granted at threshold, target or maximum levels resulting in 50%, 100% or 150% awards respectively. The threshold performance was exceeded for Fiscal 2017 and 64.1% of the target PSUs were earned by our CEO, Officers, and Vice Presidents.

(3)	Restricted Stock Units will vest (based on continued employment) in equal installments annually over three years on each anniversary of the award's grant date.
(4)
The amounts reported were computed in accordance with ASC 718, excluding the effect of estimated forfeitures. See “Note 9: Stock Incentive Plans and Share-Based Compensation” in the Company’s Annual Report on Form 10-K filed on May 31, 2017, regarding assumptions underlying the valuation of equity awards.

(5)	Mr. Ahmad, Mr. Willis, and Mr. Hall were each granted a discretionary time-based restricted stock equity award on March 1, 2017 for additional responsibilities in Fiscal 2017.
(6)
Amount reflects sales commissions target payments pursuant to the Fiscal Year 2017 Sales Compensation Plan based on the sale of the Company’s branded products and branded services. The applicable quota for Fiscal 2017 was $437 million.

Outstanding Equity Awards at Fiscal Year End 2017
The following table provides information with respect to outstanding stock options and restricted stock unit awards held by our named executive officers as of March 31, 2017. The following share data has been adjusted to reflect the 1-for-8 reverse stock split effective April 18, 2017.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Jon W. Gacek	162,500	(1)			$20.16	4/1/2018	31,250	(2)	$217,500
							41,719	(3)	$290,364
							56,250	(4)	$391,500
							9,563	(5)	$66,558
							44,069	(6)	$306,720
Fuad Ahmad							31,250	(7)	$217,500
							100,000	(8)	$696,000
							32,050	(6)	$223,068
Christopher S. Willis							2,084	(2)	$14,505
							4,219	(3)	$29,364
							8,750	(4)	$60,900
							6,250	(7)	$43,500
							273	(5)	$1,900
							2,404	(6)	$16,732
William C. Britts							10,417	(2)	$72,502
							15,000	(3)	$104,400
							22,500	(4)	$156,600
							2,125	(5)	$14,790
							17,628	(6)	$122,691
Robert S. Clark	12,500	(9)			$20.72	4/1/2017	10,417	(2)	$72,502
							15,000	(3)	$104,400
							22,500	(4)	$156,600
							2,125	(5)	$14,790
							17,628	(6)	$122,691
Shawn D. Hall							10,417	(2)	$72,502
							9,375	(3)	$65,250
							22,500	(4)	$156,600
							15,625	(7)	$108,750
							2,125	(5)	$14,790
							17,628	(6)	$122,690

(1)	Granted 4/1/11; 25% vested on 4/1/12, and remainder will vest 1/48th monthly, subject to continued employment.
(2)	Granted on 7/1/14; vest annually over three years beginning 7/1/14, subject to continued employment.
(3)	Granted 7/1/15; vest annually over four years beginning 7/1/15, subject to continued employment.
(4)	Granted 7/1/16; vest annually over three years beginning 7/1/16, subject to continued employment.
(5)	Granted on 7/1/14; Shares earned on 3/31/15 as performance condition threshold was satisfied. Vest annually over three years beginning 7/1/14, subject to continued employment.
(6)	Granted on 7/1/16; Shares earned on 3/31/17 as performance condition threshold was satisfied. Vest annually over three years beginning 7/1/16, subject to continued employment.
(7)	Granted 3/2/17; vest annually over three years beginning 3/1/17, subject to continued employment.
(8)	Granted 5/1/16; vest annually over four years beginning 5/1/16
(9)	Granted 4/1/10; 25% vested on 4/1/11, and remainder will vest 1/48th monthly, subject to continued employment.
Note: The table above uses a price of $6.96 per share, the market price of the Company’s Common Stock as of March 31, 2017 to calculate the market value of shares or units that have not vested.
Option Exercises and Stock Vested in Fiscal 2017
The following table provides information on stock option exercises and restricted stock and restricted stock unit vesting for our named executive officers during Fiscal 2017. The following share data has been adjusted to reflect the 1-for-8 reverse stock split effective April 18, 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jon W. Gacek	—	—	81,801	$274,459
Fuad Ahmad	—	—
Christopher S. Willis	—	—	5,845	$19,611
William C. Britts	—	—	26,915	$90,305
Robert S. Clark	—	—	26,915	$90,305
Shawn D. Hall	—	—	26,081	$87,507

(1)	The amount reported is calculated by multiplying the number of shares that vested by the market price of the underlying shares of the Company’s Common Stock on the vesting date.
Non-qualified Deferred Compensation
The Company’s Non-qualified Deferred Compensation Plan is discussed under the section entitled “Compensation Discussion and Analysis - Perquisites and Other Benefits - Non-Qualified Deferred Compensation Plan.” In Fiscal 2017, no named executive officers elected to defer compensation under this plan, and no named executive officer maintains a balance in this plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
We have entered into change of control agreements with our executive officers, whereby in the event of a “change of control” of the Company, which is defined to include, among other things, a merger or sale of all or substantially all of the assets of the Company or a change in the composition of the Board of Directors occurring within a 24 month period as a result of which fewer than a majority of the directors are Incumbent Directors (as defined in the Change of Control Agreement), and, within 12 months of the change of control, there is an “Involuntary Termination” of such executive officer’s employment, then the executive officer is entitled to specified payments and benefits, subject to the executive officer’s execution of a release of claims in favor of the Company. The agreements define an “Involuntary Termination” to include, among other things, any termination of employment of the executive officer by the Company without “cause” or a significant reduction of the executive officer’s duties without his or her express written consent. The change of control agreements do not provide for the payment of any tax gross-up to offset any excise tax incurred as a result of any payment under the agreements.
The benefits that would be provided to Mr. Gacek, as President and CEO, in the event of both a change of control of the Company and a qualifying termination of employment would be:

●	a lump sum payment equal to 200% of his then established base compensation;
●	a lump sum payment equal to 200% of his target annual bonus;
●	payment of COBRA premiums for twelve (12) months; and
●	vesting of any unvested equity-based compensation award then held by him.
The benefits that would be provided to our other executive officers (except for Mr. Willis who would receive lump sum payments as set forth below equal to 100% instead of 150%) in the event of both a change of control of the Company and a qualifying termination of employment would be:

●	a lump sum payment equal to 150% of the executive officer’s then established base compensation;
●	a lump sum payment equal to 150% of the executive officer’s target annual bonus;
●	payment of COBRA premiums for twelve (12) months; and
●	vesting of any unvested equity-based compensation award then held by the executive officer.
Mr. Gacek’s offer letter provides for the lump sum payment of severance benefits equivalent to twelve months of base salary and health benefits coverage for twelve months in the event of an involuntary termination of employment without cause (as defined in Mr. Gacek’s change of control agreement) that is not associated with a change of control of Quantum, subject to his execution of a separation agreement and general release. Mr. Britts’ offer letter provides for the lump sum payment of severance benefits of 52 weeks of base salary in the event of a qualifying termination of employment that is not associated with a change of control of the Company, subject to his execution of a separation agreement and general release.
The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above and under the agreements as they existed on the last day of Fiscal 2017 for our named executive officers. Payments and benefits are estimated assuming that the triggering event took place on the last business day of Fiscal 2017 (March 31, 2017), outstanding equity awards were not assumed or substituted for in connection with a change of control of the Company, and the price per share of the Company’s Common Stock is the closing price on the NYSE as of that date ($6.96). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits differs with respect to such triggering event. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be substantially different.

		Potential Payments Upon:
Name	Type of Benefit	Involuntary Termination within 12 Months After a Change of Control	Involuntary Termination Not Associated with a Change of Control
Jon W. Gacek	Cash Severance Payments	$2,400,000	$600,000
	Vesting Acceleration(1)	$1,272,643	$0
	Continued Coverage of
	Employee Benefits(2)	$14,367	$14,367
	Total Termination Benefits:	$3,602,230	$614,367

Fuad Ahmad	Cash Severance Payments	$1,050,000	$0
	Vesting Acceleration(1)	$1,136,568	$0
	Continued Coverage of
	Employee Benefits(2)	$25,737	$0
	Total Termination Benefits:	$2,212,305	$0

Christopher S. Willis	Cash Severance Payments	$320,632	$0
	Vesting Acceleration(1)	$166,901	$0
	Continued Coverage of
	Employee Benefits(2)	$25,737	$0
	Total Termination Benefits:	$513,270	$0

William C. Britts	Cash Severance Payments	$832,509	$370,004
	Vesting Acceleration(1)	$470,983	$0
	Continued Coverage of
	Employee Benefits(2)	$25,510	$0
	Total Termination Benefits:	$1,329,002	$370,004

Robert S. Clark	Cash Severance Payments	$900,000	$0
	Vesting Acceleration(1)	$470,983	$0
	Continued Coverage of
	Employee Benefits(2)	$14,443	$0
	Total Termination Benefits:	$1,385,427	$0

Shawn D. Hall	Cash Severance Payments	$748,368	$0
	Vesting Acceleration(1)	$540,583	$0
	Continued Coverage of
	Employee Benefits(2)	$25,737	$0
	Total Termination Benefits:	$1,312,183	$0

(1)
Reflects the aggregate market value of outstanding and unvested stock option grants and restricted stock unit awards. For unvested stock options, the aggregate market value is computed by multiplying (i) the difference between $20.72 and the exercise price of the option, by (ii) the number of shares of the Company’s Common Stock underlying the unvested stock options at March 31, 2017 as adjusted for the reverse stock split that was effective on April 18, 2017. For unvested restricted stock unit awards, the aggregate market value is computed by multiplying (i) $6.96, by (ii) the number of unvested restricted stock unit awards outstanding at March 31, 2017 as adjusted for the reverse stock split that was effective on April 18, 2017. In the event of vesting acceleration or other modifications of share-based awards, we account for such modifications in accordance with ASC 718.

(2)	Assumes continued coverage of employee benefits at the Fiscal 2017 COBRA premium rate for health, dental, and vision coverage.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s Section 16 officers, directors and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Such executive officers, directors and greater than ten-percent stockholders are also required by SEC rules to furnish the Company with copies of all forms that they file pursuant to Section 16(a). Based solely on its review of the copies of such reports received by the Company and on written representations from certain reporting persons, the Company believes that all required filings were timely made during the fiscal year ended March 31, 2017 (“Fiscal 2017”).

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1
The Audit Committee was established primarily to: (i) provide oversight of Quantum’s accounting and financial reporting processes and the audit of Quantum’s financial statements; and (ii) assist the Board of Directors in the oversight of: (a) the integrity of Quantum’s financial statements; (b) Quantum’s compliance with legal and regulatory requirements; (c) the independent registered public accounting firm’s performance, qualifications and independence; and (d) the performance of Quantum’s internal audit function.
The Audit Committee oversees Quantum’s financial reporting process and internal control structure on behalf of the Board of Directors. Management is responsible for the preparation, presentation, and integrity of the financial statements and the effectiveness of Quantum’s internal control over financial reporting. Quantum’s independent auditors are responsible for expressing an opinion as to the conformity of Quantum’s consolidated financial statements with generally accepted accounting principles and as to the effectiveness of Quantum’s internal control over financial reporting.
The Audit Committee, after appropriate review and discussion, determined that it had fulfilled its responsibilities under its charter during Fiscal 2017. The Audit Committee has reviewed and discussed the Consolidated Financial Statements for Fiscal 2017 with management and the Company’s independent registered public accounting firm; and management represented to the Audit Committee that Quantum’s Consolidated Financial Statements were prepared in accordance with generally accepted accounting principles. This review included a discussion with management of the quality, not merely the acceptability, of Quantum’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in Quantum’s Consolidated Financial Statements. The Audit Committee discussed with the Company’s independent registered public accounting firm matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees. The Audit Committee received from the independent registered public accounting firm the written disclosures and the letter from the auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with the independent registered public accounting firm the independent accountant’s independence. In reliance on these views and discussions, and the report of the Company’s independent registered public accounting firm, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the audited Consolidated Financial Statements in Quantum’s Annual Report on Form 10-K for the year ended March 31, 2017, for filing with the SEC.
Submitted by the Audit Committee of the Board of Directors:
MEMBERS OF THE AUDIT COMMITTEE
Marc E. Rothman, Chair
Paul R. Auvil III
Raghavendra Rau
____________________

(1)
This report of the Audit Committee of the Board of Directors shall not be deemed “soliciting material,” nor is it to be deemed filed with the SEC, nor incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

AUDIT AND AUDIT-RELATED FEES
The following table shows the fees billed for various professional services by PricewaterhouseCoopers LLP for Fiscal 2017 and Fiscal 2016:

Amounts in thousands
	2017	2016
Audit Fees[1]	$1,213	$1,518
Audit-related Fees[2]	2	—
Tax Fees[3]	210	154
All Other Fees	—	—
Total	$1,425	$1,672

(1)
Audit Fees include the audit of Quantum’s annual financial statements, review of financial statements included in Quantum’s Quarterly Reports on Form 10-Q and services that are normally provided by the independent registered public accounting firm in connection with foreign statutory and regulatory filings or engagements for those fiscal years and include services in connection with assisting the Company in its compliance with its obligations under Section 404 of the Sarbanes-Oxley Act and related regulations. Audit fees also include advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, including the application of proposed accounting rules, statutory audits required by non-U.S. jurisdictions and discussions on internal control matters.

(2)
Audit-related fees include assurance and related services performed by PricewaterhouseCoopers LLC. pertaining to the performance of the audit of Quantum's annual financial statements. These services would include among others due diligence related to mergers and acquisitions, accounting consultations, internal control reviews and other non-statutory services related to accounting.

(3)
Tax Fees consists of professional services rendered by PricewaterhouseCoopers LLP for tax compliance and tax consulting. The tax compliance services principally include preparation and/or review of various tax returns, assistance with tax return supporting documentation and tax return audit assistance. The tax consulting services principally include advice regarding mergers and acquisitions, international tax structure and other strategic tax planning opportunities. All such services were approved by the Audit Committee.

In accordance with Audit Committee policy and the requirements of law, all services to be provided by the Company’s independent registered public accounting firm are pre-approved by the Audit Committee. This is to avoid potential conflicts of interest that could arise if the Company received specified non-audit services from its auditing firm. Annually, the Audit Committee pre-approves appropriate audit, audit-related and tax services which are listed on a general approval schedule that the Company’s independent registered public accounting firm may perform for the Company. Where such services are expected to require more than ten hours of such firm’s billable senior partner or the equivalent time, the Company must notify the Audit Committee of the auditing firm’s performance of such services. For all services to be performed by the Company’s independent registered public accounting firm that are not specified in the general pre-approval schedule, the Company must obtain specific engagement approval from the Audit Committee for such services in advance. The Audit Committee receives all notifications and requests relating to the independent registered public accounting firm’s performance of services for the Company. The Audit Committee will review and make changes to the services listed under the general approval schedule on an annual basis and otherwise from time to time as necessary.
In Fiscal 2017, the Company’s independent registered public accounting firm attended all meetings of the Audit Committee. The Audit Committee believes that the provision of services by the Company’s independent registered public accounting firm described above is compatible with maintaining such firm’s independence from the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Unless otherwise indicated, the following table sets forth as of June 30, 2017, certain information with respect to the beneficial ownership of the Company’s Common Stock by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, (ii) each of the Company’s directors, (iii) each of the named executive officers and (iv) all current directors and executive officers as a group. Unless otherwise indicated, the business address for the beneficial owners listed below is 224 Airport Parkway, Suite 550, San Jose, CA 95110. The following share data has been adjusted to reflect the 1-for-8 reverse stock split effective April 18, 2017.

Name	Number of Shares Beneficially Owned(1)		Approximate Percentage of Class(2)
5% or Greater Stockholders:
Starboard Value LP	3,637,961	(3)	10.67%
777 Third Avenue, 18th Floor
New York, NY 10017

VIEX Capital Advisors, LLC	3,691,465	(4)	10.83%
825 Third Avenue 33rd Floor
New York, NY 10022

Directors and Named Executive Officers:
Fuad Ahmad	22,323	(5)	*
Paul R. Auvil III	73,003	(6)	*
William C. Britts	155,503	(7)	*
Robert S. Clark	92,830	(8)	*
Jon W. Gacek	466,488	(9)	1.37%
Shawn D. Hall	89,718	(10)	*
Alex Pinchev	0	(11)	*
Gregg J. Powers	1,869,782	(12)	5.48%
Clifford Press	13,516	(13)	*
Raghavendra Rau	0	(14)	*
Marc E. Rothman	0	(15)	*
Adalio T. Sanchez	0	(16)	*
Christopher S. Willis	39,832	(17)	*
All current directors and executive officers as a group (14 persons)	2,915,113	(18)	8.55%

(*)	Less than 1%.
(1)
Except pursuant to applicable community property laws or as indicated in the footnotes to this table, to the Company’s knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such stockholder.

(2)
Applicable percentage ownership is based on 34,100,518 shares of Common Stock outstanding as of June 30, 2017. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Shares of Common Stock subject to options currently exercisable, or exercisable within 60 days after June 30, 2017, are considered beneficially owned by the holder, but such shares are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

(3)
Information is based on Schedules 13D/A filed with the Securities and Exchange Commission on January 26, 2016, April 6, 2016 and December 7, 2016 and on Forms 4 filed with the Securities and Exchange Commission on January 22, January 25, March 16, March 18, December 5 and December 7, 2016, respectively by Starboard Value LP and its affiliates. Starboard Value and Opportunity Master Fund Ltd. (“Starboard V&O Fund”) beneficially owns and has sole voting and dispositive power with respect to 2,258,629 shares, which includes 1,723,967 shares issuable upon the conversion of Quantum Corporation’s 4.50% convertible senior notes due November 2017 (the “Notes”). Starboard Value and Opportunity S LLC (“Starboard LLC”) beneficially owns and has sole voting and dispositive power with respect to 476,174 shares, which includes 356,329 shares issuable upon the conversion of the Notes. Starboard Value and Opportunity C LP (“Starboard Value C LP”) beneficially owns and has sole voting and dispositive power with respect to 158,183 shares, which includes 60,337 shares issuable upon the conversion of the Notes. Starboard Value R LP (“Starboard R LP”), as the general partner of Starboard C LP, and Starboard Value R GP LLC, as the general partner of Starboard R LP, may each be deemed to beneficially own and have sole voting and dispositive power with respect to the shares owned by Starboard C LP. 744,975 shares are held in an account managed by Starboard Value LP (the “Starboard Value LP Account”), which includes 557,452 shares issuable upon the conversion of the Notes. Each of Starboard Value LP, as the investment manager of Starboard V&O Fund, Starboard C LP and the Starboard Value LP Account, and as the manager of Starboard LLC, Starboard Value GP LLC (“Starboard Value GP”), as the general partner of Starboard Value LP, Starboard Principal Co LP (“Principal Co”), as a member of Starboard Value GP, and Starboard Principal Co GP LLC (“Principal GP”), as the general partner of Principal Co, may be deemed to beneficially own and have sole voting and dispositive power with respect to the aggregate of 3,637,961 shares owned by Starboard V&O Fund, Starboard LLC, Starboard C LP and held in the Starboard Value LP Account. Each of Messrs. Jeffrey C. Smith, Mark R. Mitchell and Peter A. Feld, as members of Principal GP and as members of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed to beneficially own and have shared voting and dispositive power with respect to the aggregate of 3,637,961 shares owned by Starboard V&O Fund, Starboard LLC, Starboard C LP and held in the Starboard Value LP Account. In addition, Mr. Smith beneficially owns 17,195 shares of Common Stock, granted to him as compensation for his services on Quantum’s board of directors.

(4)
Information is based on Schedules 13D and 13D/A filed with the Securities and Exchange Commission on December 28, 2015, January 21, 2016, February 2, 2016, April 28, 2016, June 2, 2016, June 7, 2016, September 27, 2016, December 6, 2016, February 2, 2017 and March 3, 2017 by VIEX Capital Advisors, LLC ("VIEX Capital"), VIEX Special Opportunities Fund III, LP ("VSO III") and their affiliates. VIEX Opportunities Fund, LP - Series One ("VIEX Series One") beneficially owns and has shared voting and dispositive power with respect to 925,983 shares. VIEX Opportunities Fund, LP - Series Two (VIEX Series Two") beneficially owns and has shared voting and dispositive power with respect to 176,648 shares. Each of VSO III and VIEX Special Opportunities GP III LLC, as the general partner of VSO III, beneficially own and have shared voting and dispositive power with respect to 2,588,833 shares. VIEX GP, LLC ("VIEX GP"), as the general partner of VIEX Series One and VIEX Series Two beneficially owns and has shared voting and dispositive power with respect to 1,102,632 shares. Each of VIEX Capital, as the investment manager of VIEX Series One and VIEX Series Two, and Eric Singer, as the managing member of VIEX GP and VIEX Capital, beneficially own and have shared voting and dispositive power with respect to 3,691,465 shares, which constitutes the shares owned by VIEX Series One, VIEX Series Two and VSO III. VSO III and its affiliates disclaim the beneficial ownership of the reported shares except to the extent of their pecuniary interest therein.

(5)	Represents 11,639 shares of Common Stock and 10,684 performance stock units that vested at June 30, 2017, or within sixty (60) days thereafter.
(6)	Represents shares of Common Stock
(7)	Represents 124,585 shares of Common Stock and 22,917 restricted stock units and 8,001 performance stock units will vested at June 30, 2017, or within sixty (60) days thereafter.
(8)	Represents 61,912 shares of Common Stock and 22,917 restricted stock units and 8,001 performance stock units will vested at June 30, 2017, or within sixty (60) days thereafter.
(9)
Represents 215,828 shares of Common Stock, 162,500 shares subject to Common Stock options exercisable at June 30, 2017, or within sixty (60) days thereafter, and 63,907 restricted stock units and 24,253 performance stock units will vested at June 30, 2017, or within sixty (60) days thereafter.

(10)	Represents 60,675 shares of Common Stock and 21,042 restricted stock units and 8,001 performance stock units will vested at June 30, 2017, or within sixty (60) days thereafter.
(11)	Mr. Pinchev was appointed to Quantum’s board of directors on May 31, 2017. None of his restricted stock units are vested at June 30, 2017, or within sixty (60) days thereafter.
(12)
As compensation for Mr. Powers’ services on Quantum’s board of directors, Quantum granted to Pelican Bay Holdings LLC 36,924 shares of Common Stock. Mr. Powers is the sole member of Pelican Bay Holdings LLC. Mr. Powers also owns 73,312 shares. In addition, Mr. Powers, the CEO and Portfolio Manager of PCM, holds shared voting and dispositive power with respect to 1,759,546 shares held in PCM managed accounts. Mr. Powers disclaims beneficial ownership for these shares, and PCM and Mr. Powers disclaim the existence of a group with respect to any third party.

(13)	Represents 11,562 shares of Common Stock and 1,954 restricted stock units that vested at June 30, 2017, or within sixty (60) days thereafter.
(14)	Mr. Rau joined the Quantum’s board of directors on March 31, 2017. None of his restricted stock units are vested at June 30, 2017, or within sixty (60) days thereafter.
(15)	Mr. Rothman was appointed to Quantum’s board of directors effective May 4, 2017. None of his restricted stock units are vested at June 30, 2017, or within sixty (60) days thereafter.
(16)	Mr. Sanchez was appointed to Quantum’s board of directors effective May 4, 2017. None of his restricted stock units are vested at June 30, 2017, or within sixty (60) days thereafter.
(17)	Represents 32,349 shares of Common Stock and 6,408 restricted stock units and 1,075 performance stock units will vested at June 30, 2017, or within sixty (60) days thereafter.
(18)
Represents 2,514,083 shares of Common Stock, 162,500 shares subject to Common Stock options vested or exercisable at June 30, 2017, or within sixty (60) days thereafter, and 163,154 restricted stock units and 75,376 performance stock units that vested at June 30, 2017, or within sixty (60) days thereafter.

TRANSACTIONS WITH RELATED PERSONS
The Company has entered into indemnification agreements with its executive officers, directors and certain significant employees containing provisions that are in some respects broader than the specific indemnification provisions contained in the General Corporation Law of the State of Delaware. These agreements provide, among other things, for indemnification of the executive officers, directors and certain significant employees in proceedings brought by third parties and in stockholder derivative suits. Each agreement also provides for advancement of expenses to the indemnified party.
The Company has entered into a change of control agreement and an agreement to advance legal fees with Geoffrey G. Stedman, Senior Vice President, StorNext Solutions and Donald E. Martella, Senior Vice President, Engineering. The material terms of these agreements are the same as for the Company’s named executive officers and are described above in the section entitled “Compensation Discussion and Analysis - Change of Control Severance Policy, Employment Agreements and Severance Agreements.”

The Company has entered into agreements with its non-employee directors whereby in the event that there is a “change of control” of the Company (which is defined in the agreements to include, among other things, a merger or sale of all or substantially all of the assets of the Company or a reconstitution of the Company’s Board) and, on or within 12 months of the change of control, the non-employee director’s performance of services as a Board member terminates other than as a result of death or Disability (as defined in the Agreement), then, to the extent that any portion of any equity-based compensation awards held by such Director is not vested at the time of termination, all such unvested awards will automatically vest.
Procedures for Reviewing and Approving Related Party Transactions
In accordance with the charter for the Audit Committee and with the Company’s restated and amended related party transaction policy, which was approved by the Board on August 9, 2016, our Audit Committee reviews and approves any proposed related party transactions. Any related party transaction will be disclosed in the applicable SEC filing as required by the rules of the SEC. For purposes of these procedures, “related party” and “related party transaction” have the meanings set forth in the Company’s related party transaction policy.
In addition, the Company’s Code of Business Conduct and Ethics (the “Code”) requires that the Company’s employees, officers and directors avoid conducting Company business with a relative or significant other, or with a business in which a relative or significant other is associated in any significant role unless disclosed to the Company’s ethics committee (which includes the General Counsel and the Vice President, Corporate Controller (the “Ethics Committee”)) and approved in advance by the Ethics Committee or the Audit Committee, as applicable.
COMMUNICATING WITH THE COMPANY
We have from time-to-time received calls from stockholders inquiring about the available means of communication with the Company. If you would like to receive information about the Company, without charge, you may use one of these convenient methods:

●	To reach Quantum Investor Relations, please call or send correspondence to: Brinlea Johnson or Allise Furlani Investor Relations The Blueshirt Group (212) 331-8433 ir@quantum.com
IT IS IMPORTANT THAT ALL PROXIES BE RETURNED PROMPTLY. THE BOARD OF DIRECTORS URGES YOU TO SIGN, DATE AND RETURN YOUR PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED OR VOTE VIA THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS PROVIDED ON THE NOTICE OF INTERNET AVAILABILITY. YOUR VOTE IS IMPORTANT NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS OF SHARES OF COMMON STOCK.
OTHER MATTERS
The Company knows of no other matters to be submitted at the Annual Meeting. Any proposal that a stockholder intends to submit for consideration at the Annual Meeting must be received by the Secretary of the Company within the time frames specified in the Company’s Bylaws and must include the information specified in the Bylaws. If any other matters properly come before the Meeting, it is the intention of the persons named in the form of proxy to vote the shares they represent as the Board of Directors may recommend.

By Order of the Board of Directors,

San Jose, California	Shawn D. Hall
July 12, 2017	Senior Vice President, General Counsel and Secretary

EXHIBIT A
Amendment to the Company’s 2012 Long-Term Incentive Plan

QUANTUM CORPORATION
2012 LONG-TERM INCENTIVE PLAN
(August 23, 2017 Amendment and Restatement)
1.Background and Purposes of the Plan. This amended and restated Plan is effective as of August 23, 2017, subject to approval by an affirmative vote of the holders of a majority of Shares that are present in person or by proxy and entitled to vote at the 2017 Annual Meeting of Stockholders of the Company. The Plan was formerly known as the 1993 Long-Term Incentive Plan.
The purposes of this Plan are:

•	to attract and retain the best available Employees, Directors and Consultants for positions of substantial responsibility,

•	to provide incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.
The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares.
2.Definitions. As used herein, the following definitions will apply:
(a)“Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.
(b)“Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.
(c)“Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.
(d)“Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.
(e)“Award Transfer Program” means any program instituted by the Administrator that would permit Participants the opportunity to transfer for value any outstanding Awards to a financial institution or other person or entity approved by the Administrator. A transfer for “value” shall not be deemed to occur under this Plan where an Award is transferred by a Participant not for consideration and for bona fide estate planning purposes to a trust or other entity approved by the Administrator and for the benefit of the Participant’s family.
(f)“Board” means the Board of Directors of the Company.
(g)“Change in Control” means the occurrence of any of the following events:
(i)A change in the ownership of the Company that occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company at the time of the acquisition of the additional stock will not be considered a Change in Control; or
(ii)A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
(iii)A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.
Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(h)“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
(i)“Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or a duly authorized committee of the Board, in accordance with Section 4 hereof.
(j)“Common Stock” means the common stock of the Company.
(k)“Company” means Quantum Corporation, a Delaware corporation, or any successor thereto.
(l)“Consultant” means any natural person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity in a capacity other than as an Employee or Director; provided, however, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S‑8 under the Securities Act of 1933, as amended.
(m)“Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.
(n)“Director” means a member of the Board.
(o)“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.
(p)“Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.
(q)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(r)“Exchange Program” means a program under which (i) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to participate in an Award Transfer Program, and/or (iii) the exercise price of an outstanding Award is reduced (for example, the downward “repricing” of an underwater stock option). The term Exchange Program excludes any action permitted under Section 13. The Administrator will determine the terms and conditions of any Exchange Program in its discretion, but only to the extent permitted by an amendment to the Plan that is approved by the Company’s stockholders.
(s)“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
(i)If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
(ii)If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or
(iii)In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.
(t)“Fiscal Year” means the fiscal year of the Company.
(u)“Full Value Awards” means Awards of Restricted Stock, Restricted Stock Units, and Performance Shares.
(v)“Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
(w)“Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.
(x)“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
(y)“Option” means a stock option granted pursuant to the Plan.
(z)“Outside Director” means a Director who is not an Employee or Consultant.
(aa)“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
(ab)“Participant” means the holder of an outstanding Award.

(ac)“Performance-Based Award” means any Award that is subject to the terms and conditions set forth in Section 10 of the Plan. All Performance-Based Awards are intended to qualify as qualified performance-based compensation under Section 162(m) of the Code.
(ad)“Performance Goals” means the goal(s) (or combined goal(s)) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Administrator, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) cash flow, (b) customer satisfaction, (c) earnings per share, (d) expense control, (e) margin, (f) market share, (g) operating profit, (h) product development and/or quality, (i) profit, (j) return on capital, (k) return on equity, (l) revenue and (m) total shareholder return. Any Performance Goal used may be measured (1) in absolute terms, (2) in combination with another Performance Goal or Goals (for example, but not by way of limitation, as a ratio or matrix), (3) in relative terms (including, but not limited to, as compared to results for other periods of time, against financial metrics, and/or against another company, companies or an index or indices), (4) on a per-share or per-capita basis, (5) against the performance of the Company as a whole or a specific business unit(s), business segment(s) or product(s) of the Company, and/or (6) on a pre-tax or after-tax basis. Prior to the Determination Date, the Committee, in its discretion, will determine whether any significant element(s) or item(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participants (for example, but not by way of limitation, the effect of mergers and acquisitions). As determined in the discretion of the Committee prior to the Determination Date, achievement of Performance Goals for a particular Award may be calculated in accordance with the Company’s financial statements, prepared in accordance with generally accepted accounting principles, or as adjusted for certain costs, expenses, gains and losses to provide non-GAAP measures of operating results.
(ae)Performance Period” means any Fiscal Year (or period of four (4) consecutive fiscal quarters) or such longer period as determined by the Administrator in its sole discretion during which the performance objectives must be met.
(af)“Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 10 of the Plan.
(ag)“Performance Unit” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10 of the Plan.
(ah)“Period of Restriction” means the period during which Restricted Stock Units, Performance Shares, Performance Units and/or the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, continued service, the achievement of target levels of performance, the achievement of Performance Goals, or the occurrence of other events as determined by the Administrator. Notwithstanding any contrary provision of the Plan (but subject to the following sentence), the Period of Restriction for such an Award shall expire in full no earlier than (a) the third (3rd) annual anniversary of the grant date if the vesting period expires solely as the result of continued employment or service, and (b) the first (1st) annual anniversary of the grant date if expiration of the vesting period is conditioned on achievement of performance objectives and does not expire solely as the result of continued employment or service. The preceding minimum vesting periods shall not apply with respect to Awards to Directors, or to an Award if determined by the Administrator (in its discretion): (a) due to death, Disability, or major capital change, or (b) with respect to Awards other than Options and SARs covering, in the aggregate, no more than five percent (5%) of the shares reserved for issuance under the Plan.
(ai)“Plan” means this 2012 Long-Term Incentive Plan.
(aj)“Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.
(ak)“Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8 of the Plan. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.
(al)“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.
(am)“Section 16(b)” means Section 16(b) of the Exchange Act.
(an)“Section 409A” means Section 409A of the Code, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.
(ao)“Service Provider” means an Employee, Director or Consultant.
(ap)“Share” means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.
(aq)“Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 of the Plan is designated as a Stock Appreciation Right.
(ar)“Subsidiary” means a “subsidiary corporation or company,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
3.Stock Subject to the Plan.
(a)Stock Subject to the Plan. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan shall equal 6,768,750 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.
(b)Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to or repurchased by the Company due to failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares), which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Upon exercise of a Stock Appreciation Right settled in Shares, the gross number of Shares covered by the portion of the Award so exercised, whether or not actually issued pursuant to such exercise will cease to be available under the Plan. Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price or purchase price of an Award will not become available for future grant or sale under the Plan. Shares used to satisfy the tax withholding obligations related to  Restricted Stock awards, Restricted Stock units, Performance Units or Performance Shares will become available for future grant or sale under the Plan.  Shares used to satisfy the tax withholding obligations under an Option or Stock Appreciation Right will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Shares purchased in the open market with proceeds from option exercises will not be added to the Share reserve under the Plan. Notwithstanding anything in the Plan or any Award Agreement to the contrary, Shares actually issued pursuant to Awards transferred under any Award Transfer Program will not be again available for grant under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 13 of the Plan, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a) of the Plan, plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to this Section 3(b).
(c)Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.
4.Administration of the Plan.
(a)Procedure.
(i)Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.
(ii)Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two (2) or more “outside directors” within the meaning of Section 162(m) of the Code.
(iii)Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.
(iv)Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.
(v)Delegation of Authority for Day-to-Day Administration. Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan. Such delegation may be revoked at any time.
(b)Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:
(i)to determine the Fair Market Value;
(ii)to select the Service Providers to whom Awards may be granted hereunder;
(iii)to determine the number of Shares to be covered by each Award granted hereunder (subject to the provisions of the Plan);
(iv)to approve forms of Award Agreements for use under the Plan;
(v)to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction, limitation or requirement regarding any Award or the Shares covered thereby (for example, but not by way of limitation, any holding period or ownership requirement), based in each case on such factors as the Administrator (in its discretion) shall determine;
(vi)to determine the terms and conditions of any Exchange Program and/or Award Transfer Program and with the consent of the Company’s stockholders, to institute an Exchange Program and/or Award Transfer Program (provided that the Administrator may not implement an Exchange Program and/or Award Transfer Program without first receiving the consent of the Company’s stockholders to an amendment to the Plan that expressly permits the Exchange Program or Award Transfer Program);
(vii)to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;
(viii)to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying or facilitating compliance with applicable foreign laws and/or for qualifying for favorable tax treatment under applicable foreign laws;
(ix)to modify or amend each Award (subject to Section 18 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 6(b) of the Plan regarding Incentive Stock Options);
(x)to allow Participants to satisfy withholding tax obligations in such manner as prescribed in Section 14 of the Plan;
(xi)to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator pursuant to such procedures as the Administrator may determine;
(xii)to allow a Participant, in compliance with all Applicable Laws including, but not limited to, Section 409A, to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and
(xiii)to determine whether Awards will be settled in Shares, cash or in any combination thereof;
(xiv)to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy, and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers;
(xv)to require that the Participant’s rights, payments and benefits with respect to an Award (including amounts received upon the settlement or exercise of an Award) shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award, as may be specified in an Award Agreement at the time of the Award, or later if (A) Applicable Laws require the Company to adopt a policy requiring such reduction, cancellation, forfeiture or recoupment, or (B) pursuant to an amendment of an outstanding Award; and
(xvi)to make all other determinations deemed necessary or advisable for administering the Plan.
(c)Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards and shall be given the maximum deference permitted by law.
(d)Fiscal Year Limit on Outside Director Awards. No Outside Director may be granted, in any Fiscal Year, Awards (the value of which will be based on their grant date fair value determined in accordance with generally accepted accounting principles) which, in the aggregate, exceed $500,000, provided that such amount is increased to $750,000 in the Fiscal Year of his or her initial service as an Outside Director. Any Awards or other compensation provided to an individual for his or her services as an Employee, or for his or her services as a Consultant other than as an Outside Director, will be excluded for purposes of applying the preceding limit.
5.Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.
6.Stock Options.
(a)Limitations.
(i)Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.
(ii)The Administrator will have complete discretion to determine the number of Shares subject to an Option granted to any Service Provider, provided that, subject to Section 13, during any Fiscal Year, no Employee or Consultant may be granted Options and/or SARs covering more than a total of 1,000,000 Shares, except that during the Fiscal Year in which a Participant first becomes an Employee or Consultant, the Participant may be granted Options and/or SARs covering up to a total of an additional 1,000,000 Shares. (The grant limit for Outside Directors is in Section 4(d).)
(b)Term of Option. The term of each Incentive Stock Option or Nonstatutory Stock Option will be stated in the Award Agreement; provided, however, that the term will be no more than seven (7) years from the date of grant hereof. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.
(c)Option Exercise Price and Consideration.
(i)Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:
(1)In the case of an Incentive Stock Option
(A)    granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.
(B)    granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.
(2)In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.
(3)Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.
(ii)Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.
(iii)Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of, without limitation: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a cashless exercise program (whether through a broker, net exercise program or otherwise) implemented by the Company in connection with the Plan; (6) by reduction in the amount of any Company liability to the Participant, (7) by net exercise; (8) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (9) any combination of the foregoing methods of payment.
(d)Exercise of Option.
(i)Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.
An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13 of the Plan.
Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.
(ii)Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will be forfeited and revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Award Agreement, this Plan or the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
(iii)Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will be forfeited and revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
(iv)Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such designation has been permitted by the Administrator and provided a beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If a beneficiary designation has not been permitted by the Administrator or if no beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will be forfeited and immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
7.Restricted Stock.
(a)Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine; provided, that, subject to the provisions of Section 13 of the Plan, during any Fiscal Year, no Employee or Consultant may be granted Full Value Awards covering more than 750,000 Shares, except that during the Fiscal Year in which a Participant first becomes an Employee or Consultant, the Participant may be granted Full Value Awards covering up to a total of an additional 750,000 Shares. (The grant limit for Outside Directors is in Section 4(d).)
(b)Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.
(c)Transferability. Except as provided in this Section 7 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.
(d)Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(i)General Restrictions. The Administrator may set restrictions based upon continued employment or service, the achievement of specific performance objectives (Company-wide, departmental, divisional, business unit, or individual), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.
(ii)Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Administrator on or before the Determination Date. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock under Section 162(m) of the Code (e.g., in determining the Performance Goals and certifying in writing whether the applicable Performance Goals have been achieved after the completion of the applicable Performance Period).
(e)Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.
(f)Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.
(g)Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.
(h)Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and, subject to Section 3, again will become available for grant under the Plan.
8.Restricted Stock Units.
(a)Grant. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Restricted Stock Units to Service Providers in such amounts as the Administrator, in its sole discretion, will determine; provided, that, subject to the provisions of Section 13 of the Plan, during any Fiscal Year, no Employee or Consultant may be granted Full Value Awards covering more than 750,000 Shares, except that during the Fiscal Year in which a Participant first becomes an Employee or Consultant, the Participant may be granted Full Value Awards covering up to a total of an additional 750,000 Shares. (The grant limit for Outside Directors is in Section 4(d).) After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.
(b)Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant.
(i)General Restrictions. The Administrator may set vesting criteria based upon continued employment or service, the achievement of specific performance objectives (Company-wide, departmental, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion.
(ii)Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Administrator on or before the Determination Date. In granting Restricted Stock Units that are intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock Units under Section 162(m) of the Code (e.g., in determining the Performance Goals and certifying in writing whether the applicable Performance Goals have been achieved after the completion of the applicable Performance Period).
(c)Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.
(d)Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement; provided, however, that the timing of payment shall in all cases comply with Section 409A to the extent applicable to the Award. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.
(e)Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company and, subject to Section 3 of the Plan, again will become available for grant under the Plan.
9.Stock Appreciation Rights.
(a)Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.
(b)Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider, provided that, subject to the provisions of Section 13, during any Fiscal Year, no Employee or Consultant may be granted SARs and/or Options covering more than a total of 1,000,000 Shares, except that during the Fiscal Year in which a Participant first becomes an Employee or Consultant, the Participant may be granted SARs and/or Options covering up to a total of an additional 1,000,000 Shares. (The grant limit for Outside Directors is in Section 4(d).)
(c)Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market

Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.
(d)Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.
(e)Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(b) of the Plan relating to the maximum term and Section 6(d) of the Plan relating to exercise also will apply to Stock Appreciation Rights.
(f)Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:
(i)The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times
(ii)The number of Shares with respect to which the Stock Appreciation Right is exercised.
At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.
10.Performance Units and Performance Shares.
(a)Grant of Performance Units/Shares. Subject to the terms and conditions of the Plan, Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant; provided, that subject to the provisions of Section 13 of the Plan, during any Fiscal Year, no Employee or Consultant (a) may be granted Full Value Awards covering more than 750,000 Shares, except that during the Fiscal Year in which a Participant first becomes an Employee or Consultant, the Participant may be granted Full Value Awards covering up to a total of an additional 750,000 Shares, and (b) will receive Performance Units having an initial value greater than $10,000,000; provided, however, that in the Fiscal Year in which his or her service as an Employee or Consultant first commences, the Participant may be granted additional Performance Units having a value no greater than $10,000,000. (The grant limit for Outside Directors is in Section 4(d).)
(b)Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.
(c)Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine.
(i)General Restrictions. The Administrator may set vesting criteria based upon continued employment or service, the achievement of specific performance objectives (Company-wide, departmental, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion.
(ii)Section 162(m) Performance Restrictions. For purposes of qualifying grants of Performance Shares and/or Performance Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Administrator on or before the Determination Date. In granting Performance Shares and/or Performance Units that are intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Performance Shares and/or Performance Units under Section 162(m) of the Code (e.g., in determining the Performance Goals and certifying in writing whether the applicable Performance Goals have been achieved after the completion of the applicable Performance Period).
(d)Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.
(e)Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period or as otherwise determined by the Administrator; provided, however, that the timing of payment shall in all cases comply with Section 409A to the extent applicable to the Award. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof. No right to receive any ordinary cash dividends will exist with respect to any unvested Shares under the Performance Units/Shares. In the event of any extraordinary cash dividend payable with respect to Shares, the extraordinary cash dividends payable with respect to the unvested Shares under the Performance Units/Shares, if any (as determined in accordance with Section 13 and/or other applicable provisions of the Plan), will be subject to the same restrictions on vesting, transferability and forfeitability as the Shares subject to the Performance Shares/Units with respect to which the dividends are payable.

(f)Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and, subject to Section 3 of the Plan, again will be available for grant under the Plan.
11.Leaves of Absence/Transfer Between Locations. If determined by the Administrator (in its discretion and on a case-by-case basis) or as otherwise required by Applicable Law, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence, such that vesting shall cease on the first day of any unpaid leave of absence and shall only recommence upon return to active service. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.
12.Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate. Notwithstanding anything to the contrary in the Plan, in no event will the Administrator have the right to determine and implement the terms and conditions of any Award Transfer Program without stockholder approval.
13.Adjustments; Dissolution or Liquidation; Merger or Change in Control.
(a)Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, the numerical Share limits in Section 3 of the Plan and the per person numerical Share limits in Sections 6(a), 7(a), 8(a), 9(b) and 10(a) of the Plan. Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number. Also, for the avoidance of doubt and notwithstanding any contrary provision of the Plan, adjustments to Awards and the grant of new Awards (including, but not limited to, substitute Awards) under this Section 13 will not count against the per person numerical Share or dollar limits under the Plan (including, but not limited to, the Sections referenced above).
(b)Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised (with respect to an Option or SAR) or vested (with respect to an Award other than an Option or SAR), an Award will terminate immediately prior to the consummation of such proposed action.
(c)Merger or Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Administrator will not be required to treat all Awards similarly in the transaction.
In the event that the successor corporation does not assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a merger or Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.
For the purposes of this subsection (c), an Award will be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the transaction, the consideration (whether stock, cash, or other securities or property) received in the transaction by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the transaction is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the transaction.
Notwithstanding anything in this Section 13(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-transaction corporate structure will not be deemed to invalidate an otherwise valid Award assumption.
(d)Outside Director Awards. With respect to Awards granted to an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.
14.Tax.
(a)Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligations are due, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligations) required to be withheld with respect to such Award (or exercise thereof).
(b)Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligations, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld or such other amount as will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion, or (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld or such other amount as will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.
(c)Compliance With Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. Each payment or benefit under this Plan and under each Award Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Plan, each Award and each Award Agreement under the Plan is intended to be exempt from or otherwise meet the requirements of Section 409A and will be construed and interpreted, including but not limited with respect to ambiguities and/or ambiguous terms, in accordance with such intent, except as otherwise specifically determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A.
15.No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.
16.Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.
17.Term of Plan. Subject to Section 23 of the Plan, the Plan will become effective upon its approval by the Company’s stockholders. It will continue in effect for a term of ten (10) years from the date of the initial Board action to adopt the Plan unless terminated earlier under Section 18 of the Plan.
18.Amendment and Termination of the Plan.
(a)Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.
(b)Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.
(c)Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.
19.Compliance with Applicable Laws. The terms of the Plan are subject to Applicable Laws and shall be interpreted in such a manner as to comply with Applicable Laws.
20.Conditions Upon Issuance of Shares.
(a)Legal Compliance. The granting of Awards and the issuance and delivery of Shares under the Plan shall be subject to all Applicable Laws, rule and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Shares will not be issued pursuant to the exercise or vesting of an Award and the Company may not permit the exercise or vesting of an Award unless the exercise or vesting of such Award and the issuance and delivery of such Shares will comply with Applicable Laws, rules and regulations and will be further subject to the approval of counsel for the Company with respect to such compliance.
(b)Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
21.Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Awards and/or Shares under any state, federal or foreign law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the grant, exercise or vesting of Awards or the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to grant Awards, to allow exercise or vesting of Awards or to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.
22.Forfeiture Events. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, fraud, breach of a fiduciary duty, restatement of financial statements as a result of fraud or willful errors or omissions, termination of employment for cause, violation of material Company and/or Subsidiary policies, breach of non-competition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Subsidiaries. The Administrator may also require the application of this Section with respect to any Award previously granted to a Participant even without any specified terms being included in any applicable Award Agreement to the extent required under Applicable Laws.
Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

EXHIBIT B

QUANTUM CORPORATION
EXECUTIVE OFFICER INCENTIVE PLAN
August 23, 2017 Restatement
SECTION 1.
BACKGROUND AND PURPOSE
1.1 Effective Date
Quantum Corporation Executive Officer Incentive Plan (the "Plan"), which was adopted by the Company effective as of April 1, 2001, was last approved by the Company’s stockholders at the 2012 Annual Meeting of Stockholders of the Company, is hereby further amended and restated effective as of August 23, 2017.
1.2 Purpose of the Plan
The Plan is intended to increase stockholder value and the success of the Company by motivating key executives (1) to perform to the best of their abilities, and (2) to achieve the Company’s objectives. The Plan’s goals are to be achieved by providing participants with the opportunity to earn with incentive awards for the achievement of goals relating to the performance of the Company. The Plan is intended to permit the payment of awards that qualify as performance-based compensation under Section 162(m) of the Code.
SECTION 2.
DEFINITIONS
The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:
2.1 “1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
2.2 “Actual Award” means as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period. Each Actual Award is determined by the Payout Formula for the Performance Period, subject to the Committee’s authority under Section 3.6 to reduce or eliminate the award otherwise determined by the Payout Formula.
2.3 “Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.
2.4 “Board” means the Board of Directors of the Company.
2.5 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
2.6 “Committee” means the committee appointed by the Board (pursuant to Section 5.1) to administer the Plan.
2.7 “Company” means Quantum Corporation, a Delaware corporation, or any successor thereto.
2.8 “Determination Date” means the latest possible date that will not jeopardize a Target Award or Actual Award’s qualification as performance-based compensation under Section 162(m) of the Code.
2.9 “Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.
2.10 “Fiscal Quarter” means a fiscal quarter of the Company.
2.11 “Fiscal Year” means the fiscal year of the Company.
2.12 “Participant” means as to any Performance Period, an Employee who has been selected by the Committee for participation in the Plan for that Performance Period.
2.13 “Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3.4 in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.
2.14 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant for a Target Award for a Performance Period. As determined by the Committee, the Performance Goals for any Target Award applicable to a Participant may provide for a targeted level or levels of achievement using one or more of the following measures: (a) cash flow, (b) customer satisfaction, (c) earnings per share, (d) expense control, (e) margin, (f) market share, (g) operating profit, (h) product development and/or quality, (i) profit, (j) return on capital, (k) return on equity, (l) revenue and (m) total shareholder return. Performance Goals may differ from Participant to Participant, Performance Period to Performance Period and from award to award. Any Performance Goal used may be measured (1) in absolute terms, (2) in combination with another Performance Goal or Goals (for example, but not by way of limitation, as a ratio or matrix), (3) in relative terms (including, but not limited to, as compared to results for other periods of time, against other objective metrics and/or against another company, companies or an index or indices), (4) with respect to equity, assets or human resources of the Company, including, for example, on a per-share or per-capita basis, (5) against the performance of the Company as a whole or a specific business unit(s), business segment(s) or product(s) of the Company, (6) on a pre-tax or after-tax basis, and/or (7) GAAP (generally accepted accounting principles) or non-GAAP basis. Prior to the Determination Date, the Committee, in its discretion, will determine whether any significant element(s) or item(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participants (for example, but not by way of limitation, the effect of mergers and acquisitions), dispositions, litigation, restructuring or reorganization programs, and/or change in tax or other laws). As determined in the discretion of the Committee prior to the Determination Date, achievement of Performance Goals for any particular Target Award may be calculated in accordance with the Company’s financial statements, prepared in accordance with generally accepted accounting principles, or as adjusted for certain costs, expenses, gains and losses to provide non-GAAP measures of operating results.
2.15 “Performance Period” means any Fiscal Year (or period of four (4) consecutive Fiscal Quarters) or such other period longer or shorter than a Fiscal Year but not shorter than one (1) Fiscal Quarter or longer than three Fiscal Years (or period of twelve (12) consecutive Fiscal Quarters), as determined by the Committee in its sole discretion.
2.16 “Plan” means the Quantum Corporation Executive Officer Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.
2.17 “Shares” means shares of the Company’s common stock.
2.18 “Target Award” means the target award payable under the Plan to a Participant for the Performance Period as determined by the Committee in accordance with Section 3.3.

SECTION 3.
SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS
3.1 Selection of Participants
The Committee, in its sole discretion, shall select the Employees who shall be Participants for any Performance Period. The Committee, in its sole discretion, also may designate as Participants one or more individuals (by name or position) who are expected to become Employees during a Performance Period. Participation in the Plan is in the sole discretion of the Committee, and shall be determined on a Performance Period by Performance Period basis. Accordingly, an Employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period.
3.2 Determination of Performance Goals
The Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing. The Performance Goals may differ from Participant to Participant and from award to award. The Committee shall also determine and set forth in writing whether any significant elements shall be included in or excluded from the calculation of any Performance Goal with respect to any Participants, including (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles.
3.3 Determination of Target Awards
The Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing. The Target Award may be determined by reference to a formula, a percentage of base salary, or a fixed dollar amount.
3.4 Determination of Payout Formula or Formulae
The Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved at the predetermined level, and (d) provide for the payment of an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, no Participant’s Actual Award(s) under the Plan may, for any period of three (3) consecutive Fiscal Years, exceed $15,000,000.
3.5 Date for Determinations
The Committee shall make all determinations under Section 3.1 through 3.4 on or before the latest possible date that will not jeopardize a Target Award or Actual Award’s intended qualification as performance-based compensation under Section 162(m) of the Code. For Fiscal Year Performance Periods, such date is expected to be the earlier of (i) 90 days after the commencement of each Performance Period, or (ii) the expiration of 25% of the Performance Period.
3.6 Determination of Actual Awards
After the end of each Performance Period, the Committee shall certify in writing (for example, in its meeting minutes) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded, as determined by the Committee.

The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance which has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may (a) eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula, and (b) determine what Actual Award, if any, will be paid in the event of a Termination of Service prior to the end of the Performance Period or payment of an Actual Award.
SECTION 4.
PAYMENT OF AWARDS
4.1 Right to Receive Payment
Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.
4.2 Timing of Payment
Payment of each Actual Award shall be made as soon as practicable, but no later than two and one-half months after the end of the Performance Period during which the Actual Award was earned. Notwithstanding the preceding, if it is impossible or infeasible for the Committee to certify the results for a Performance Period under Section 3.6 before the standard payment deadline described in the preceding sentence (for example, but not by way of limitation, due to the unavailability of financial information), the payment deadline shall be extended until thirty (30) days after certification, subject to the following: (a) the Company and the Committee must have used their good faith reasonable efforts to cause certification to occur before the standard payment deadline, (b) the Committee must certify the results as soon as administratively practicable, and (c) notwithstanding any contrary provision of the Plan, payment will be made only to Participants who do not incur a Termination of Employment before the date on which the Actual Award is paid.
4.3 Form of Payment
Each Actual Award shall be paid in cash (or its equivalent) or Shares in a single lump sum, except as otherwise determined by the Committee, in its sole discretion. To the extent an Actual Award, in whole or in part, is payable in Shares, such Shares shall be granted under the Company’s 2012 Long-Term Incentive Plan or such other shareholder approved plan of the Company providing for payment of Shares as the Committee may determine. If (a) an Actual Award is paid in Shares or (b) a Target Award denominated in Shares is paid in cash, the number of Shares to be determined shall be determined by dividing the cash amount otherwise payable by the closing per share selling price for Shares as quoted on the New York Stock Exchange on the date payment of the Actual Award is to be made.
4.4 Recoupment of Awards
Notwithstanding any contrary provision of this Plan, a Participant’s rights with respect to any Actual Award hereunder shall be subject to the Company’s clawback policy as may be established and/or amended from time to time (the “Clawback Policy”). The Board or the Committee may require the Participant to forfeit, return, or reimburse the Company for, all or a portion of any Actual Award paid to the Participant pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with applicable laws (including, without limitation, Section 10D of the 1934 Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission).
Any recoupment of an Actual Award made with respect to a Participant may be in addition to any other remedies that may be available to the Company under applicable law, including disciplinary actions up to and including termination of employment.
4.5 Payment in the Event of Death
If a Participant dies prior to the payment of an Actual Award earned by him or her prior to death for a prior Performance Period, the Award shall be paid to administrator or representative of his or her estate, except as provided in Section 6.6.
SECTION 5.
ADMINISTRATION
5.1 Committee is the Administrator
The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) members of the Board. The members of the Committee shall be appointed from time to time by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as an “outside director” under Section 162(m) of the Code. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify. Unless otherwise determined by the Board, the Plan shall be administered by the Compensation Committee of the Board.
5.2 Committee Authority
It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees shall be granted awards, (b) prescribe the terms and conditions of awards, (c) interpret the Plan and the awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules.

5.3 Decisions Binding
All interpretations, determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.
5.4 Delegation by the Committee
The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may delegate its authority and powers only to the extent consistent with applicable laws (including the provisions of Section 162(m) of the Code to the extent applicable) and the rules and regulations of the principal securities market on which the Company’s securities are listed or qualified for trading.
SECTION 6.
GENERAL PROVISIONS
6.1 Tax Withholding
The Company (or an Affiliate) shall withhold all applicable taxes and any other required amounts from any Actual Award, including any federal, state, local and other taxes (including, but not limited to, the Participant’s FICA and SDI obligations).
6.2 No Effect on Employment or Service
Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a termination of employment or service. Employment with the Company and its Affiliates is on an at-will basis only. The Company and its Affiliates expressly reserve the right, which may be exercised at any time and without regard to when during a Performance Period such exercise occurs, to terminate any individual’s employment or service with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.
6.3 Participation
No Employee shall have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award. Participation in the Plan shall not give any Employee the right to participate in any other compensation plan or arrangement of the Company.
6.4 Indemnification
Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.
6.5 Successors
All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.
6.6 Beneficiary Designations
a. Designation. Each Participant may, pursuant to such uniform and nondiscriminatory procedures as the Committee may specify from time to time, designate one or more beneficiaries to receive any Actual Award payable to the Participant at the time of his or her death. Notwithstanding any contrary provision of this Section 6.6 shall be operative only after (and for so long as) the Committee determines (on a uniform and nondiscriminatory basis) to permit the designation of beneficiaries.
b. Changes. A Participant may designate different beneficiaries (or may revoke a prior beneficiary designation) at any time by delivering a new designation (or revocation of a prior designation) in like manner. Any designation or revocation shall be effective only if it is received by the Committee. However, when so received, the designation or revocation shall be effective as of the date the designation or revocation is executed (whether or not the Participant still is living), but without prejudice to the Committee on account of any payment made before the change is recorded. The last effective designation received by the Committee shall supersede all prior designations.
c. Failed Designation. If the Committee does not make this Section 6.6 operative or if Participant dies without having effectively designated a beneficiary, the Participant’s Account shall be payable to the general beneficiary shown on the records of the Employer. If no beneficiary survives the Participant, the Participant’s Account shall be payable to his or her estate.

6.7 Nontransferability of Awards
No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 6.6. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.
6.8 Deferrals
The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash or Shares that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion and shall be under a plan or arrangement consistent with the requirements of Section 409A of the Code.
6.9 Section 409A
Except to the limited extent provided in Section 6.8, it is intended that all bonuses payable under this Plan will be exempt from the requirements of Section 409A pursuant to the “short-term deferral” exemption or, in the alternative, will comply with the requirements of Section 409A so that none of the payments and benefits to be provided under this Plan will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein shall be interpreted to so comply or be exempt. Each payment and benefit payable under this Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company may, in good faith and without the consent of any Participant, make any amendments to this Plan and take such reasonable actions which it deems necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to the Participant. In no event will the Company reimburse any Participant for any taxes or costs that may be imposed on or incurred by the Participant as a result of Section 409A. For purposes of the Plan, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and any final Treasury Regulations or other Internal Revenue Service guidance thereunder, as each may be amended from time to time.
SECTION 7.
AMENDMENT, TERMINATION AND DURATION
7.1 Amendment, Suspension or Termination
The Board or the Committee, each in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Target Award theretofore granted to such Participant. No award may be granted during any period of suspension or after termination of the Plan.
7.2 Duration of the Plan
The Plan shall commence on the date specified herein, and subject to Section 7.1 (regarding the Board’s or the Committee’s right to amend or terminate the Plan), shall remain in effect thereafter.
SECTION 8.
LEGAL CONSTRUCTION
8.1 Gender and Number
Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.
8.2 Severability
In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
8.3 Requirements of Law
The granting of awards under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
8.4 Governing Law
The Plan and all awards shall be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions.
8.5 Captions
Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

QUANTUM CORPORATION
224 AIRPORT PARKWAY, SUITE 550
SAN JOSE, CA 95110
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your Notice or proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your Notice or proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

Proxy Card

QUANTUM CORPORATION
The Board of Directors
Recommends a Vote "For" each of the Nominees named in Proposal 1

Vote on Directors
1.	Proposal to elect to the Board of Directors.		For	Against	Abstain
	01)	Paul R. Auvil III	☐	☐	☐
	02)	Alex Pinchev	☐	☐	☐
	03)	Gregg J. Powers	☐	☐	☐
	04)	Clifford Press	☐	☐	☐
	05)	Raghavendra Rau	☐	☐	☐
	06)	Marc E. Rothman	☐	☐	☐
	07)	Adalio T. Sanchez	☐	☐	☐

The Board of Directors Recommends a
Vote "For" Proposals 2, 3, 4 , 5, and 6		For	Against	Abstain

2.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending March 31, 2018.	☐	☐	☐

3.	Proposal to adopt a resolution approving, on an advisory basis, the compensation of the Company's named executive officers.	☐	☐	☐

4.	Proposal to approve and ratify an amendment to the Company's 2012 Long-Term Incentive Plan.	☐	☐	☐

5.	Proposal to approve and ratify an amendment to the Company’s Executive Officer Incentive Plan.	☐	☐	☐

6.	Proposal to adopt an amendment to the Company's Certificate of Incorporation to effect a reduction in the number of authorized shares of common stock.	☐	☐	☐

Unless otherwise specified, this proxy authorizes the proxies named on the reverse side to cumulate votes that the undersigned is entitled to cast at the annual meeting in connection with the election of directors and allocate them among director nominees for which you do not vote "Against" or "Abstain." To provide specific directions with regard to cumulative voting, including to direct that the proxy holders cumulate votes with respect to a specific board nominee or nominees as explained in the proxy statement or to withhold authority to cumulate votes, mark the box to the right and write your instructions. If you wish to direct that the proxy holders cumulate votes with respect to a specific Board nominee or nominees, please indicate the name(s) and number of votes to be given to such Board nominee. You may not cumulate votes "Against" a nominee.

☐
CUMULATE

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR each of the nominees named in proposal 1 and FOR proposals 2, 3, 4, 5, and 6. If any other matters properly come before the meeting or any adjournment thereof, the persons named in this proxy are authorized to vote in their discretion.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If the signer is a corporation or partnership, please sign in full corporate or partnership name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners), Title	Date

(See Reverse Side)

Proxy Card	QUANTUM CORPORATION Annual Meeting of Stockholders—August 23, 2017 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
The undersigned stockholder(s) of Quantum Corporation, a Delaware Corporation, hereby acknowledge(s) receipt of the Proxy Statement dated July 12, 2017, and hereby appoint(s) Jon W. Gacek and Shawn D. Hall, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Quantum Corporation, to be held on August 23, 2017 8 a.m., Pacific Daylight Time, at 1731 Technology Drive, Suite 230, San Jose, CA 95110, and at any adjournments or postponements thereof, and to vote (including cumulatively, if required) all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side.
In accordance with the discretion and at the instruction of the Board of Directors, the proxy holder is authorized to act upon all matters incident to the conduct of the meeting and upon other matters that properly come before the meeting subject to the conditions described in Quantum’s Proxy Statement concerning the Annual Meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. Where no direction is given, except in the case of broker non-votes, the shares represented by this proxy will be voted in accordance with the Board of Directors’ (or an authorized committee thereof) recommendations. Unless you specifically instruct otherwise, this proxy confers discretionary authority to cumulate votes for any or all of the nominees for election of directors except for nominees for whom you have voted "Against" or "Abstain", in accordance with the instruction of the Board of Directors. At the Annual Meeting, unless you specifically instruct otherwise, the Board of Directors will instruct the proxy holders to cast the votes as to which voting authority has been granted so as to provide for the election of the maximum number of the Company's director nominees, and will provide instructions as to the order of priority of our nominees in the event that fewer than all of our nominees are elected. If any nominee named on the reverse side for good cause will not serve or is unable to serve as a director, the persons named as proxies shall have the authority to vote for any other person who may be nominated at the instruction and discretion of the Board of Directors or an authorized committee thereof.
PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED
ENVELOPE. (Continued, and to be signed and dated, on the reverse side.)